Filed Pursuant to Rule 424(b)(3)

Registration Statement 333-121109

Prospectus

Offer to Exchange all Outstanding

7% Series L Senior Notes due 2012

for

7% Series M Senior Notes due 2012

of

HOST MARRIOTT, L.P.

We are offering to exchange all of our outstanding 7% Series L senior notes for our 7% Series M senior notes. The terms of the Series M senior notes are substantially identical to the terms of the Series L senior notes except that the Series M senior notes are registered under the Securities Act of 1933, as amended, and are therefore freely transferable. The Series L senior notes were issued on August 3, 2004 and, as of the date of this prospectus, an aggregate principal amount of $350 million is outstanding.

Please consider the following:

•	Our offer to exchange the notes expires at 5:00 p.m., New York City time, on March 1, 2005 unless extended.

•	You should carefully review the procedures for tendering the Series L senior notes beginning on page 2 of this prospectus. If you do not follow those procedures, we may not exchange your Series L senior notes for Series M senior notes.

•	We will not receive any proceeds from the exchange offer.

•	If you fail to tender your Series L senior notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	There is currently no public market for the Series M senior notes. We do not intend to list the Series M senior notes on any securities exchange. Therefore, we do not anticipate that an active public market for these notes will develop.

Information about the Series M senior notes:

•	The notes will mature on August 15, 2012. We will pay interest on the notes semi-annually in cash in arrears at the rate of 7% per year payable on February 15 and August 15, commencing August 15, 2005.

•	The notes are equal in right of payment with all of our unsubordinated indebtedness and senior to all of our subordinated obligations, subject to certain limitations set forth in the section entitled “Description of Series M Senior Notes.” For further information on ranking, see also the section entitled “Risk Factors.”

•	The Series M senior notes will be guaranteed by certain of our subsidiaries, comprising all of our subsidiaries that have also guaranteed our credit facility and other indebtedness.

•	As security for the notes, we have pledged the common equity interests of those of our direct and indirect subsidiaries which also secure, on an equal and ratable basis, our credit facility and approximately $2.6 billion of our other outstanding existing senior notes.

Broker-dealers receiving Series M senior notes in exchange for Series L senior notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the Series M senior notes.

Investing in the Series M senior notes involves risks. See “ Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2005.

Each broker-dealer that receives the Series M senior notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series M senior notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series M senior notes received in exchange for Series L senior notes where such Series L senior notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier to occur of (1) the date when all the Series M senior notes held by a broker-dealer have been sold and (2) 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

SUMMARY

This summary contains a general summary of the information contained in this prospectus. The summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of this registration statement. You should carefully consider the information contained in this entire prospectus including the information set forth in the section entitled “Risk Factors,” beginning on page 8 of this prospectus. Except as the context may otherwise require, references to “Host L.P.,” “we,” “us,” and “our” are to Host Marriott, L.P., a Delaware limited partnership. References to “Host REIT” are to Host Marriott Corporation, a Maryland corporation, which is the sole general partner of Host L.P.

Host Marriott, L.P.

We are a Delaware limited partnership whose sole general partner is Host Marriott Corporation, a Maryland corporation. We were formed in connection with a series of transactions pursuant to which the former Host Marriott Corporation, a Delaware corporation, and its subsidiaries converted their business operations to qualify as a Real Estate Investment Trust, or REIT. We refer to this conversion in this prospectus as the “REIT conversion.” As a result of the REIT conversion, the hotel ownership business formerly conducted by Host Marriott Corporation, a Delaware corporation, and its subsidiaries is conducted by and through us and our subsidiaries, and Host Marriott Corporation, the Delaware corporation, was merged with and into Host REIT. Host REIT elected, beginning January 1, 1999, to be treated as a REIT for Federal income tax purposes.

As of January 21, 2005, we owned 107 hotels representing approximately 55,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 26 states, Washington, D.C., Toronto and Calgary, Canada and Mexico City, Mexico. Our locations include central business districts of major cities, near airports and resort/convention locations. Our hotels are operated under such brand names as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Fairmont, Hilton, Sheraton and Westin.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817. Our phone number is (240) 744-1000. Host REIT’s Internet website address is www.hostmarriott.com.

Risk Factors

For information regarding risks relating to our business and for an explanation of risks of investing in the Series M senior notes, see the section entitled “Risk Factors” beginning on page 8 of this prospectus.

THE EXCHANGE OFFER

Securities to be exchanged

On August 3, 2004, we sold $350 million in aggregate principal amount of Series L senior notes in a transaction exempt from the registration requirements of the Securities Act of 1933, or the Securities Act. The terms of the Series L senior notes and the Series M senior notes are substantially identical in all material respects, except that the Series M senior notes will be freely transferable by the holders thereof except as otherwise provided in this prospectus.

The exchange offer

We are offering to exchange $350 million principal amount of Series L senior notes for a like principal amount of Series M senior notes. Series L senior notes may be exchanged only in multiples of $1,000 principal amount.

Registration rights agreement

We sold the Series L senior notes on August 3, 2004 in a private placement in reliance on Section 4(2) of the Securities Act. The Series L senior notes were immediately resold by their initial purchasers in reliance on Securities Act Rule 144A. In connection with the sale, we entered into a registration rights agreement with the initial purchasers requiring us to make this exchange offer. Under the registration rights agreement, we are required to cause the registration statement, of which this prospectus forms a part, to become effective on or before the 230th day following the date on which we issued the Series L senior notes, and we are obligated to consummate the exchange offer on or before the 260th day following the issuance of the Series L senior notes.

Expiration date	Our exchange offer will expire at 5:00 p.m., New York City time, March 1, 2005, or at a later date and time to which we may extend it.

Withdrawal

You may withdraw a tender of Series L senior notes pursuant to our exchange offer at any time before 5:00 p.m., New York City time, on March 1, 2005, or such later date and time to which we extend the offer. We will return any Series L senior notes that we do not accept for exchange for any reason as soon as practicable after the expiration or termination of our exchange offer.

Interest on the Series M senior notes and Series L senior notes

Interest on the Series M senior notes will accrue from the date of the original issuance of the Series L senior notes or from the date of the last payment of interest on the Series L senior notes, whichever is later. We will not pay interest on Series L senior notes tendered and accepted for exchange.

Conditions to our exchange offer

Our exchange offer is subject to customary conditions, which are discussed in the section entitled “The Exchange Offer.” As described in that section, we have the right to waive some of the conditions.

Procedures for tendering Series L senior notes

We will accept for exchange any and all Series L senior notes that are properly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on March 1, 2005. The Series M senior notes issued pursuant to our exchange offer will be delivered promptly following the expiration date.

If you wish to accept our exchange offer, you must complete, sign and date the letter of transmittal, or a copy, in accordance with the instructions contained in this prospectus and therein, and mail or otherwise deliver the letter of transmittal, or the copy, together with the Series L senior notes and all other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding Series L senior notes through the Depository Trust Company, or DTC, and wish to accept our exchange offer, you may do so pursuant to the DTC’s Automated Tender Offer Program, or ATOP, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	the Series M senior notes that you acquire pursuant to the exchange offer are being obtained by you in the ordinary course of your business, whether or not you are the registered holder of the Series M senior notes;

•	you are not engaging in and do not intend to engage in a distribution of Series M senior notes;

•	you do not have an arrangement or understanding with any person to participate in a distribution of Series M senior notes; and

•	you are not our “affiliate,” as defined under Securities Act Rule 405.

Under the registration rights agreement we may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Series L senior notes, if:

•	we determine that we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or Securities and Exchange Commission policy; or

•	we have commenced and not consummated the exchange offer within 260 days following the date on which we issued the Series L senior notes.

Exchange agent	The Bank of New York is serving as exchange agent in connection with the exchange offer.

Federal income tax considerations

We believe the exchange of Series L senior notes for Series M senior notes pursuant to our exchange offer will not constitute a sale or an exchange for Federal income tax purposes. For further information, see the section entitled “Certain United States Federal Tax Consequences.”

Effect of not tendering

If you do not tender your Series L senior notes or if you do tender them but they are not accepted by us, your Series L senior notes will continue to be subject to the existing restrictions upon transfer. Except for our obligation to file a shelf registration statement under the circumstances described above, we will have no further obligation to provide for the registration under the Securities Act of Series L senior notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Series M senior notes.

THE SERIES M SENIOR NOTES

The summary below describes the principal terms of the Series M senior notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the Series M senior notes, see the section entitled “Description of Series M Senior Notes.”

Issuer	Host Marriott, L.P.

Securities Offered	$350,000,000 aggregate principal amount of 7% Series M senior notes due 2012.

Maturity	August 15, 2012.

Interest	Interest on the Series M senior notes will accrue at an annual rate of 7%. Interest will be paid semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2005.

Ranking

The Series M senior notes are senior to all of our subordinated obligations and are equal in right of payment to our credit facility, our outstanding series of senior notes issued pursuant to our Amended and Restated Indentures dated August 5, 1998, as supplemented (which we refer to as our “existing senior notes”) set forth below:

•	$304 million 7 7/8% Series B senior notes due August 2008;

•	$300 million 8 3/8% Series E senior notes due February 2006;

•	$242 million 9 1/4% Series G senior notes due October 2007;

•	$450 million 9 1/2% Series I senior notes due January 2007;

•	$725 million 7 1/8% Series K senior notes due November 2013; and

•	$500 million 3.25% Exchangeable Senior Debentures due April 2024

The Series M senior notes are also senior to our other unsubordinated indebtedness. Under the indenture terms governing the Series M senior notes and our outstanding Series K senior notes, we and the subsidiary guarantors are permitted to incur up to $300 million of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense coverage ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. Under the terms of several series of our existing senior notes, we may not be permitted to incur this indebtedness while any of such existing senior notes remain outstanding. See “Description of Series M Senior Notes—Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” The Series M senior notes and the existing senior notes effectively will be subordinated to all secured indebtedness that may be incurred under the indenture, to the extent of the value of the collateral securing such indebtedness. For further information on ranking, see “Risk Factors—The Series M senior notes and the related subsidiary guarantees effectively will be junior in right of payment to some other liabilities” and “Description of Series M Senior Notes—General.”

As of September 10, 2004, we and our restricted subsidiaries had approximately $5.6 billion of total debt, of which approximately $2.1 billion was secured by mortgage liens on various of our hotel properties and related assets of ours and our restricted subsidiaries. See “Capitalization.”

Guarantors

The Series M senior notes are guaranteed by certain of our direct and indirect subsidiaries, representing all of our subsidiaries that have also guaranteed our credit facility, our existing senior notes and certain of our other indebtedness. The guarantees may be released under certain circumstances. We are generally not required to cause future subsidiaries to become guarantors unless they secure our credit facility, the existing senior notes or certain of our other indebtedness.

Security

The Series M senior notes are secured by a pledge of the common equity interests of certain of our direct and indirect subsidiaries, which common equity interests also secure, on an equal and ratable basis, our credit facility and approximately $2.6 billion of our outstanding existing senior notes (as of September 10, 2004) and will secure certain future unsubordinated indebtedness ranking equal in right of payment with the Series M senior notes. Under the indenture terms governing the Series M senior notes and our outstanding Series K senior notes, we and the subsidiary guarantors may incur up to $300 million of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense coverage ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. Under the terms of several series of our existing senior notes, we may not be permitted to incur this indebtedness while any such existing senior notes remain outstanding. See “Description of Series M Senior Notes—Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” The Series M senior notes and our existing senior notes effectively will be subordinated to all secured indebtedness that may be incurred under the indenture, to the extent of the value of the collateral securing such indebtedness.

For more detail, see the section entitled “Risk Factors—The Series M senior notes effectively will be junior in right of payment to some other liabilities.”

Optional Redemption

At any time prior to August 15, 2008, the Series M senior notes will be redeemable at our option, in whole, but not in part, for 100% of their principal amount, plus the make-whole premium described in this prospectus, plus accrued and unpaid interest to the applicable redemption date. For more details, see the section entitled “Description of Series M Senior Notes—Optional Redemption.”

Beginning August 15, 2008, we may redeem, in whole or in part, the Series M senior notes at any time at the prices set forth in the section entitled “Description of Series M Senior Notes—Optional Redemption.”

In addition, prior to August 15, 2007, we may redeem up to 35% of the aggregate principal amount of the Series M senior notes at the price set forth in the section entitled “Description of Series M Senior Notes—Optional Redemption” together with any accrued and unpaid interest to the applicable redemption date with the net cash proceeds of certain sales of our or Host REIT’s equity securities.

Mandatory Offer to Repurchase

If we sell certain assets or undergo certain kinds of changes of control, we must offer to repurchase the Series M senior notes as described in the section entitled “Description of Series M Senior Notes—Repurchase of Notes at the Option of the Holder upon a Change of Control Triggering Event.”

Basic Covenants of the Indenture	The indenture governing the Series M senior notes, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase our equity interests;

•	make investments;

•	permit payment or dividend restrictions on certain of our subsidiaries;

•	sell assets;

•	in the case of our restricted subsidiaries, guarantee indebtedness;

•	create certain liens; and

•	sell certain assets or merge with or into other companies.

All of these limitations are subject to important exceptions and qualifications described in the section entitled “Description of Series M Senior Notes—Covenants.”

Risk Factors

Investment in the Series M senior notes involves risks. You should carefully consider the information under the section entitled “Risk Factors” and all other information included in this prospectus before investing in the Series M senior notes.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before deciding to tender Series L senior notes in the exchange offer.

Risks Related to the Offering

We have substantial leverage.

We have significant indebtedness and we will continue to have significant indebtedness after the offering of the Series M senior notes. As of September 10, 2004, we and our subsidiaries had total indebtedness of approximately $5.6 billion (of which approximately $2.9 billion consisted of senior notes, approximately $2.1 billion was secured by mortgage liens on various of our hotel properties with related assets, and the balance consisted of other debt). We currently also have $575 million of availability under our credit facility.

Our substantial indebtedness could have important consequences. It currently requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures, expansion efforts, distributions to our partners and other general purposes. Additionally, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Series M senior notes;

•	limit our ability in the future to undertake refinancings of our debt or obtain financing for expenditures, acquisitions, development or other general business purposes on terms and conditions acceptable to us, if at all; or

•	affect adversely our ability to compete effectively or operate successfully under adverse economic conditions.

Because we distribute most of our taxable income to Host REIT in order that it may maintain its qualification as a REIT, we depend upon external sources of capital for future growth. If our cash flow and working capital were not sufficient to fund our expenditures or service our indebtedness, we would have to raise additional funds through:

•	the contribution of funds by Host REIT from the proceeds of sales of its equity;

•	the incurrence of additional permitted indebtedness by us; or

•	the sale of our assets.

We cannot assure you that any of these sources of funds would be available to us or, if available, would be on terms that we would find acceptable or in amounts sufficient for us to meet our obligations or fulfill our business plan.

The Series M senior notes and the related Subsidiary Guarantees effectively will be junior in right of payment to some other liabilities.

Only our subsidiaries that have guaranteed payment of certain of our indebtedness ranking equal in priority to the Series M senior notes, including the credit facility and the existing senior notes and future indebtedness that is similarly guaranteed, have guaranteed, and are required to guarantee, our obligations under the Series M senior notes. Although the indenture governing the terms of the Series M senior notes places limits on the overall level of indebtedness that non-guarantor subsidiaries may incur, the Series M senior notes effectively will be junior in right of payment to liabilities of our non-guarantor subsidiaries and to any debt of ours or our subsidiaries that is secured by assets other than the equity interests in our subsidiaries securing the Series M senior notes, to the extent of the value of such assets. Since only those subsidiaries that guarantee the credit facility, the existing senior notes or certain of our other indebtedness are required to guarantee the Series M senior notes, there can be no assurance as to the number of subsidiaries that will be guarantors of the Series M senior notes at any point in time or as to the value of their assets or significance of their operations.

Under the terms of the indenture applicable to the Series M senior notes, subject to satisfaction of certain other requirements, we, the Subsidiary Guarantors (defined herein) and our respective restricted subsidiaries may incur debt secured by our respective assets (other than the equity interests of our subsidiaries securing the credit facility, the existing senior notes and the Series M senior notes). For a discussion of our ability to incur such secured debt, see “Description of Series M Senior Notes—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” Currently, we and such subsidiaries have debt secured by mortgages on 31 of our full-service hotels and related assets. Neither the Series M senior notes nor the related subsidiary guarantees thereof will be secured by those assets and the Series M senior notes and such subsidiary guarantees effectively will be junior in right of payment to this secured debt to the extent of the value of the assets securing such debt.

In addition, under the indenture covenants that are applicable to the Series K senior notes, and that will be applicable to the Series M senior notes, we and the subsidiary guarantors may also incur up to $300 million of secured indebtedness, even when we are below the consolidated EBITDA-to-interest expense coverage ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our credit facility. Under the indenture covenants applicable to several of our series of existing senior notes, we may not be permitted to incur this indebtedness while any of such existing senior notes remain outstanding. See “Description of Series M Senior Notes—Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”. The Series M senior notes will be subordinated to this and to all other secured indebtedness that may be incurred under the indenture governing the Series M senior notes, to the extent of the value of the collateral securing such secured indebtedness.

The terms of our debt place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.

The documents governing the terms of the Series M senior notes, our existing senior notes and the credit facility contain covenants that place restrictions on us and our subsidiaries. The activities upon which such restrictions exist include, but are not limited to:

•	acquisitions, merger and consolidations;

•	the incurrence of additional debt;

•	the creation of liens;

•	the sale of assets;

•	capital expenditures;

•	raising capital;

•	the payment of dividends; and

•	transactions with affiliates.

In addition, certain covenants in our credit facility require us and our subsidiaries to meet financial performance tests. The restrictive covenants in the indenture, our credit facility and the documents governing our other debt (including our mortgage debt) will reduce our flexibility in conducting our operations and will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with these restrictive covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all or a substantial portion of our debt, including the Series M senior notes offered hereby.

We will be permitted to make distributions to Host REIT under certain conditions even when we cannot otherwise make restricted payments under the indenture and the credit facility.

Under the indenture terms governing the Series M senior notes and our existing senior notes, we are only allowed to make restricted payments if, at the time we make such a restricted payment, we are able to incur at least $1.00 of indebtedness under the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant. This covenant requires us to meet certain conditions in order to incur additional debt, including that we have a consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0 in order to make a restricted payment; except that, in the case of a preferred stock distribution, the covenant applicable solely to the Series M senior notes, the Series L senior notes that are being exchanged and our outstanding 7 1/8% Series K senior notes due 2013 provides that we are only required to have a consolidated coverage ratio of at least 1.7 to 1.0. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the Series M senior notes, see the following sections of this prospectus: “Description of Series M Senior Notes—Limitation on Restriction Payments; and Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

Even when we are unable to make restricted payments during a period in which we are unable to incur $1.00 of indebtedness, the indenture terms governing the Series M senior notes and our outstanding Series K senior notes permit us, so long as Host REIT believes in good faith after reasonable diligence that Host REIT qualifies as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, to make permitted REIT distributions, which are any distributions (1) to Host REIT equal to the greater of (a) the amount estimated by Host REIT in good faith after reasonable diligence to be necessary to permit Host REIT to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Host REIT within the meaning of Section 857(b)(2) of the Code, determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or (b) the amount that is estimated by Host REIT in good faith after reasonable diligence to be necessary either to maintain Host REIT’s status as a REIT under the Code for any calendar year or to enable Host REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Host REIT to its shareholders, with such distributions to be made as and when determined by Host REIT, whether during or after the end of the relevant calendar year; in either the case of (a) or (b) above if: (x) the aggregate principal amount of all our outstanding indebtedness (other than our convertible debt obligation to Host REIT) (see “Description of Our Other Indebtedness—Convertible Debt Obligation due 2026”) and that of our restricted subsidiaries, on a consolidated basis, at such time is less than 80% of our Adjusted Total Assets (as defined in the indenture) and (y) no Default or Event of Default (as defined in the indenture) shall have occurred and be continuing, and (2) to certain other holders of our partnership units where such distribution is required as a result of, or a condition to, the payment of distributions to Host REIT.

The indenture terms governing our other series of existing senior notes permit us to make permitted REIT distributions, which are defined therein as any distributions (1) to Host REIT that are necessary to maintain Host REIT’s status as a REIT under the Code or to satisfy the distributions required to be made by reason of Host REIT’s making of the election provided for in Notice 88-19 (or Treasury regulations issued pursuant thereto) if the aggregate principal amount of all of our outstanding indebtedness (other than our convertible debt obligation to Host REIT) and that of our restricted subsidiaries, on a consolidated basis, at such time is less than 80% of Adjusted Total Assets (as defined in the indenture) and (2) to certain other holders of our partnership units where such distribution is required as a result of, or a condition to, the payment of distributions to Host REIT. We refer to the distribution that we are permitted to make which are summarized in this and the previous paragraph as “permitted REIT distributions”.

Beginning in the third quarter of 2002 and continuing through the fiscal quarter ended March 26, 2004, we were prohibited from making distributions and other restricted payments, other than permitted REIT distributions, because our EBITDA-to-interest coverage ratio as calculated under the indenture governing our senior notes (which measures the ratio of our pro forma consolidated EBITDA to pro forma consolidated interest expense) was below 2.0 to 1.0. Accordingly, during this period, we were only able to make distributions to Host REIT, and Host REIT only has been able to pay dividends to the extent that it had taxable income and was required to make distributions to maintain its status as a REIT.

Currently, our EBITDA-to-interest coverage ratio is above 2.0 to 1.0, based upon our results of operations for the four fiscal quarters ended September 10, 2004 and we may make distribution in excess of permitted REIT distributions to the extent we continue to satisfy this and other indenture covenant requirements. We intend, during any future period in which we are unable to make restricted payments under the indenture, and under similar restrictions under the credit facility, to continue our practice of distributing quarterly, based on our estimates of taxable income for any year, an amount of our available cash sufficient to enable Host REIT to pay quarterly dividends on its preferred and common stock in an amount necessary to satisfy the requirements applicable to REITs under the Code. In the event that we make distributions to Host REIT in amounts in excess of those necessary for Host REIT to maintain its status as a REIT, we will be in default under the indenture terms governing all but the Series M senior notes and our outstanding Series K senior notes. A default under any series of our existing senior notes could lead to a default under the Series M senior notes and the Series K senior notes. See “Description of Series M Senior Notes—Events of Default”.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding series of existing senior notes and the Series M senior notes offered hereby. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of senior notes or that restrictions in our credit facility will not allow us to make such repurchases. See “Description of Series M Senior Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event.”

Our failure to repurchase any of the Series M senior notes would be a default under the indenture for all series of senior notes issued thereunder and also under our credit facility.

The Series M senior notes or a guarantee thereof may be deemed a fraudulent transfer.

Under the Federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the Series M senior notes could be voided, or claims on a guarantee of the Series M senior notes could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

(1) received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

(2) either:

(a) was insolvent or rendered insolvent by reason of such incurrence;

(b) was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

(c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If such circumstances were found to exist, or if a court were to find that the guarantee were issued with actual intent to hinder, delay or defraud creditors, the court could cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

In addition, our obligations under the Series M senior notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Series M senior notes the factors in clauses (1) and (2) above applied to us, or that the Series M senior notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Series M senior notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each of our guarantors, after giving effect to the guarantee of the Series M senior notes, will be solvent, will have a reasonable amount of capital for the business in which we or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. We can offer no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

An active trading market may not develop for the notes.

The Series L senior notes are not listed on any securities exchange. Since their issuance, there has been a limited trading market for such notes. To the extent that Series L senior notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted Series L senior notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your Series L senior notes.

We will not list the Series M senior notes on any securities exchange. These notes are new securities for which there is currently no market. The Series M senior notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. We have been advised by Deutsche Bank Securities and Banc of America Securities LLC that they intend to make a market in the Series M senior notes, as well as the Series L senior notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and their market making activities may be discontinued at any time without notice. In addition, their market making activities may be limited during our exchange offer. Therefore, we cannot assure you that an active market for Series M senior notes will develop.

Financial Risks and Risks of Operation

We depend on external sources of capital for future growth and we may be unable to access capital when necessary.

Unlike corporations, our ability to reduce our debt and finance our growth largely must be funded by external sources of capital because Host REIT generally is required to distribute to its stockholders at least 90% of its taxable income in order to qualify as a REIT, including taxable income Host REIT recognizes for tax purposes but with regard to which it does not receive corresponding cash. Our ability to access the external capital we require could be hampered by a number of factors many of which are outside of our control, including, without limitation, declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of our common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which, among other things, restricts our incurrence of debt and the payment of distributions. The occurrence of any of these above-mentioned factors, individually or in combination, could prevent us from being able to obtain the external capital we require on terms that are acceptable to us or at all and the failure to obtain necessary external capital could have a material adverse affect on our ability to finance our future growth.

Our revenues and the value of our properties are subject to conditions affecting the lodging industry.

The lodging industry has experienced a difficult period, and operations generally declined from 2001 to 2003, which caused declines in our revenue per available room, or RevPAR, and profit margins. The decline in the lodging industry was attributed to a number of factors including a weak economy, the effect of terrorist attacks, terror alerts in the United States and the war in Iraq, all of which changed the travel patterns of both business and leisure travelers. While our operations have improved and RevPAR increased for the first three quarters of 2004, we cannot provide assurance that changes in travel patterns of both business and leisure travelers are permanent or whether they will continue to evolve creating new opportunities or difficulties for the industry. Any forecast we make regarding our results of operations may be affected and can change based on the following risks:

•	changes in the national, regional and local economic climate;

•	reduced demand and increased operating costs and other conditions resulting from terrorist threats;

•	changes in business and leisure travel patterns;

•	local market conditions such as an oversupply of hotel rooms or a reduction in lodging demand;

•	the attractiveness of our hotels to consumers relative to our competition;

•	the performance of the managers of our hotels;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	unionization of the labor force at our hotels.

Our expenses may not decrease if our revenue drops.

Many of the expenses associated with owning and operating hotels, such as debt payments, property taxes, insurance, utilities, and employee wages and benefits, are relatively inflexible and do not necessarily decrease in tandem with a reduction in revenue at the hotels. Our expenses will also be affected by inflationary increases, and in the case of certain costs, such as wages, benefits and insurance, may exceed the rate of inflation in any given period. Our managers may be unable to offset any such increased expenses with higher room rates. Any of our efforts to reduce operating costs or failure to make scheduled capital expenditures could adversely affect the growth of our business and the value of our hotel properties.

Our revenues may be affected by increased use of reservation systems based on the Internet.

Although a majority of the room reservations made on the Internet are made through websites maintained by our managers, a growing number of reservations are also made through independent Internet sites. These independent Internet sites often purchase room reservations at a negotiated discount from participating properties, which could result in lower average room rates compared to the room rates offered by the manager on its website. While we do not believe that price is the only factor considered when choosing our properties, if the room rate available to consumers using the independent Internet sites were to be significantly lower than those offered by our managers on their websites our revenues and results of operations could be adversely affected.

Our ground lease payments may increase faster than the revenues we receive on the hotels situated on the leased properties.

As of January 21, 2005, thirty-seven of all or a portion of our hotels are subject to ground leases. These ground leases generally require increases in ground rent payments every five years. Our ability to service our debt could be adversely affected to the extent that our revenues do not increase at the same or a greater rate than the increases in rental payments under the ground leases. In addition, if we were to sell a hotel encumbered by a ground lease, the buyer would have to assume the ground lease, which may result in a lower sales price.

We do not control our hotel operations and we are dependent on the managers of our hotels.

Because Federal income tax laws restrict REITs and their subsidiaries from operating a hotel, we do not manage our hotels. Instead, we lease substantially all of our full-service properties to subsidiaries which qualify as “taxable REIT subsidiaries” under applicable REIT laws, and our taxable REIT subsidiaries retain third-party managers to manage our hotels pursuant to management agreements. Our income from the hotels may be adversely affected if our managers fail to provide quality services and amenities or if they fail to maintain a quality brand name. While our taxable REIT subsidiaries monitor the hotel managers’ performance, we have limited specific recourse under our management agreements if we believe that the hotel managers are not performing adequately. In addition, from time to time, we have had, and continue to have, differences with the managers of our hotels over their performance and compliance with the terms of our management agreements. We generally resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate such a dispute. Failure by our hotel managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our hotel managers manage, and in some cases own or have invested in, hotels that compete with our hotels, which may result in conflicts of interest. As a result, our hotel managers have in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interests.

Our mortgage debt contains provisions that may reduce our liquidity.

Certain of our mortgage debt requires that, to the extent cash flow from the hotels which secure such debt drops below stated levels, we escrow cash flow after the payment of debt service until operations improve above the stated levels. In some cases, the escrowed amount may be applied to the outstanding balance of the mortgage debt. When such provisions are triggered, there can be no assurance that the affected properties will achieve the minimum cash flow levels required to trigger a release of any escrowed funds. The amounts required to be escrowed may be material and may negatively affect our liquidity by limiting our access to cash flow after debt service from these mortgaged properties.

Foreclosure on our mortgage debt could adversely affect our business and result in a default on the Series M senior notes.

Thirty-one of our hotels and assets related thereto are subject to various mortgages in an aggregate amount of approximately $2.1 billion. Although the debt is generally non-recourse to us, if these hotels do not produce adequate cash flow to service the debt secured by such mortgages, the mortgage lenders could foreclose on these assets. We may opt to allow such foreclosure rather than make the necessary mortgage payments with funds from other sources. However, our senior notes indenture and credit facility contain cross default provisions, which, depending upon the amount of secured debt defaulted on, could cause a cross default under both of these agreements. Our credit facility, which contains the more restrictive cross default provision as compared to our senior notes indenture, provides that it is a credit facility default in the event we default on non-recourse secured indebtedness in excess of 1% of our total assets (using undepreciated real estate values) or default on other indebtedness in excess of $50 million. For this and other reasons, we cannot assure you that permitting any such foreclosure would not adversely affect our long-term business prospects.

Rating agency downgrades may increase our cost of capital.

Both our corporate debt and our preferred stock are rated by independent rating agencies, such as Moody’s and Standard & Poor’s. These rating agencies may elect to downgrade their ratings on our corporate debt and our preferred stock at any time. These downgrades may negatively affect our access to the capital markets and increase our cost of capital.

Our management agreements could impair the sale or financing of our hotels.

Under the terms of our management agreements, we generally may not sell, lease or otherwise transfer the hotels unless the transferee is not a competitor of the manager and the transferee assumes the related management agreements and meets specified other conditions. Our ability to finance or sell any of the properties, depending upon the structure of such transactions, may require the manager’s consent. If, in these circumstances, the manager does not consent, we would be prohibited from taking actions in our best interest without breaching the management agreement.

The acquisition contracts relating to some hotels limit our ability to sell or refinance those hotels.

For reasons relating to tax considerations of the former and current owners of nine hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. We have also agreed not to sell more than 50% of the original allocated value attributable to the former owners of a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for income tax purposes. We anticipate that, in specified circumstances, we may agree to similar restrictions in connection with future hotel acquisitions. As a result, even if it were in our best interests to sell these hotels or repay or otherwise reduce the level of the mortgage debt on such hotels, it may be difficult or costly to do so during their respective lock-out periods.

We may be unable to sell properties because real estate investments are illiquid.

Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. The inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and our ability to service our debt. In addition, there are limitations under the Federal tax laws applicable to REITs that may limit our ability to recognize the full economic benefit from a sale of our assets.

We depend on our key personnel.

Our success depends on the efforts of our executive officers and other key personnel. None of our key personnel have employment agreements and we do not maintain key person life insurance for any of our executive officers. We cannot assure you that these key personnel will remain employed by us. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our financial performance.

Litigation judgments or settlements could have a material adverse effect on our financial condition.

We are a party to various lawsuits, including lawsuits relating to Host REIT’s conversion into a REIT. While we and the other defendants to such lawsuits believe all of the lawsuits in which we are a defendant are without merit and we are vigorously defending against such claims, we can give no assurance as to the outcome of any of the lawsuits. If any of the lawsuits were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, there could be a material adverse effect on our financial condition.

We may acquire hotel properties through joint ventures with third parties that could result in conflicts.

Instead of purchasing hotel properties directly, we may invest as a co-venturer. Co-venturers often share control over the operation of a joint venture. For example, we entered into a joint venture with Marriott International that owns two limited partnerships holding, in the aggregate, 120 Courtyard by Marriott hotels. Subsidiaries of Marriott International manage these Courtyard by Marriott hotels and other subsidiaries of Marriott International serve as ground lessors and mezzanine lender to the partnerships. Actions by a co-venturer could subject the assets to additional risk, including:

•	our co-venturer in an investment might have economic or business interests or goals that are inconsistent with our, or the joint venture’s, interests or goals;

•	our co-venturer may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•	our co-venturer could go bankrupt, leaving us liable for its share of joint venture liabilities.

Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take actions binding on the joint venture without our consent.

Environmental problems are possible and can be costly.

We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities could arise, however, and could have a material adverse effect on our financial condition and performance. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

Compliance with other government regulations can be costly.

Our hotels are subject to various other forms of regulation, including Title III of the Americans with Disabilities Act, building codes and regulations pertaining to fire safety. Compliance with those laws and regulations could require substantial capital expenditures. These regulations may be changed from time to time, or new regulations adopted, resulting in additional costs of compliance, including potential litigation. Any increased costs could have a material adverse effect on our business, financial condition or results of operations.

Future terrorist attacks or changes in terror alert levels could adversely affect us.

Previous terrorist attacks in the United States have adversely affected the travel and hospitality industries, including the full-service portion of the hotel industry. The impact which terrorist attacks in the United States or elsewhere could have on our business in particular and the U.S. economy, the global economy and global financial markets in general is indeterminable. It is possible that such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and on our results of operations and financial condition as a whole.

Some potential losses are not covered by insurance.

We carry comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of our hotels and other properties. These policies offer coverage features and insured limits that we believe are customary for similar type properties. Generally, our “all-risk” property policies provide coverage that is available on a per occurrence basis and that, for each occurrence, has an overall limit as well as various sub-limits on the amount of insurance proceeds we can receive. Sub-limits exist for certain types of claims such as service interruption, abatement, earthquakes, expediting costs or landscaping replacement, and the dollar amounts of these sub-limits are significantly lower than the dollar amounts of the overall coverage limit. Our property policies also provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded and, in the case of four of our hotels where the manager provides this coverage, any such claims will also be combined with the claims of other owners participating in the managers’ program for the same purpose. That means that, if an insurable event occurs that affects more than one of our hotels, or, in the case of hotels where coverage is provided by the management company, affects hotels owned by others, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or certain types of terrorism.

In addition, there are other risks such as war, certain forms of terrorism such as nuclear, biological or chemical terrorism and some environmental hazards that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against. If any such risk were to materialize and materially adversely affect one or more of our properties, we would likely not be able to recover our losses.

We may also encounter challenges with an insurance provider regarding whether it will pay a particular claim that we believe to be covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We may not be able to recover fully under our existing terrorism insurance for losses caused by some types of terrorist acts, and Federal terrorism legislation does not ensure that we will be able to obtain terrorism insurance in adequate amounts or at acceptable premium levels in the future.

We obtain terrorism insurance as part of our all-risk property insurance program. However, as noted above, our all-risk policies have limitations such as per occurrence limits and sublimits which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act (TRIA) for “certified” acts of terrorism—namely those which are committed on behalf of non-United States persons or interests. Furthermore, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests (“noncertified” events) as our coverage for such incidents is subject to sublimits and annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under our policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. In addition, TRIA terminates on December 31, 2005, and there is no guarantee that the terrorism coverage that it mandates will be readily available or affordable thereafter. As a result of the above, there remains considerable uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.

Federal Income Tax Risks

The lower tax rate on certain dividends from regular C corporations may cause investors to hold stock in those corporations.

While corporate dividends have traditionally been taxed at ordinary income rates, dividends received by individuals through December 31, 2008 from regular C corporations generally will be taxed at the maximum capital gains tax rate of 15% as opposed to the maximum ordinary income tax rate of 35%. REIT dividends are not eligible for the lower capital gains rates, except in certain circumstances where the dividends are attributable to income that has been subject to corporate-level tax. This difference in the taxation of dividends could cause individual investors to view the stock of regular C corporations as more attractive relative to the stock of REITs. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, this difference in the taxation of dividends may have on the value of the stock of REITs, either in terms of price or relative to other potential investments.

If the IRS were to challenge successfully our status as a partnership for Federal income tax purposes, Host REIT would cease to qualify as a REIT and other adverse consequences would apply.

We believe that we qualify to be treated as a partnership for Federal income tax purposes. As a partnership, we are not subject to Federal income tax on our income. Instead, each of our partners, including Host REIT, is required to pay tax on its allocable share of our income. No assurance can be provided, however, that the IRS will not challenge our status as a partnership for Federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating us as a corporation for tax purposes, Host REIT would fail to meet the income tests and certain of the asset tests applicable to REITs and, accordingly, cease to qualify as a REIT. If we fail to qualify as a partnership for Federal income tax purposes or Host REIT fails to qualify as a REIT, either failure would cause an event of default under our credit facility that, in turn, could constitute an event of default under our outstanding debt securities. Also, our the failure to qualify as a partnership would cause us to become subject to Federal and state corporate income tax, which would reduce significantly the amount of cash available to us for debt service and for distribution to our partners, including Host REIT. Finally, our classification as a corporation would cause Host REIT to recognize gain at least equal to its “negative capital account,” if any.

To qualify as a REIT, Host REIT is required to distribute at least 90% of its taxable income, irrespective of its available cash or outstanding obligations.

To continue to qualify as a REIT, Host REIT currently is required to distribute to its stockholders with respect to each year at least 90% of its taxable income, excluding net capital gain. In addition, Host REIT will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions made by it with respect to the calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for that year and any undistributed taxable income from prior periods less excess distributions from prior years. We believe that Host REIT intends to make distributions, subject to the availability of cash and in compliance with any debt covenants, to its stockholders to comply with the distribution requirement and to avoid the nondeductible excise tax and will rely for this purpose on distributions from us. However, there are differences in timing between Host REIT’s recognition of taxable income and its receipt of cash available for distribution due to, among other things, the seasonality of the lodging industry and the fact that some taxable income will be “phantom” income, which is taxable income that is not matched by cash flow to it. Due to some transactions entered into in years prior to the REIT conversion, Host REIT could recognize substantial amounts of “phantom” income. It is possible that these timing differences could require Host REIT to borrow funds or to issue additional equity to enable it to meet the distribution requirement and, therefore, to maintain its REIT status, and to avoid the nondeductible excise tax. In addition, because the REIT distribution requirement prevents Host REIT from retaining earnings, it will generally be required to refinance debt that matures with additional debt or equity. We cannot assure you that any of the sources of funds, if available at all, would be sufficient to meet Host REIT’s distribution and tax obligations.

Adverse tax consequences would apply if Host REIT failed to qualify as a REIT.

We believe that Host REIT has been organized and has operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with its taxable year beginning January 1, 1999, and we believe that Host REIT currently intends to continue to operate as a REIT during future years. No assurance can be provided, however, that Host REIT qualifies as a REIT or that new legislation, treasury regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to its qualification as a REIT or the Federal income tax consequences of its REIT qualification. If Host REIT fails to qualify as a REIT and any available relief provisions do not apply, it will not be allowed to take a deduction for distributions to its stockholders in computing its taxable income and it will be subject to Federal and state income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In addition, unless entitled to statutory relief, Host REIT would not qualify as a REIT for the four taxable years following the year during which REIT qualification is lost. Any determination that Host REIT does not qualify as a REIT would have a material adverse effect on its results of operations and could reduce the value of its common stock materially. The additional tax liability on Host REIT for the year or years in which it did not qualify would reduce its net earnings available for investment, debt service or distributions to its stockholders. Furthermore, Host REIT would no longer be required to make any distributions to stockholders as a condition to REIT qualification, and all of its distributions to stockholders would be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits, or “E&P.” This means that stockholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Internal Revenue Code. Host REIT’s failure to qualify as a REIT also would cause an event of default under our credit facility that could lead to an acceleration of the amounts due under the credit facility, which, in turn, would constitute an event of default under our outstanding debt securities.

New legislation, enacted October 22, 2004, contained several provisions applicable to REITs, including provisions that would provide relief in the event Host REIT violates a provision of the Internal Revenue Code that would result in its failure to qualify as a REIT. If these relief provisions, which generally would apply to Host REIT beginning January 1, 2005, are inapplicable to a particular set of circumstances involving a disqualifying event, Host REIT would fail to qualify as a REIT. Even if those relief provisions apply, Host REIT would be subject to a penalty tax of at least $50,000 for each disqualifying event in most cases.

If its leases are not respected as true leases for Federal income tax purposes, Host REIT would fail to qualify as a REIT.

To qualify as a REIT, Host REIT must satisfy two gross income tests, under which specified percentages of its gross income must be passive income, like rent. For the rent paid pursuant to the leases, which constitutes substantially all of its gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for Federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. In addition, the lessees must not be regarded as related party tenants, as defined in the Internal Revenue Code. We believe that the leases will be respected as true leases for Federal income tax purposes. There can be no assurance, however, that the IRS will agree with this view. We also believe that Barcelo Corporation, formerly Crestline Capital Corporation, the lessee of substantially all of Host REIT’s full service hotels prior to January 1, 2001, was not a related party tenant and, as a result of changes in the tax laws effective January 1, 2001, HMT Lessee, LLC, or HMT Lessee, will not be treated as a related party tenant so long as it qualifies as a taxable REIT subsidiary. If the leases were not respected as true leases for Federal income tax purposes or if the lessees were regarded as related party tenants, Host REIT would not be able to satisfy either of the two gross income tests applicable to REITs and it would lose its REIT status. See “Risk Factors—Federal Income Tax Risks—Adverse tax consequences would apply if Host REIT failed to qualify as a REIT” above.

If HMT Lessee LLC fails to qualify as a taxable REIT subsidiary, Host REIT would fail to qualify as a REIT.

For Host REIT’s taxable years beginning in and after January 1, 2001, Host REIT is permitted to lease its hotels to one of our subsidiaries, HMT Lessee, that is taxable as a corporation and that elects to be treated as a taxable REIT subsidiary. Accordingly, HMT Lessee has directly or indirectly acquired all of the full-service hotel leasehold interests from third parties. So long as HMT Lessee and other affiliated lessees qualify as taxable REIT subsidiaries of Host REIT, they will not be treated as “related party tenants.” We believe that HMT Lessee qualifies to be treated as a taxable REIT subsidiary for Federal income tax purposes. We cannot assure you, however, that the IRS will not challenge its status as a taxable REIT subsidiary for Federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in disqualifying HMT Lessee from treatment as a taxable REIT subsidiary, Host REIT would fail to meet the asset tests applicable to REITs and substantially all of its income would fail to qualify for the gross income tests and, accordingly, it would cease to qualify as a REIT. See “Risk Factors—Federal Income Tax Risks—Adverse tax consequences would apply if Host REIT failed to qualify as a REIT” above.

Despite its REIT status, Host REIT remains subject to various taxes, including substantial deferred and contingent tax liabilities.

Notwithstanding its status as a REIT, Host REIT is subject, through its ownership interest in us, to certain Federal, state, local and foreign taxes on its income and property. In addition, Host REIT will be required to pay Federal income tax at the highest regular corporate rate upon its share of any “built-in gain” recognized as a result of any sale before January 1, 2009, by us, of assets, including the hotels, in which interests were acquired by us from Host REIT’s predecessor and its subsidiaries as part of the REIT conversion. Built-in gain is the amount by which an asset’s fair market value exceeded Host REIT’s adjusted basis in the asset on January 1, 1999, the first day of its first taxable year as a REIT. The total amount of gain on which Host REIT would be subject to corporate income tax if the assets that it held at the time of the REIT conversion were sold in a taxable transaction prior to January 1, 2009 would be material to it. In addition, at the time of the REIT conversion, Host REIT expected that it or Rockledge Hotel Properties, Inc. or Fernwood Hotel Assets, Inc., or Rockledge and Fernwood, respectively (each of which is a taxable corporation in which we owned a 95% nonvoting interest and, as of April, 2001, acquired 100% of the voting interests and each of which elected to be a taxable REIT subsidiary effective January 1, 2001), likely would recognize substantial built-in gain and deferred tax liabilities in the next ten years without any corresponding receipt of cash by Host REIT or us. Host REIT may have to pay certain state income taxes because not all states treat REITs the same as they are treated for Federal income tax purposes. Host REIT may also have to pay certain foreign taxes to the extent it own assets or conduct operations in foreign jurisdictions. We are obligated under our partnership agreement to pay all such taxes (and any related interest and penalties) incurred by Host REIT, as well as any liabilities that the IRS or the tax authorities successfully may assert against Host REIT for corporate income taxes for taxable years prior to the time it qualified as a REIT. Host REIT’s taxable REIT subsidiaries, including Rockledge, Fernwood and HMT Lessee, are taxable as corporations and will pay Federal, state and local income tax on their net income at the applicable corporate rates, and foreign taxes to the extent they own assets or conduct operations in foreign jurisdictions.

As a REIT, Host REIT is subject to limitations on its ownership of debt and equity securities.

Subject to certain exceptions, a REIT is generally prohibited from owning securities in any one issuer to the extent that the value of those securities exceeds 5% of the value of the REIT’s total assets or the securities owned by the REIT represent more than 10% of the issuer’s outstanding voting securities or more than 10% of the value of the issuer’s outstanding securities. A REIT is permitted to own securities of a subsidiary in an amount that exceeds the 5% value test and the 10% vote or value test if the subsidiary elects to be a “taxable REIT subsidiary,” which is taxable as a corporation. However, a REIT may not own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of the REIT’s total assets.

Host REIT’s taxable REIT subsidiaries are subject to special rules that may result in increased taxes.

Several Internal Revenue Code provisions ensure that a taxable REIT subsidiary is subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

Host REIT may be required to pay a penalty tax upon the sale of a hotel.

The Federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. We intend that we and our subsidiaries will hold the hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels as are consistent with our investment objectives. We cannot assure you, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this prospectus and the information incorporated by reference herein, including in the section entitled “Risk Factors” and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	national and local economic and business conditions and changes in travel patterns, including the effect of terror alerts and potential terrorist activity on travel, that will affect, among other things, demand for products and services at our hotels, the level of room rates and occupancy that can be achieved by such properties, the availability and terms of financing and our liquidity;

•	changes in taxes and government regulations that influence or determine wages, prices, construction procedures and costs;

•	our ability to maintain properties in a first-class manner, including meeting capital expenditure requirements;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

•	our degree of leverage, which may affect our ability to obtain financing in the future;

•	the reduction in our operating flexibility and the limitation on Host REIT’s ability to pay dividends resulting from the terms of its preferred stock and the restrictive covenants in our debt agreements, which limit the amount of distributions we can make to Host REIT to only permitted REIT distributions if our EBITDA-to-interest coverage ratio under the indenture governing its senior notes (which measures our ratio of pro forma consolidated EBITDA to pro forma consolidated interest expense) is less than 2.0 to 1.0, and other risks related to restricting covenants in our debt agreements, including the risk of default that could occur;

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

•	Host REIT’s ability to continue to satisfy complex rules in order for it to maintain REIT status for Federal income tax purposes, our ability to satisfy the rules to maintain our status as a partnership for Federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries for Federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	the effect of any rating agency downgrades on the cost and availability of new debt financings;

•	the relatively fixed nature of our property-level operating costs and expenses;

•	our ability to recover fully under our existing insurance for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance on our properties; and

•	other factors discussed above under the heading “Risk Factors” and in other filings with the SEC.

Although we believe that the expectations reflected in any of our forward-looking statements are based upon reasonable assumptions, any of these assumptions could prove to be inaccurate and the forward-looking statement based on these assumptions could be incorrect, and actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described previously under the heading “Risk Factors” and in the information incorporated by reference herein.

All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or incorporated herein by reference or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we became aware of, after the date of this prospectus.

THE EXCHANGE OFFER

Purpose and effect

We sold the Series L senior notes on August 3, 2004. In connection with that issuance, we entered into the registration rights agreement, which requires us to file a registration statement under the Securities Act, with respect to the Series M senior notes. Upon the effectiveness of that registration statement, we are required to offer to the holders of the Series L senior notes the opportunity to exchange their Series L senior notes for a like principal amount of Series M senior notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act.

The registration rights agreement further provides that we must use our reasonable best efforts to consummate the exchange offer on or before the 260th day following the date on which we issued the Series L senior notes.

Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the Series L senior notes and the Series M senior notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary in this prospectus of its material provisions is not complete and is qualified in its entirety by reference to the actual agreement. Except as set forth below, following the completion of the exchange offer, holders of Series L senior notes not tendered will not have any further registration rights and those Series L senior notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the Series L senior notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	the Series M senior notes you acquire pursuant to the exchange offer are being obtained in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the Series M senior notes;

•	you do not have an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Series M senior notes; and

•	you are not our “affiliate,” as defined under Securities Act Rule 405 or, if you are, you will comply with the registration and prospectus delivery requirements of the Securities Act.

Pursuant to the registration rights agreement we and the subsidiary guarantors will be required to file a “shelf” registration statement for a continuous offering pursuant to Securities Act Rule 415 in respect of the Series L senior notes if:

•	we determine that we are not permitted to effect the exchange offer as contemplated hereby because of any change in law or applicable interpretations of the staff of the SEC; or

•	we have commenced and not consummated the exchange offer within 260 days following the date on which we issued the Series L senior notes for any reason.

Other than as set forth above, no holder will have the right to participate in the shelf registration statement or to otherwise require that we register their Series L senior notes under the Securities Act.

Based on an interpretation by the SEC staff or “Commission staff” set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, Series M senior notes issued to you pursuant to the exchange offer in exchange for Series L senior notes may be offered for resale, resold and otherwise transferred by you, unless you are our “affiliate” within the meaning of Securities Act Rule 405 or a broker-dealer who purchased unregistered notes directly from us to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Series M senior notes are acquired in the ordinary course of business of the holder and the holder does not have an arrangement or understanding with any person to participate in the distribution of Series M senior notes. We have not requested and do not intend to request that the SEC issue to us a no-action letter in connection with this exchange offer.

If you tender in the exchange offer for the purpose of participating in a distribution of the Series M senior notes, you cannot rely on this interpretation by the Commission staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you are a broker-dealer that receives Series M senior notes for your own account in exchange for Series L senior notes, where those notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series M senior notes. If you are a broker-dealer who acquired Series M senior notes directly from us and not as a result of market-making activities or other trading activities, you may not rely on the Commission staff’s interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Series M senior notes.

Consequences of failure to exchange

Following the completion of the exchange offer, you will not have any further registration rights for Series L senior notes that you did not tender. All Series L senior notes not tendered in the exchange offer will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for Series L senior notes could be adversely affected upon completion of the exchange offer.

Terms of the exchange offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Series L senior notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on March 1, 2005 or such date and time to which we extend the offer. We will issue $1,000 principal amount of Series M senior notes in exchange for each $1,000 principal amount of outstanding Series L senior notes accepted in the exchange offer. Holders may tender some or all of their Series L senior notes pursuant to the exchange offer. However, Series L senior notes may be tendered only in integral multiples of $1,000 in principal amount.

The form and terms of the Series M senior notes are substantially the same as the form and terms of the Series L senior notes except that the Series M senior notes have been registered under the Securities Act and will not bear legends restricting their transfer. The Series M senior notes will evidence the same debt as the Series L senior notes and will be issued pursuant to, and entitled to the benefits of, the same indenture pursuant to which the Series L senior notes were issued.

As of the date of this prospectus, Series L senior notes representing $350 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the DTC. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to you and others based on our belief that you have beneficial interests in the Series L senior notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Series L senior notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as your agent for the purpose of receiving the Series M senior notes from us. If any of your tendered Series L senior notes are not accepted for exchange because of an invalid tender, the occurrence of the other events set forth in this prospectus or otherwise, certificates for any such unaccepted Series L senior notes will be returned, without expense, to you as promptly as practicable after March 1, 2005, unless we extend the exchange offer.

If you tender Series L senior notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Series L senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer.

Expiration date; extensions; amendments

The expiration date will be 5:00 p.m., New York City time, on March 1, 2005 unless, in our sole discretion, we extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting any Series L senior notes, to extend the exchange offer or, if any of the conditions to the exchange offer set forth below under “—Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a material or fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for tendering

Only a holder of Series L senior notes may tender the Series L senior notes in the exchange offer. To tender in the exchange offer you must either (1) complete, sign, and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date or (2) comply with the book-entry requirements, which are discussed below under “—Book Entry Transfer.” In addition:

•	certificates for Series L senior notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

•	a timely confirmation of a book-entry transfer of those Series L senior notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent on or prior to the expiration date. Its address is given below under “—Exchange Agent.”

A tender of your Series L senior notes that is not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Series L senior notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send any letter of transmittal or Series L senior notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for you.

If you are a beneficial owner whose Series L senior notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Series L senior notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series L senior notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of, or participant in, the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, referred to as an “eligible institution.”

If the letter of transmittal is signed by a person other than the registered holder of any Series L senior notes listed therein, the Series L senior notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the Series L senior notes.

If the letter of transmittal or any Series L senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series L senior notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Series L senior notes not properly tendered or any Series L senior notes that would, in the opinion of counsel, be unlawful to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series L senior notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series L senior notes must be cured within such time as we will determine. Although we intend to notify you of defects or irregularities with respect to tenders of Series L senior notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give such notification. Your tender of Series L senior notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Series L senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following March 1, 2005 unless we extend the exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Series L senior notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by applicable law, purchase Series L senior notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

In all cases, issuance of Series M senior notes for Series L senior notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the notes or a timely book-entry confirmation of such Series L senior notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to the DTC and its participants, electronic instructions in which you acknowledge your receipt of and agreement to be bound by the letter of transmittal) and all other required documents. If any tendered Series L senior notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if unregistered notes are submitted for a greater principal amount than you desire to exchange, such unaccepted or non-exchanged notes will be returned without expense to you (or, in the case of Series L senior notes tendered by book-entry transfer into the exchange agent’s account at the DTC pursuant to the book-entry transfer procedures described below, such nonexchanged notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

If you are a broker-dealer that receives Series M senior notes for your own account in exchange for Series L senior notes, where your Series L senior notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of those Series M senior notes.

Book-entry transfer

The exchange agent will make a request to establish an account in respect of the Series L senior notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Series L senior notes being tendered by causing DTC to transfer the Series L senior notes into the exchange agent’s account at DTC in accordance with its transfer procedures. However, although delivery of Series L senior notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DTC’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Series L senior notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed delivery procedures

If you are a registered holder of the Series L senior notes and you desire to tender your notes and the notes are not immediately available, or time will not permit your Series L senior notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address and the amount of Series L senior notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered unregistered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered Series L senior notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

You may withdraw tenders of Series L senior notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of your tender of Series L senior notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the Series L senior notes to be withdrawn;

•	identify the Series L senior notes to be withdrawn, including the certificate number or numbers and principal amount of the Series L senior notes;

•	in the case of a written notice of withdrawal, be signed in the same manner as the original signature on the letter of transmittal by which the Series L senior notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the Series L senior notes into the name of the person withdrawing the tender; and

•	specify the name in which any Series L senior notes are to be registered, if different from that of the person having deposited the Series L senior notes.

All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any Series L senior notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Series L senior notes which you tender for exchange but which are not exchanged for any reason will be returned to you without cost to you as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn Series L senior notes may be retendered by following one of the procedures discussed above under “—Procedures for tendering” at any time on or prior to the expiration date.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Series M senior notes in exchange for, any Series L senior notes and may terminate or amend the exchange offer if, at any time before the acceptance of Series L senior notes for exchange, (1) we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction, (2) any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or have a material adverse effect on us, or (3) we determine that there has been a material change in our business or financial affairs which, in our judgment, would materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Series L senior notes tendered, and no Series M senior notes will be issued in exchange for any Series L senior notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK

By Registered or Certified Mail:	By Overnight Courier:	By Hand:	By Facsimile:
The Bank of New York Attn: Kin Lau 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Department Attn: Kin Lau 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Department Attn: Kin Lau 101 Barclay Street, 7E New York, New York 10286	The Bank of New York Reorganization Department Attn: Kin Lau (212) 298-1915 Confirm by telephone: (212) 815-3750

For information, call:

(212) 815-3750

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate such expenses to be approximately $200,000, which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer taxes

You will not be obligated to pay any transfer taxes in connection with your tender of Series L senior notes. However, if you instruct us to register Series M senior notes in the name of, or request that Series L senior notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, you will be responsible for the payment of any applicable transfer tax thereon.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the Series L senior notes for Series M senior notes pursuant to the exchange offer. In consideration for issuing the Series M senior notes as contemplated by this prospectus, we will receive in exchange Series L senior notes in like principal amounts, which will be cancelled. Accordingly, there will not be any increase in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED

LIMITED PARTNER UNIT DISTRIBUTIONS

The following table shows our ratio of earnings to fixed charges and preferred limited partnership units of Host L.P., for the periods indicated (in millions, except ratios).

	Year-to-date		Year Ended December 31,
	September 10, 2004	September 12, 2003	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges and preferred limited partner unit distributions (a)	—	—	—	—	1.1x	1.1x	1.4x
Deficiency of earnings to fixed charges and preferred limited partner unit distributions (b)	$(100)	$(156)	$(247)	$(70)	—	—	—

(a)	The ratio is calculated as the sum of pre-tax income from continuing operations before adjustments for minority interest and income (loss) from equity investments plus amortization of capitalized interest, distributions from equity investments and fixed charges less capitalized interest and distributions on preferred OP Units divided by fixed charges which is the sum of interest expensed and capitalized, distributions on preferred OP Units and the estimate of interest within rental expense.
(b)	For year-to-date 2004 and 2003, the deficiency of earnings to fixed charges and preferred OP Unit distributions includes depreciation expense of $250 million and $247 million, respectively. For fiscal years 2003 and 2002, the deficiency of earnings to fixed charges and preferred OP Unit distributions includes depreciation expense of $359 million and $351 million, respectively.

CAPITALIZATION

The following table sets forth our actual capitalization as of September 10, 2004 and our capitalization as of September 10, 2004, as adjusted to give effect to the following transactions:

•	the exchange of series M senior notes for the series L senior notes;

•	Host L.P.’s purchase of the 270-suite Scottsdale Marriott at McDowell Mountains on September 22, 2004 for approximately $58 million, $34 million of which was funded by assuming the existing mortgage debt on the hotel;

•	Host L.P.’s sale of six hotels during the period between December 15, 2004 and January 6, 2005 for net proceeds of approximately $223 million; and

•	the partial prepayment in December 2005 of approximately $34 million related to mortgage debt on our Canadian properties.

	September 10, 2004
	Actual	As Adjusted (1)
	(in millions)
Cash(2)	$317	$482

Senior debt(3)
Credit facility(4)	$—	$—
7 7/8% Series B senior notes due 2008	304	304
8 3/8% Series E senior notes due 2006	300	300
9 1/4% Series G senior notes due 2007(5)	244	244
9 1/2% Series I senior notes due 2007(5)	471	471
7 1/8% Series K senior notes due 2013	725	725
7% Series L senior notes due 2012 exchanged hereby	345	—
7% Series M senior notes due 2012 offered hereby	—	345
3.25% Exchangeable senior debentures due April 15, 2024	491	491
Other senior notes	13	13

Total senior debt	2,893	2,893
Mortgage debt (6)	2,080	2,080
Convertible debt obligation to Host REIT due 2026	492	492
Other debt	99	99

Total debt	5,564	5,564
Minority interest	87	87
Limited partnership interests of third parties at redemption value	305	305
Partners’ capital (7)	2,133	2,180

Total capitalization	$8,089	$8,136

(1)	As adjusted financial information reflects the adjustments noted above.
(2)	As adjusted cash reflects the following (in millions):

Actual cash balance at September 10, 2004	$317
Sale of the Albuquerque Marriott, the Bethesda Marriott, the Hartford Marriott Farmington, the Salt Lake City Marriott, the Tampa Marriott Westshore and the Torrance Marriott during the period between December 15, 2004 and January 6, 2005	223
Partial prepayment of Canadian mortgage	(34)
Purchase of the Scottsdale Marriott on September 22, 2004	(24)

As adjusted cash balance at September 10, 2004	$482

(3)	Amounts presented are net of any unamortized original issue discount.
(4)	We currently have availability of $575 million under our revolving credit facility.
(5)	Outstanding balances include the fair value of interest rate swaps of approximately $2 million and $21 million of the Series G and Series I senior notes, respectively.
(6)	The mortgage debt includes the assumption of $34 million related to the purchase of the Scottsdale Marriott at McDowell Mountains noted above, offset by a $34 million partial prepayment of mortgage debt on our Canadian properties.
(7)	The sale of the six properties will result in a gain of approximately $47 million.

SELECTED FINANCIAL DATA

The following table presents certain selected historical financial data of us and our predecessor, which has been derived from audited consolidated financial statements for the five years ended December 31, 2003. The data presented for the year-to-date periods ended September 10, 2004 and September 12, 2003 are derived from unaudited financial statements and include, in the opinion of management, all adjustments necessary to present fairly the data for such periods. The results for year-to-date 2004 are not necessarily indicative of the results to be expected for the full fiscal year because of the effect of seasonal and short-term variations.

The historical information contained in the following table for our 2001 through 2004 operations primarily represents gross hotel-level revenues and expenses of our properties. During 1999 and 2000, we owned the hotels but leased them to third-party lessees and, accordingly, during these periods our historical revenues primarily represent rental income generated by our leases. During 2001, we acquired ownership of the leasehold interests in all our full-service hotels. For further information, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations.”

	Year-to-date (unaudited)		Fiscal year
	September 10, 2004(2)	September 12, 2003	2003	2002	2001	2000	1999
	(in millions, except per share data)
Income Statement Data:
Revenues	$2,540	$2,324	$3,400	$3,466	$3,509	$1,319	$1,219
Income (loss) from continuing operations	(87)	(139)	(231)	(64)	41	165	238
Income from discontinued operations(1)	21	12	245	45	16	42	47
Cumulative loss from change in accounting principle(2)	—	(24)	—	—	—	—	—
Net income (loss)	(66)	(151)	14	(19)	57	207	285
Net income (loss) available to common unitholders	(98)	(178)	(21)	(54)	25	187	279
Basic earnings (loss) per common unit:
Income (loss) from continuing operations(1)	(.34)	(.56)	(.87)	(.34)	.03	.51	.80
Income from discontinued operations	.06	.04	.80	.15	.06	.15	.16
Cumulative loss from change in accounting principle(2)	—	(.08)	—	—	—	—	—
Net income (loss)	(.28)	(.60)	(.07)	(.19)	.09	.66	.96
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	(.34)	(.56)	(.87)	(.34)	.03	.50	.75
Income from discontinued operations(1)	.06	.04	.80	.15	.06	.15	.18
Cumulative loss from change in accounting principle(2)	—	(.08)	—	—	—	—	—
Net income (loss)	(.28)	(.60)	(.07)	(.19)	.09	.65	.93
Cash distributions per common unit	—	—	—	—	.78	.91	.84
Balance Sheet Data:
Total assets	$8,364	$8,328	$8,588	$8,311	$8,334	$8,391	$8,186
Debt	5,564	6,073	5,978	6,130	6,094	5,814	5,583

(1)	Discontinued operations reflect the disposition of 16 properties since January 1, 2002 in accordance with SFAS 144.

(2)	We adopted SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” as of the beginning of our fiscal quarter ended September 12, 2003, as required by the pronouncement. SFAS 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options.

On October 8, 2003, the Financial Accounting Standards Board (FASB) issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuer’s financial statements as interest expense for the change in the fair value of the liability. As a result of applying SFAS 150 in accordance with this guidance from the FASB, in our third quarter Form 10-Q, we recorded a loss from a cumulative effect of a change in accounting principle of $24 million. Additionally, we included in our liabilities as of September 12, 2003, minority interests with a fair value of $112 million.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003 effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, in the fourth quarter of 2003 we recorded a cumulative effect of a change in accounting principle reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with the consolidated financial statements included elsewhere in the registration statement of which this prospectus is a part.

Overview

Structure and Business. We are a limited partnership operating through an umbrella partnership structure with Host Marriott as the sole general partner. We own 107 full-service hotel properties as of January 21, 2005, which operate primarily in the luxury and upper-upscale hotel sectors. As of January 21, 2005, Host Marriott was the largest hotel REIT in the National Association of Real Estate Investment Trust’s composite index. Host REIT operates as a self-managed and self-administered REIT with its operations conducted solely through us and our subsidiaries.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry—including Marriott, Ritz-Carlton, Hyatt, Four Seasons, Fairmont, Hilton and Westin. The majority of our properties are located in central business districts of major cities, near airports and in resort/convention locations. The target profile for our portfolio includes luxury and upper-upscale full-service properties in locations where further large scale development is limited, which we believe allows us to maintain room rate and occupancy premiums over our competitors. We seek to maximize the value of our portfolio through aggressive asset management, by directing the managers of our hotels to maximize property operations and by completing strategic capital improvements. The majority of our customers fall into two broad groups: transient and group travelers. Our transient business, which includes the individual corporate and leisure traveler, is generally accommodated at a premium rate when compared to other customer types. Group business includes hotel bookings related to conferences and events. A smaller portion of our customer base results from contracts for a specified number of rooms over a fixed period.

Our hotels are required to be operated by third-party managers. We retain these third party managers under long-term agreements under which they earn base and incentive management fees related to revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to operate the property including purchasing inventory and paying wages, utilities and property taxes and other expenses. Our results of operations primarily represent hotel-level sales, which are room, food and beverage and other ancillary income such as telephone, parking and other guest services. Operating expenses consist of the costs to provide these services, as well as management fees paid to the operators of our hotels, real and personal property taxes, utilities, ground rent, equipment rent, property insurance, depreciation and other costs. We generally receive a cash distribution, which reflects hotel-level sales less property-level operating expenses (excluding depreciation), from our hotel managers each period.

Key Performance Indicators

We have several key indicators that we use to evaluate the performance of our business. These indicators include room revenue per available room, or RevPAR, and RevPAR penetration index.

RevPAR is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include revenues from food and beverage or parking, telephone, or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels. We also use RevPAR to compare the results of our hotels between periods and to compare results of our comparable hotels. See “Comparable Hotel Operating Statistics” for further discussion.

We assess what causes changes in RevPAR because changes that result from occupancy as compared to those that result from room rate have different implications on overall revenue levels as well as incremental operating profit. For example, increases in occupancy at a hotel would lead to increases in ancillary revenues, such as food and beverage, parking sand other hotel amenities, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in these additional room-related costs. For this reason, while operating profit would typically increase when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on our profitability.

A related revenue measure for our hotels is the RevPAR penetration index. The RevPAR penetration index reflects each property’s RevPAR in relation to the RevPAR for that property’s competitive set. We use the measure as an indicator of a property’s market share. For example, a RevPAR penetration index of 100 would indicate that a hotel’s RevPAR is, on average, the same as its competitors. A RevPAR penetration index exceeding 100 would indicate that a hotel maintains a RevPAR premium in relation to its competitive set, while a RevPAR penetration index below 100 would be an indicator that a hotel is underperforming its competitive set. One critical component in this calculation is the determination of a hotel’s competitive set. Factors that we consider include geographic proximity, as well as the level of service provided at the property. For example, a hotel located near a convention center might have a competitive set that includes other hotels located in close proximity to the convention center. In addition, a luxury hotel might include other luxury or upper-upscale hotels in its competitive set but not economy hotels. Our methodology for determining a hotel’s competitive set, however, may differ from those used by other owners and/or managers.

One of our key performance indicators is the profitability of each hotel. Among other things, we use hotel adjusted operating profit, which is a non-GAAP measure, to evaluate this. Hotel adjusted operating profit measures property-level results before funding furniture, fixtures and equipment reserves and debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. See “Non-GAAP Financial Measures—Comparable Hotel Operating Results” for further discussion. We also use, among other things, FFO per diluted share as a supplemental measure of company-wide profitability. See “Non-GAAP Financial Measures—FFO per Diluted Share” for further discussion.

Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per share.

Outlook

We believe that lodging demand will continue to grow in the fourth quarter and in 2005. With this growth and, in particular, as corporate group and corporate transient business strengthen, we believe that RevPAR at our hotels will continue to increase. In the third quarter of 2004, RevPAR for our comparable hotels increased 7.9% over the same period last year, which led to an increase in RevPAR of 6.6% for year-to-date 2004. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved and is generally considered a key indicator of revenues for hotels. For the full year of 2004, we expect RevPAR to increase approximately 6.0% to 7.0% for our comparable hotels as compared to 2003.

Improvements in RevPAR for the first half of 2004 were primarily driven by increases in occupancy at our hotels. As lodging demand continued to strengthen during the year, we anticipated that average room rates would begin to increase. In the third quarter of 2004, this expectation was realized and the increase in RevPAR was attributable to increases in both occupancy and average room rates. We expect that demand will continue to grow and allow for additional growth in average room rates in the fourth quarter and in 2005. This is a result of a number of positive trends such as strong U.S. GDP growth, low supply growth of new hotels, a continued increase in corporate transient demand and a solid group booking pace. As a result of these trends, we expect comparable hotel RevPAR to increase approximately 5.0% to 7.0% for full year 2005.

We assess profitability by measuring changes in our operating margins, which are operating profit as a percentage of total revenues. We saw solid improvement in our operating margins in the third quarter. Operating margins continue to be affected by certain of our costs, primarily wages, benefits, utilities and sales and marketing, which increased at a rate greater than inflation. We expect these costs to continue to increase at a rate greater than inflation in the near term. In addition to room revenues, approximately 30% of our revenues are from food and beverage operations. During the third quarter, food and beverage revenues growth at our comparable hotels was only 2.4% compared to year-to-date growth of 5.6% due to a decrease in catering business. As the economy continues to expand, we expect to see an increase in catering business within our food and beverage revenues, which should improve operating margins.

We also expect to see improvements in RevPAR and operating margins as we continue our strategy of recycling assets. Over the past year, we have been acquiring upper-upscale and luxury properties in urban and resort/convention locations, where further large-scale lodging development is limited, and selling assets in suburban, secondary and tertiary markets. The assets we have been acquiring have higher RevPAR, higher margins and, we believe, higher growth potential than those we have sold. Over time, this should contribute to improvements in overall RevPAR and margins, as well as an increase in the average per-room replacement cost of our portfolio.

While we believe the combination of improved demand trends and low supply growth trends in the lodging industry discussed in our Annual Report on Form 10-K creates the possibility for improvements in our business in 2004, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue.

Management’s Priorities

Based on our primary business objectives and forecasted operating conditions, our key priorities, or financial strategies, over the next several years include the following:

•	to acquire upper-upscale and luxury hotels in unique locations where further large scale development is limited for prospective competitors, including hotels located in urban and resort/convention locations;

•	to use the proceeds from the sale of non-core hotels that do not fit within our business strategy of owning upper-upscale and luxury properties in urban and resort/convention locations, to acquire properties more closely aligned to our profile or repay debt;

•	to implement selective capital improvements designed to increase profitability and work with our managers to minimize operating costs and increase revenues;

•	to invest capital in our existing portfolio where the return on investment is favorable. Potential investments at our hotels could include increasing the number of rooms, adding a spa, fitness facility, convention or meeting space or upgrading the infrastructure, such as energy efficient heating and cooling systems; and

•	to reduce our leverage to achieve an interest coverage ratio of 3.0x or greater under our senior notes indenture and seek to maintain a balanced maturity schedule with an average maturity of no less than five years.

Our acquisition efforts to acquire new properties prior to 2004 were limited by several factors, including a lack of suitable targets that complement our portfolio and capital limitations due to weak equity markets. Similarly, we limited our capital expenditures in 2003 and 2002 based on our assessment of the operating environment and to preserve capital. As a result, management has focused its priorities more on recycling capital and improving our overall leverage and financial covenants by selling non-core hotels and using the proceeds to refinance or retire outstanding debt. For further detail on steps we have taken to meet our objectives, see the discussion in “Liquidity and Capital Resources—Debt Repayment and Refinancing” and “Liquidity and Capital Resources—Cash Provided by or Used in Investing Activities.”

Recent Events

During August and September, four hurricanes caused significant damage in Florida. Our 12 properties in the region and the New Orleans Marriott experienced varying levels of property damage and business interruption. While we are still assessing the impact on our properties, we believe that, after insurance proceeds, the total damages will be approximately $3 million to $7 million, a majority of which occurred in the fourth quarter. We also believe that the hurricanes could have a modest impact on business next year, as planners of group business may elect to book business in other markets during the hurricane season.

On September 22, 2004, we acquired the 270-suite Scottsdale Marriott at McDowell Mountains in Scottsdale, Arizona for a purchase price of approximately $58 million, including the assumption of approximately $34 million of mortgage debt on the hotel.

On December 15, 2004, we executed a sale agreement with an affiliate of Sarofim Realty Advisors, on behalf of an institutional investor, and Marriott International, Inc., whereby Sarofim will acquire 85% of our interest in CBM Joint Venture LLC for $91,872,510. We and Marriott International, Inc. each currently own a 50% interest in the CBM Joint Venture, which owns 120 Courtyard by Marriott properties totaling approximately 17,500 rooms. As part of the transaction, the CBM Joint Venture will be converted into a limited partnership and we will have the right to cause the partnership to redeem our remaining interest in the partnership under certain conditions between December 8, 2007 and December 8, 2009. Starting December 9, 2009, the partnership will have the right to redeem our remaining interest. The sale is expected to close in the first quarter of 2005 and is subject to several closing conditions, including: no significant decrease in the net worth of the CBM Joint Venture (but not considering a decrease in net worth due to changes in market conditions); the entering into by the CBM Joint Venture of new management agreements and ground leases with Marriott International and its affiliates; Sarofim’s ability to complete the refinancing of certain secured debt and to obtain certain lender consents; and other customary closing conditions. There can be no assurances that the sale will be completed. If the sale is completed, it will result in a book gain in excess of $55 million. Our investment in the CBM Joint Venture generated a loss per diluted share of approximately $(.03) in 2004. There have been no cash distributions to us from the CBM Joint Venture since 2001.

Between December 15, 2004 and January 6, 2005 we sold six hotels for net proceeds of approximately $223 million and will recognize a gain of approximately $47 million. The six hotels sold include the Albuquerque Marriott, the Bethesda Marriott, the Hartford Marriott Farmington, the Salt Lake City Marriott, the Tampa Marriott Westshore and the Torrance Marriott. The proceeds will be used either in the purchase of upper-upscale or luxury hotels consistent with our target profile, return on investment projects, repayment of debt obligations, or for other corporate purposes.

Results of Operations

The following table reflects key line items from our audited statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	Year-to-date ended
	September 10, 2004	September 12, 2003	% Change 2003 to 2004
Revenues
Total hotel sales	$2,466	$2,241	10.0%
Operating costs and expenses:
Property-level costs(1)	2,230	2,080	7.2
Corporate and other expenses	43	39	10.3
Operating profit	267	205	30.2
Interest expense	357	347	2.9
Income from discontinued operations	21	12	75.0
Net income (loss)	(66)	(151)	56.3
Comparable hotel operating statistics:
Comparable hotel RevPAR	$107.00	$100.35	6.6%
Comparable average room rate	$146.27	$143.71	1.8%
Comparable average occupancy	73.1%	69.8%	3.3	pts.

	Fiscal Year		% Change 2002 to 2003		Fiscal Year	% Change 2001 to 2002
	2003	2002			2001
Revenues
Total hotel sales	$3,288	$3,365	(2.3)%		$3,372	(0.2)%
Operating costs and expenses:
Property-level costs(1)	3,031	2,992	1.3		2,946	1.6
Corporate and other expenses	60	45	33.3		56	(19.6)
Operating profit	309	429	(28.0)		507	(15.4)
Interest expense	523	495	5.7		487	1.6
Income from discontinued operations	245	45	444.4		16	181.3
Net income (loss)	14	(19)	173.7		57	(133.3)
Comparable hotel operating statistics:
Comparable hotel RevPAR	$96.85	$101.07	(4.2)%
Comparable average room rate	$140.86	$143.60	(1.9)%
Comparable average occupancy	68.8%	70.4%	(1.6	)pts.

(1)	Amount represents operating costs and expenses per our statements of operations less corporate and other expenses.

Year-to-Date Ended September 10, 2004 compared to Year-to-Date Ended September 12, 2003

Revenues. Hotel sales increased $225 million, or 10.0%, to $2.5 billion year-to-date 2004 as compared to $2.3 billion year-to-date 2003. The growth in revenues reflects the increase in comparable RevPAR of 6.6% year-to-date as a result of strong increases in occupancy of 3.3 percentage points, as well as an increase in average room rates of 1.8% at our comparable hotels. In addition, hotel sales include approximately $96.3 million year-to-date in 2004 of sales for three hotels acquired subsequent to the third quarter of 2003. Hotel sales exclude sales for the properties we have sold through September 10, 2004 for all periods presented, which have been reclassified to discontinued operations. See “Discontinued Operations” below.

The majority of our customers fall into two broad groups: transient and group travelers. Continuing a trend we noted in the first half of 2004, the business mix of our portfolio is showing a shift in transient room nights, which represents approximately 55% of our business, from lower-rated discount business to higher-rated corporate and premium business. Year-to-date, total transient business was up only slightly compared to last year, but premium and corporate demand represented 29% of total transient demand, up from 26% last year. This shift was the result of premium demand increasing 25% and corporate demand growing 15% while lower-rated discount business decreased. This indicates that our hotel managers are having greater success in reducing the number of rooms sold at discounted rates as the result of improving transient demand. We believe the upward trend in occupancy and average room rate should continue as a result of increased corporate and premium business in the fourth quarter. Group business, which represents approximately 45% of our business, experienced an increase in demand of approximately 8% year-to-date.

As noted previously as compared to 2003, RevPAR increased significantly at the majority of our comparable hotels driven almost equally by increased occupancy and higher average rates by the third quarter of 2004. Year-to-date, comparable hotel RevPAR increased 6.2%, 5.8%, 5.9% and 11.6% for urban, resort, suburban and airport properties, respectively. Additionally, the performance of our portfolio is significantly affected by the performance of our large convention hotels. Due to the longer booking lead-time for large group business, these convention hotels have historically outperformed in the early stages of the industry downturn; however, they also lag the industry in performance in the early stages of recovery. As with other recoveries, we expect that these hotels will ultimately outperform and their performance will stay relatively strong for a longer period of time.

During 2004, we experienced comparable hotel RevPAR gains in most geographic regions in our portfolio. Of the 112 hotels that we owned as of September 10, 2004, 105 have been classified as comparable hotels. See “Comparable Hotel Operating Statistics” for a description of our comparable hotels, as well as hotel statistical data for our comparable hotels based on geographic regions.

Year-to-date 2004 comparable hotel RevPAR in our New England region improved 10.4% over prior year. The region benefited from the Democratic National Convention during the third quarter and was led by the Boston Hyatt, which was converted from the Swissôtel brand in late 2003, where RevPAR improved by 26.4% year-to-date 2004.

Comparable hotel RevPAR increased 7.2% year-to-date for our DC Metro region due primarily to a 4.8% increase in average room rates year-to-date September 10, 2004. Growth was slowed during the year by rooms renovations at four of our hotels in the region. However, we expect that the region will again experience strong RevPAR growth in the fourth quarter as the rooms renovations are completed.

For our Atlanta region, comparable hotel RevPAR grew by 6.5% year-to-date. The improvement was led by our downtown hotels, such as The Grand Hyatt, Atlanta, The Four Seasons, Atlanta and The Ritz-Carlton, Atlanta, where RevPAR increased 10.9%, 9.6% and 9.6%, respectively. We expect the Atlanta region to continue its strong performance in the fourth quarter.

Our Pacific region, which had lagged behind the portfolio as a whole during 2002 and 2003, continued to improve as comparable hotel RevPAR increased 8.4% year-to-date, with significant increases in occupancy. The primary reason this market had been underperforming over the past three years is due to the decline in travel related to the area’s technology companies, particularly in the San Francisco Bay area. The improvement in the Pacific region in 2004 reflects an increase in comparable hotel RevPAR at our San Francisco market hotels of 15.6% year-to-date. The results for the Pacific region also reflect a 9.9% increase year-to-date in comparable hotel RevPAR at our properties in the Los Angeles market. While we expect San Francisco’s RevPAR growth to moderate during the fourth quarter as city-wide conventions decline, the Pacific region overall should continue to exhibit improving performance.

Year-to-date comparable hotel RevPAR in our Mid-Atlantic region improved 9.8% over the prior year. Our New York City properties benefited from the Republican National Convention as RevPAR improved 19.6% during the third quarter.

For year-to-date 2004, comparable hotel RevPAR in the Florida region improved 5.7% over 2003. The 12 properties in the Florida region have experienced varying levels of impact and property damage as a result of the four hurricanes in the region during August and September. See “Recent Events.”

RevPAR in other regions was relatively unchanged from 2003. RevPAR declined 1.2% year-to-date in our South Central region, while the RevPAR in our North Central region remained unchanged. Our Mountain region experienced comparable RevPAR increases of 0.9% for year-to-date 2004.

Comparable hotel RevPAR for our international properties increased 22.5% for year-to-date 2004. Our four Canadian properties, three of which are in Toronto, experienced increases in RevPAR of 31.5% year-to-date, as the region has recovered from the SARs related travel restrictions in 2003.

Operating Costs and Expenses. Operating costs and expenses increased $154 million, or 7.3% to $2.3 billion year-to-date. The increase in operating costs and expenses is due to additional costs associated with an increase in occupancy at our hotels and an increase in wage, benefit, utility and sales and marketing costs, all of which we believe will continue to increase at a rate greater than inflation. In addition, the operating costs and expenses include the costs of three properties acquired subsequent to the end of third quarter 2003 of approximately $66.9 million for year-to-date 2004, and exclude the costs for hotels we have sold, which are included in discontinued operations.

Interest Expense. Interest expense increased $10 million year-to-date. The increase in interest expense included $40 million of call premiums and $14 million of accelerated deferred financing costs and original issue discounts year-to-date, respectively, that were associated with the prepayments made in 2004. These items were partially offset by the effect of the reduction in interest expense due to the significant amount of debt repayments and refinancings that have occurred since early 2003. See “Liquidity and Capital Resources—Cash Requirements—Debt Repayments and Refinancings.

Corporate Expenses. Corporate expenses increased by $4 million year-to-date 2004, due primarily to an increase in our restricted stock expense. Stock compensation expense increased due to an increase in the estimate of the number of shares that may be issued that are subject to performance criteria and the appreciation in our stock price since December 31, 2003.

Net Gains on Property Transactions. Net gains on property transactions increased approximately $6 million year-to-date due primarily to the recognition of deferred gains from the 1994 sale of a portfolio of Fairfield Inns by Marriott.

Discontinued Operations. Discontinued operations represent the results of operations and the gain or loss on disposition of 15 hotels during 2004 and 2003. For year-to-date 2004 and 2003, revenues for these properties were $16 million and $120 million, respectively, and our income before taxes was $2 million and $12 million, respectively. We recognized a gain of $20 million on the disposal of hotels for year-to-date 2004.

2003 Compared to 2002

As previously discussed, our hotel sales declined 3.4%, however, due to the reclassification of the results of assets sold or designated as held for sale to discontinued operations, hotel revenues on our statement of operations only declined 2.3% for full year 2003, principally due to the decline in room sales of 2.8%. For 2003, our comparable hotel RevPAR of $96.85 was down 4.2% from 2002, reflecting a decline in average room rate of 1.9% and a decrease in occupancy of 1.6 percentage points, primarily due to reduced transient demand for both business and leisure travel. Beginning in the fourth quarter, demand began to improve relative to the first three quarters of 2003, with less than one-half a percent decrease in room rate and a slight decrease in occupancy over the fourth quarter of 2002. While we have begun to see a general increase in demand, the weakest component of our business continues to be the higher-rated individual transient business traveler which historically has paid the highest average room rates. Our managers have partially offset this decline with additional group and contract business that has resulted in lower average room rates.

While our overall results for 2003 declined, we did experience improvements in comparable hotel RevPAR in four geographic regions for the fourth quarter and two regions for the full year. Comparable hotel RevPAR for our Washington D.C. Metro region increased 4.0% for the fourth quarter and 2.5% for the full year. These increases were driven by strong transient demand particularly at our Northern Virginia properties as occupancy increased 0.9 percentage points for both the fourth quarter and full year for the comparable hotels. Our Florida region also had a slight increase in comparable hotel RevPAR for the year, but a slight decrease for the fourth quarter. The results were primarily driven by our properties in the Ft. Lauderdale and Tampa markets, which benefited from stronger group demand and leisure travel.

The relative improvement of these regions was offset by the overall decline in comparable hotel RevPAR in most of our regions. In particular, our New England and South Central regions had significant declines in comparable hotel RevPAR of 15.1% and 5.8%, respectively, for the year and 14.4% and 5.7%, respectively, for the fourth quarter. The comparable hotel results in the South Central region were primarily affected by our hotels in San Antonio where full year occupancy was down 3.4 percentage points and average room rate declined 3.6%.

The decrease in demand was primarily attributable to a reduction in city-wide convention activity in 2003. The decline in our New England properties was driven by the performance of our three comparable hotels in Boston which had comparable hotel RevPAR declines of 18.8% and 19.7%, respectively, for the fourth quarter and full year. The New England results discussed above do not include the Boston Copley Marriott which is considered a non-comparable hotel, which had an increase in RevPAR for the fourth quarter of 1.6%.

Our rental income represents lease income from our 71 limited-service hotels and three office property leases, as well as lease income from one full-service hotel. Operations at the leased limited-service hotel properties continued to suffer due to increased competition from full-service and limited-service properties and weak economic conditions in their markets, resulting in a very competitive environment and lower room rates. There has been slower improvement in these properties in 2004 than in our full-service properties, in part, because a significant portion of these limited-service properties have undergone renovation in 2004 to enable them to compete with the newer supply in the future, which has resulted in a decrease in the number of available rooms in 2004 while these renovations were underway.

In 2003, we also recognized $9.6 million of other income from the settlement of a claim that we brought against our directors and officers insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International which arose from the sale of certain limited partnerships units to investors prior to 1993.

Operating Costs and Expenses. The increase in operating costs and expenses is primarily the result of increases in wages, benefits, insurance and utilities at our hotels. Rental and other expense for our limited-service hotel leases, office properties and one full-service hotel that we leased are included in other property-level expenses on the consolidated statements of operations. Consistent with the relatively fixed nature of these costs, our operating expenses increased in both 2003 and 2002 despite the decrease in revenues in both years. We expect that costs such as wages, benefits and insurance will continue to increase at a rate greater than inflation.

Corporate and Other Expenses. Corporate and other expenses primarily consist of employee salaries and other costs such as stock-based employee compensation expense, corporate insurance, audit fees, building rent and system costs. The increase in corporate and other expenses is primarily due to increases in corporate insurance and the appreciation of Host Marriott’s stock price, which affects the stock-based employee compensation expense.

Interest Expense. Interest expense increased 5.6% over 2002 as a result of the payment of aggregate call premiums of $25 million and the acceleration of deferred financing fees of $6 million associated with the prepayment of our senior notes and various mortgages during 2003. In 2004, we expect that as a result of the retirement of approximately $500 million of debt (including $262 million retired in January 2004) that interest expense will decrease, however we will continue to incur additional expenses such as call premiums and the acceleration of deferred financing to the extent that we prepay or refinance our debt prior to its original maturity.

Loss on Foreign Currency and Derivative Contracts. The loss on foreign currency and derivative contracts is due primarily to the approximate $18 million loss from the forward currency exchange contracts for our four Canadian hotels being deemed ineffective for accounting purposes. See “Liquidity and Capital Resources—Debt and Effect of Financial Covenants—Mortgage Debt Covenants” for further discussion.

Minority Interest Income (Expense). Minority interest income (expense) consists of our minority partners’ share of the income or loss in consolidated hotel partnerships. The decrease in minority interest expense is due to the decline in our operations discussed above.

Equity in Earnings (Losses) of Affiliates. Equity in earnings (losses) of affiliates consists of our portion of the earnings (losses) of two partnerships in which we own non-controlling interests and do not consolidate in our financial statements. The increase in the loss can be attributed to an increase in the net loss of CBM Joint Venture LLC in 2003. See “Investments in Affiliates” for a discussion of this partnership.

Discontinued Operations. Discontinued operations consist of two hotels sold in 2004, eight hotels sold in 2003, one hotel sold in 2002, the gain on the disposition and business interruption proceeds for the New York Marriott World Trade Center hotel and five properties classified as held for sale as of December 31, 2003, three of which were sold in January 2004. In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” or SFAS 144, the results of operations for these properties in the current year and prior periods are reflected in discontinued operations.

For 2003, the eight hotels sold generated net proceeds of approximately $184 million with a net gain on disposition of approximately $65 million, which includes a $56 million gain on the disposition of World Trade Center hotel. For 2003 and 2002, our revenues for these eight properties and the New York Marriott World Trade Center were $222 million and $120 million, respectively, and our income before taxes was $176 million and $23 million, respectively. The St. Louis Marriott Pavilion was transferred to the mortgage lender in January 2002 in a non-cash transaction and we recognized a net gain of $13 million, primarily as a result of the debt extinguished and the forgiveness of management fees net of the fair value of the assets surrendered. For 2003 and 2002, revenues for the five properties classified as held for sale and subsequently sold in the first quarter 2004, as well as the additional two hotels sold in 2004, were $90 million and $94 million, respectively, and our income before taxes was $7 million and $11 million, respectively.

On December 3, 2003, we announced the settlement of the outstanding matters relating to the terrorist attacks of September 11, 2001 affecting the New York Marriott World Trade Center and Financial Center hotels with the hotels’ insurer, Marriott International, Inc. and the Port Authority of New York and New Jersey. As a result of these settlements, we received net insurance proceeds of approximately $372 million. As a result of this settlement, we recorded a one-time gain of approximately $212 million, which is comprised of approximately $156 million in post-2003 business interruption proceeds and approximately $56 million from the disposition of the World Trade Center hotel. The gain on disposition and the 2003 and 2002 business interruption income, net of expenses, related to the hotel has been reclassified to discontinued operations. The business interruption proceeds received, net of expenses, for the New York Marriott Financial Center hotel are included in rooms revenue from continuing operations.

2002 Compared to 2001

Revenues. Hotel revenues declined 0.2% for full year 2002 principally due to the decline in room sales of 0.6%. As discussed previously, revenues (as presented in our statements of operations) do not reflect the actual decline in revenues because of the reclassification of the results of assets sold or designated as held for sale to discontinued operations. Actual room sales decreased 3.6% in 2002 from 2001. For 2002, our comparable hotel RevPAR of $100.12 was down 5.1%, which was comprised of a decline in average room rate of 5.9% and a decrease in occupancy of 0.6 percentage points. The decline in comparable hotel RevPAR was primarily attributable to reduced transient demand for business and leisure travel. While the decrease in comparable hotel RevPAR is due in part to the reduction in business and leisure travel, it is also the result of the change in business mix at our properties. Transient business, which includes corporate and premium business travelers, which generally pay the highest average room rates has decreased by over 3% since 2000 as a percentage of room sales. Our managers have partially offset this decline with additional group and contract business that have lower average room rates. As a result, while occupancy increased slightly, the average room rate declined significantly.

Although most regions had comparable hotel RevPAR declines in line with our overall portfolio, we did have two regions that had stronger results. Our South Central region comparable hotel RevPAR declined by only 1.1% primarily due to strong results from our three San Antonio hotels. The Mid-Atlantic region also outperformed the overall portfolio with a comparable hotel RevPAR decline of 2.5%. This was due to positive comparable hotel RevPAR at our Philadelphia Convention Center Marriott and Four Seasons, Philadelphia properties, offset by declines at our suburban properties in this region.

The Pacific region had the largest comparable hotel RevPAR decline at 8.3%. These results were largely due to the collapse of the technology market in the San Francisco area with all our hotels in that market having RevPAR declines. The North Central Region also had declines in comparable hotel RevPAR of 6.6%, which was a function of poor results in most of the region with our Chicago and Minneapolis properties reporting significant declines.

Our rental income further declined primarily due to increased competition and weak economic conditions for the leased limited-service hotels.

Operating Costs and Expenses. Operating costs and expenses decreased primarily as a result of our efforts and those of our managers to control operating costs at the hotels and the overall decline in occupancy. Rental expense for our limited-service hotels and office properties are included in other property-level expenses on the consolidated statements of operations. These costs, which include wages, benefits and insurance, increased at a rate greater than inflation throughout the year.

Corporate Expenses. Corporate expenses decreased principally due to a decrease in stock-based compensation. As a result of the decline in Host Marriott’s stock price and our operations in 2002, certain performance thresholds were not met and a portion of the shares previously granted were forfeited.

Minority Interest Expense. The variance in minority interest expense was due to the decrease in our results of operations as described above.

Equity in Earnings (Losses) of Affiliates. The decrease in equity in earnings (losses) of affiliates can be primarily attributed to an increase in the net loss of CBM Joint Venture LLC. See “Investments in Affiliates” for a discussion of this partnership.

Discontinued Operations. During January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender in a non-cash transaction. We recorded a gain, net of taxes, of $13 million in 2002 and a loss from operations of $3 million in 2001 as discontinued operations. We also reclassified the operations from properties disposed of in the first half of 2004 and full year 2003 as discontinued operations in 2002 and 2001.

For 2002 and 2001, revenues for these properties were $214 million and $258 million and our income before taxes was $34 million and $19 million, respectively.

Liquidity and Capital Resources

Cash Requirements

As a REIT, Host Marriott is required to distribute to its stockholders at least 90% of its taxable income in order to qualify as a REIT. Host LP is not a taxpaying entity, however, under our partnership agreement, we are required to reimburse Host Marriott for any tax payments Host Marriott is required to make. Because we are required to distribute almost all of our taxable income to Host Marriott, we depend primarily on external sources of capital to finance future growth, including acquisitions.

Cash Balances. As of September 10, 2004, we had $317 million of cash and cash equivalents, which was a decrease of $447 million from December 31, 2003. The decrease is primarily attributable to significant debt prepayments and acquisitions in 2004. For a further discussion, see “Sources and Uses of Cash” below. Due to the volatile operating environment in 2002 and 2003, our cash balances have been in excess of the $100 million to $150 million which we had historically maintained. With the added flexibility of our new Credit Facility and the continuing growth of the economy, we expect to lower our cash balances to previous levels over the next several quarters.

As of September 10, 2004, we also had $126 million of cash which was restricted as a result of lender requirements (including reserves for debt service, real estate taxes, insurance, as well as cash collateral and excess cash flow deposits). The restricted cash balance includes $33 million and $15 million as of September 10, 2004 and December 31, 2003, respectively, which are held in escrow in accordance with restrictive debt covenant requirements (see “Debt and the Effect of Financial Covenants”). The restricted cash balances do not have a significant effect on our liquidity. In the third quarter of 2004, we amended and restated our credit facility, which now provides aggregate revolving loan commitments of $575 million. This represents an increase of $275 million in capacity under our credit facility. The amendments also extend the life of the credit facility to September 2008. We have no amounts currently outstanding under the credit facility.

Debt Repayments and Refinancings. Proceeds from the sale of eight hotels in 2003 and seven in 2004, combined with the insurance settlement proceeds from the New York World Trade Center and Financial Center hotels, and scheduled principal payments, enabled us to repay or redeem a total of approximately $661 million in debt. In addition, we refinanced approximately $1.65 billion of our debt in 2003 and 2004, lowering our average interest rate to 7.0% and extending our debt maturities. As a result of the repayments and refinancings completed during 2003 and 2004, our annual interest expense obligations, excluding the effect of call premiums and accelerated deferred financing costs, have declined approximately $74 million. We have no significant debt maturities prior to February 2006, though principal amortization will total approximately $19 million and $65 million for the remainder of 2004 and full year 2005, respectively. We believe we have sufficient cash to deal with our near-term debt maturities, as well as any decline in the cash flow from our business.

Reducing future interest payments and our leverage remains a key management priority. In November 2003, Host Marriott’s Board of Directors authorized us to purchase or retire up to $600 million of our senior notes ($317 million of which remains available under this authorization) with proceeds from additional asset sales. Senior notes redeemed in connection with a refinancing transaction do not affect the availability under this authorization. As a result, we may continue to redeem or refinance additional senior notes and mortgage debt from time to time to take advantage of favorable market conditions. We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted unit, as defined herein, as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. For example, for year-to-date 2004 we incurred interest expense resulting from the payment of call premiums of $40 million and the acceleration of deferred financing costs and original issue discounts totaling $14 million.

Capital Expenditures. We reduced our capital expenditures during 2002 and 2003 because of the uncertain economic environment and our need to conserve cash. Typically, we spend approximately $200 million to $250 million annually on renewals and replacements and other capital improvements hotel sales. We spent approximately $181 million on renewal and replacement capital expenditures in 2003, reflecting our decision to delay certain projects due to the start of the war in Iraq. For year-to-date 2004, total capital expenditures, which include both renewal and replacement expenditures and return on investment (“ROI”) and development projects, were approximately $153 million. We expect total renewal, replacement and ROI capital expenditures for 2004 to be approximately $250 million to $275 million. The renewal and replacement expenditures will be funded by the furniture, fixture and equipment funds established at certain of our hotels (typically funded annually with approximately 5% of property revenues) and by our available cash.

For 2004, approximately 10% to 15% of our capital expenditures will be for ROI projects. ROI projects have historically generated returns greater than the return on our initial investments in our hotel properties and over the next several years we expect to spend approximately $200 million to $300 million on such investments.

On July 27, 2004, we announced that we have commenced construction of an extensive renovation and repositioning of the Newport Beach Marriott Hotel. The renovation is expected to cost approximately $60 million. The renovation project will include the addition of a world-class spa and 20 new luxury suites, redesigned guest rooms, a new restaurant concept and updated meeting space.

On September 3, 2004, we converted the 590-room Denver Southeast Marriott to the Four Points by Sheraton Denver Southeast. We anticipate spending approximately $5 million for the conversion, which we believe will result in improved cash flows.

Acquisitions. We remain interested in pursuing single asset and portfolio acquisitions and believe that there will be opportunities over the next several years to acquire assets that are consistent with our target profile of upper-upscale and luxury properties in urban and resort/convention locations where further large scale development is limited. A recent example of this is the July 15, 2004 acquisition of the 450-suite Fairmont Kea Lani Maui, a premier luxury resort hotel located on 21 acres of Wailea’s Polo Beach, for $355 million. We also acquired the 270-suite Scottsdale Marriott at McDowell Mountains on September 22, 2004 for approximately $58 million, $34 million of which was funded through the assumption of the existing mortgage debt on the hotel. We have acquired three properties for a total of approximately $502 million in 2004. In addition, during 2004, we purchased a retail building adjacent to one of our hotels and the land under the JW Marriott Hotel Lennox in Atlanta, which we previously leased, for a combined total of approximately $30 million. Any additional acquisitions may be funded, in part, from our available cash, draws under our credit facility or other debt financing, proceeds from asset sales or through equity offerings by Host Marriott or the issuance of OP units. We cannot be certain as to the size or timing of acquisition opportunities or of our ability to obtain additional acquisition financing, if needed.

Other. On September 3, 2004, we closed the 337-room Marriott Mountain Shadows Resort Hotel. We are currently reviewing alternative uses of the property, including the construction of a small hotel and residential development. The fair value of the property exceeds our carrying value.

Sources and Uses of Cash

Our principal sources of cash are cash from operations, the sale of assets, borrowing under our Credit Facility and our ability to obtain additional financing through various capital markets. Our principal uses of cash are debt service, asset acquisitions, capital expenditures, operating costs, corporate expenses and distributions to equity holders.

Cash Provided by Operations. Our cash provided by operations increased $39 million to $193 million for year-to-date 2004 from $154 million for year-to-date 2003, due primarily to the increase in operating profit in 2004. Cash provided by operations decreased from $380 million in 2002 to $373 million in 2003. The decrease in cash provided by operations in 2003 primarily reflects the overall reduction in hotel operating profit. Additionally, the 2002 cash provided by operations included a one-time, $50 million payment from Marriott International related to negotiated changes in our management agreements with respect to working capital balances at our hotels. Previously, we had recorded this amount in our balance sheet as “due from managers.” There was no income statement impact of this payment.

Cash Used in Investing Activities. Cash used in investing activities for year-to-date 2004 was $474 million compared to $36 million for the same period in 2003. The increase reflects the acquisition of two hotel properties and other assets for total cash expenditures of $474 million. During the same period in 2004, we received net proceeds of $155 million from the sale of seven non-core properties, while capital expenditures at our properties totaled $153 million, an increase of $25 million, when compared to the same period in 2003. See “Cash Requirements—Capital Expenditures” above. We currently have entered into contracts to sell five hotels for a total of approximately $180 million. These sales are expected to be completed by the first quarter of 2005. Between December 15, 2004 and January 6, 2005 we sold six hotels for approximately $233 million. See “—Recent Events.” We believe our total dispositions for full year 2004 and the first quarter of 2005 will be approximately $250 million to $350 million, the net proceeds of which will be used to repay debt, fund acquisitions or for general corporate purposes.

Cash used in investing activities decreased from $222 million in 2002 to $156 million in 2003. Activity for 2003 primarily included net proceeds of $184 million from the sale of eight hotels, property insurance proceeds of $185 million for the New York World Trade Center hotel, the acquisition of the Hyatt Regency Maui Resort and Spa for $321 million, and capital expenditures of $201 million as discussed above in “Capital Expenditures.” The 2002 cash used in investing activities included a one-time $75 million payment from Marriott International related to negotiated changes in our management agreements with respect to furniture, fixture and equipment escrow funds for our hotels. There was no income statement impact of this payment from Marriott International.

The following table summarizes significant investing activities that have been completed since the beginning of fiscal year 2002 (in millions):

Transaction Date		Description of Transaction	Sale (Investment) Price
January	2005	Sale of Torrance Marriott	$62
January	2005	Sale of Hartford Marriott at Farmington, Tampa Westshore Marriott and Albuquerque Marriott	66
December	2004	Sale of Bethesda Marriott	45
December	2004	Sale of Salt Lake City Marriott	50
September	2004	Purchase of the 270-room Scottsdale Marriott at McDowell Mountains(1)	(58)
July	2004	Purchase of the 450-suite Fairmont Ken Lani	(355)
May	2004	Purchase of the 455-room Embassy Suites Lakefront, Chicago	(89)
May	2004	Sale of the Dallas/Fort Worth Airport Marriott	59
January	2004	Sale of the Mexico City Airport Marriott	30
January	2004	Sale of the Atlanta Northwest Marriott, Detroit Romulus Marriott and the Detroit Southfield Marriott	51
December	2003	Insurance recovery from the New York World Trade Center Marriott and New York Marriott Financial Center hotels	372
December	2003	Sale of the Williamsburg Marriott, Oklahoma City Marriott and the Plaza San Antonio Marriott	75
November	2003	Sale of the Jacksonville Marriott	17
November	2003	Purchase of the 806-room Hyatt Regency Maui Resort and Spa	(321)
July	2003	Sale of Norfolk Waterside Marriott, Oklahoma City Waterford Marriott and Palm Beach Gardens Marriott	71
June	2003	Acquisition of remaining interests in the JW Marriott in Washington, D.C.(2)	(98)
January	2003	Sale of Ontario Airport Marriott	26
June	2002	Purchase of the 1,139-room Boston Marriott Copley Place(3)	(214)
January	2002	Development of The Ritz-Carlton, Naples Golf Resort	(75)

(1)	Investment price includes the assumption of $34 million of mortgage debt.
(2)	Investment price includes the consolidation of $95 million of mortgage debt.
(3)	Investment price includes the assumption of $97 million of mortgage debt.

Cash Used in and Provided by Financing Activities. Cash used in financing activities was $166 million for year-to-date 2004 compared to $68 million of cash provided by financing activities year-to-date 2003. During 2004, approximately $1.2 billion of cash has been provided by financing activities through the issuance of 25 million common OP units, 4 million units of Class E preferred units and the issuance of the Exchangeable Senior Debentures and the Series L senior notes. Cash used in financing activities primarily consisted of debt prepayments of $1.2 billion, including the redemption of $218 million of our 8.45% Series C senior notes due in 2008, the redemption of $895 million of our 7 7/8% Series B senior notes and the prepayment of $82 million of mortgage debt on four of our hotels. On August 3, 2004, we redeemed all 4.16 million units of our 10% Class A preferred units for approximately $104 million.

Cash provided by financing activities for 2003 was $186 million, compared to cash used in financing activities of $149 million for 2002. Significant financing activities during 2003 included two separate issuances of common stock by Host Marriott totaling 51 million shares for net proceeds of approximately $501 million. The proceeds were contributed to us in exchange for an equal number of OP Units and we used a significant portion of them to finance the acquisition of the Hyatt Regency Maui Resort and Spa. We also issued $725 million in 7 1/8% Series J senior notes due in 2013. The net proceeds were used to redeem $429 million of our existing 7 7/8% Series A senior notes due in 2005 and $282 million of our 8.45% Series C senior notes due in 2008 on December 8, 2003. The terms of the Series A and C senior notes required that we pay a premium in exchange for the right to retire this debt in advance of its maturity date. In conjunction with the redemption, we recorded a loss of approximately $28 million for the payment of the premium and the acceleration of the related deferred financing fees in the fourth quarter of 2003.

During December 2003, we announced the settlement of all outstanding matters related to the New York Marriott World Trade Center and Financial Center hotels with our insurer, Marriott International and the Port Authority of New York and New Jersey. As a result of this settlement, we received net proceeds of approximately $372 million, substantially all of which were used to repay debt. During the fourth quarter, we used the proceeds to repay the $65 million mortgage debt on the World Trade Center hotel and made a partial prepayment of $33 million of mortgage debt on our Canadian properties. The remainder of the proceeds was used in the first quarter of 2004 for a partial prepayment of $44 million of debt secured by mortgages on two Ritz-Carlton properties and to retire the remaining outstanding Series C senior notes of approximately $218 million. In conjunction with the redemption of the Series C senior notes, we recorded a loss of approximately $11 million for the payment of the call premium and the acceleration of the related deferred financing fees.

The following table summarizes significant financing activity, except for the credit facility, payment of distributions and non-cash equity and derivative transactions completed since January 1, 2003 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
September	2004	Assumed 6.08% mortgage on the Scottsdale Marriott at McDowell Mountains hotel (acquired on September 22, 2004)	$34
September	2004	Redemption of 7 7/8% Series B senior notes	(336)
August	2004	Proceeds from the issuance of 7% Series L senior notes	345
August	2004	Redemption of 4.16 million units of 10% Class A preferred units	(104)
June	2004	Proceeds from the issuance of 25 million units of common stock	301
May/June	2004	Proceeds from the issuance of approximately 4 million units of 8 7/8% Class E preferred units	98
May	2004	Redemption of 7 7/8% Series B senior notes	(65)
April	2004	Redemption of 7 7/8% Series B senior notes	(494)
March	2004	Proceeds from the issuance of 3.25% Exchangeable Senior Debentures due 2024	483
January	2004	Payment of the 12.68% mortgage on the Mexico Airport Marriott	(11)
January	2004	Prepayment of the 8.58% mortgage on the Hanover Marriott	(27)
January	2004	Redemption of the remaining 8.45% Series C senior notes	(218)
January	2004	Partial prepayment of The Ritz-Carlton, Naples and Buckhead 9% mortgage loan	(44)
December	2003	Partial prepayment of the Canadian mortgage loan	(33)
December	2003	Retired a total of $711 million of Series 7 7/8% A and 8.45% C senior notes	(711)
December	2003	Repayment of World Trade Center hotel debt	(65)
November	2003	Issuance of 7 1/8% Series J senior notes due in 2013	725
October	2003	Issuance of 23.5 million units	250
September	2003	Refinancing proceeds from the JW Marriott, Washington, D.C. mortgage loan	88
September	2003	Repayment of the JW Marriott, Washington, D.C. mortgage loan	(95)
August	2003	Retired a portion of 7 7/8% Series A senior notes due in 2005	(71)
August	2003	Issuance of 27.5 million units	251
April	2003	Partial prepayment of the Canadian mortgage loan	(7)
March	2003	Retired a portion of 9.25% senior notes due in 2007	(8)
January	2003	Repayment of The Ritz-Carlton, Naples and Buckhead 8.03% mortgage loan	(17)

Financial Condition

Debt and Effect of Financial Covenants

As of September 10, 2004, our total debt was $5.6 billion. The weighted average interest rate of our debt is approximately 7.0% and the current average maturity is 6.9 years. Additionally, approximately 85% of our debt has a fixed rate of interest as of September 10, 2004.

During August of 2004, we issued $350 million of 7% Series L senior notes for net proceeds of $345 million, after underwriting fees and expenses and the original issue discount. On September 2, 2004, we used the net proceeds from the issuance of the Series L senior notes and available cash to redeem $336 million of our 7 7/8% Series B senior notes, which were scheduled to mature in 2008. We recorded a loss year-to-date 2004, which has been included in interest expense, of approximately $12.9 million on the early extinguishment of debt, which includes the premium and the acceleration of the related discounts and deferred financing costs.

Over time, we expect to decrease the proportion of fixed rate debt in our capital structure to 70% to 85% of our total debt, although there can be no assurances that we will be able to achieve this result on terms acceptable to us. We may do this through the use of derivative instruments including interest rate swaps or through the periodic refinancings of fixed rate mortgage debt with floating rate debt. In furtherance of this objective, in August 2003 we entered into two interest rate swap agreements maturing in October 2007. Under the agreements, we receive fixed rate payments at 9.25% and make floating rate payments based on six-month LIBOR plus 590 basis points (7.06% at September 10, 2004) on a combined notional amount of $242 million. These agreements have the effect of swapping our interest obligations on $242 million in principal amount of 9.25% Series G senior notes to a floating rate of interest. In addition, in September 2003 we refinanced the $95 million mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points (3.7% at September 10, 2004.) In connection with the refinancing, we also purchased an interest rate cap, which has the effect of limiting the interest rate on the new floating rate mortgage loan to not greater than 8.1% for the first two years of the loan. We may continue to enter into similar swaps or refinancings in the future. See “Quantitative and Qualitative Disclosures about Market Risk” for a discussion of our sensitivity to interest rates.

Amended and Restated Credit Facility. During September 2004, we entered into an amended and restated credit facility (the “Credit Facility”). The Credit Facility replaces our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million. The Credit Facility also includes subcommitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to certain of our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The Credit Facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We also have the option to increase the amount of the Credit Facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the Credit Facility, commits to be a lender for such amount.

As with the prior facility, the debt under the Credit Facility is guaranteed by certain of our existing subsidiaries and is currently secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit our Credit Facility as well as the notes outstanding under our senior notes indenture, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the Credit Facility. As with the prior credit facility, the pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters.

Unlike our prior facility, the revolving loan commitment under the Credit Facility is divided into two separate tranches: (1) a Revolving Facility A tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio which is defined as total debt to our pro forma EBITDA (as defined in the Credit Facility agreement), with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our leverage ratio does not exceed levels ranging from 7.5x to 7.0x (depending on the time period) and our unsecured interest coverage ratio equals or exceeds 1.5x.

We are subject to different financial covenants depending on whether amounts are borrowed under Revolving Facility A or Revolving Facility B, and we are permitted to convert amounts borrowed under either tranche into amounts borrowed under the other tranche. While the financial covenants applicable under Revolving Facility A are generally comparable to those contained in our prior facility (including covenants for leverage, fixed charge coverage and unsecured interest coverage), the financial covenants applicable to Revolving Facility B are limited to leverage and unsecured interest coverage, and are set at less restrictive levels than the corresponding covenants applicable to Revolving Facility A. As a result of this structure, we have gained the flexibility to make and maintain borrowings in circumstances where adverse changes to our financial condition could have prohibited the maintenance of borrowings under the prior facility.

The new Credit Facility not only extends the maturity of our previous facility but more importantly, it allows us greater flexibility in future transactions by increasing our immediate access to capital both for potential acquisitions or in the case of unforeseen events.

Senior Notes. Under the terms of our senior notes indenture and the Credit Facility, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including an EBITDA-to-interest coverage ratio of at least 2.0x. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as interest on our Convertible debt obligation to Host Marriott, call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. In addition, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to the transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Currently, our EBITDA-to-interest coverage ratio is above 2.0 to 1.0 based upon our pro forma results of operations for the four fiscal quarters ended September 10, 2004. Accordingly, we are not contractually restricted by this covenant in our ability to pay preferred or common dividends, or prohibited from incurring additional debt, including debt incurred in connection with an acquisition as long as we maintain the required level of interest coverage.

Mortgage Debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of September 10, 2004, we have 31 assets that are secured by mortgage debt. As a result of the decline in operations of our properties in 2002 and 2003, we have triggered restrictive covenants on two loans that are secured by mortgages on a total of 11 properties. These loans have restrictive covenants which require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. (The remaining mortgage loans generally do not have restrictive covenants that require such escrows.) Included in restricted cash on our balance sheet are $33 million and $15 million as of September 10, 2004 and December 31, 2003, respectively, that will remain in escrow until operating cash flow from these properties meets the covenant requirements or until the loans are repaid. We do not believe that the covenant requirements will be achieved on one of the loans in 2004 and, accordingly, estimate that a total of approximately $50 million will be escrowed at December 31, 2004.

As of September 10, 2004 and December 31, 2003, our debt is comprised of (in millions):

	September 10, 2004	December 31, 2003
Series B senior notes, with a rate of 7 7/8% due August 2008	$304	$1,196
Series C senior notes, with a rate of 8.45% due December 2008	—	218
Series E senior notes, with a rate of 8 3/8% due February 2006	300	300
Series G senior notes, with a rate of 9 1/4% due October 2007(1)	244	244
Series I senior notes, with a rate of 9 1/2% due January 2007(2)	471	484
Series J senior notes, with a rate of 7 1/8% due November 2013	—	725
Series K senior notes, with a rate of 7 1/8% due November 2013	725	—
Series L senior notes, with a rate of 7% due August 2012	345	—
Exchangeable Senior Debentures, with a rate of 3.25% due 2008	491	—
Senior notes, with an average rate of 9 3/4%, maturing through 2012	13	13

Total senior notes	2,893	3,180

Mortgage debt, with an average interest rate of 7.7% and 7.8% at September 10, 2004 and December 31, 2003, respectively	2,080	2,205
Credit Facility	—	—
Convertible debt obligation to Host REIT, with a rate of 6.75% due December 2026	492	492
Other	99	101

Total debt	$5,564	$5,978

(1)	Includes an increase due to the fair value adjustments for interest rate swap agreements of $2 million as of both September 10, 2004 and December 31, 2003.
(2)	Includes an increase due to the fair value adjustments for interest rate swap agreements of $21 million and $34 million as of September 10, 2004 and December 31, 2003, respectively.

Credit Ratings

Currently, we have $2.9 billion of senior notes outstanding that are rated by Moody’s Investors Service and Standard & Poor’s. As a result of our significantly reduced operating levels over the past few years, the ratings on our senior notes have been downgraded. Standard and Poor’s rating on our senior debt is B+ and has rated Host Marriott’s preferred stock CCC+. Moody’s has a Ba3 rating on our senior unsecured debt and a B3 rating on Host Marriott’s preferred stock. While we have no senior note maturities until 2006, if our operations were to decline, or if our credit ratios do not continue to improve, the ratings on our senior notes could be reduced. If we were unable to subsequently improve our credit ratings, our cost to issue additional senior notes, either in connection with a refinancing or otherwise, or to issue additional preferred stock would likely increase.

Distribution Policy

Host Marriott is required to distribute to its stockholders at least 90% of its taxable income in order to qualify as a REIT, including taxable income we recognize for tax purposes but with regard to which we do not receive corresponding cash. Funds used by Host Marriott to pay dividends on its common and preferred stock are provided through distributions from Host LP. For every share of common and preferred stock of Host Marriott, Host LP has issued to Host Marriott a corresponding common OP unit and preferred OP unit. As of September 10, 2004, Host Marriott is the owner of substantially all of the preferred OP units and approximately 94% of the common OP units. The remaining 6% of the common OP units are held by various third-party limited partners. As a result of the minority position in Host LP common OP units, these holders share, on a pro rata basis, in amounts being distributed by Host LP. As a general rule, when Host Marriott pays a common or preferred dividend, Host LP pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host Marriott paid a five cent per share dividend on its common stock, it would be based on payment of a five cent per common OP unit distribution by Host LP to Host Marriott and all other common OP unit holders.

Host Marriott’s current policy on dividends is generally to distribute at least 100% of its taxable income, unless otherwise contractually restricted. As previously discussed, Host Marriott was restricted in its ability to pay dividends on its common and preferred equity, except to the extent necessary to maintain Host Marriott’s status as a REIT, as long as our EBITDA-to interest coverage ratio was under 2.0x. Our EBITDA-to-interest coverage ratio is above 2.0x and Host Marriott may make distributions in excess of the minimum amount necessary to maintain its REIT status.

On September 8, 2004, Host Marriott’s Board of Directors declared a $0.05 dividend per share for Host Marriott’s common stock representing primarily the final distribution of 2003 taxable income. Accordingly, we will make a $.05 distribution per OP unit. The distribution will be payable on December 20, 2004 to unitholders of record as of November 30, 2004. Assuming the continued improvement in operations throughout 2005 and a corresponding growth in taxable income, Host Marriott intends to reinstate a quarterly dividend on its common stock in the $.04 to $.06 per share range beginning with the first quarter of 2005 dividend (which would be payable on or about April 15, 2005). The amount of any future common distribution will be determined by Host Marriott’s Board of Directors.

On September 8, 2004, Host Marriott’s Board of Directors also declared a quarterly cash distribution of $0.625 per share for our Class B and C preferred units and cash distributions of $0.5546875 for our Class E preferred units. The third quarter distributions were paid on October 15, 2004 to unitholders of record as of September 30, 2004. Also, we paid $0.125 per units of our Class A preferred units for dividends accrued from July 15, 2004 to the redemption date of August 3, 2004. Host Marriott currently intends to continue to pay dividends on its preferred stock regardless of the amount of taxable income as long as it is over the 2.0x EBITDA-to-interest coverage ratio.

Investments in Affiliates

We have made investments in certain ventures which we do not consolidate and, accordingly, are accounted for under the equity method of accounting in accordance with our accounting policies as described in Note 1 to the consolidated financial statements. Currently, we and an affiliate of Marriott International each own a 50% interest in CBM Joint Venture LLC, which owns, through two limited partnerships, 120 Courtyard by Marriott properties totaling 17,550 rooms. On December 15, 2004, we executed an agreement to sell 85% of our interest in CBM Joint Venture for $91,872,510. See “—Recent Events”. The joint venture has approximately $1,085 million of assets and $899 million of debt. This debt consists of approximately $524 million of first mortgage loans secured by 119 of the 120 properties owned by the partnerships, approximately $127 million of senior notes secured by the ownership interest in one partnership and mezzanine debt in the amount of $248 million. The lender of the mezzanine debt is an affiliate of Marriott International. None of the debt is recourse to, or guaranteed by, us or any of our subsidiaries. RevPAR at the partnerships’ Courtyard hotels increased 4.6% year-to-date with an average occupancy increase of 1.9 percentage points and an increase in average room rate of 1.8%. We have not received any cash distributions from this partnership since 2001 and do not expect to receive any distributions in 2004.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2003, we are party to the following material off-balance sheet arrangements:

Tax Sharing Arrangements. Under tax sharing agreements with former affiliated companies (such as Marriott International, Host Marriott Services Corporation and Barceló Crestline Corporation (formerly Crestline Capital Corporation)), we are obligated to pay certain taxes (Federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a material tax liability that we may be obligated to pay under the tax sharing agreement. In addition, under the partnership agreement between Host Marriott and Host LP, Host LP is obligated to pay certain taxes (Federal, state, local and foreign, including any related interest and penalties) incurred by Host Marriott, as well as any liabilities the IRS successfully may assert against Host Marriott. We do not expect any amounts paid under the tax sharing arrangement to be material.

Tax Indemnification Agreements. For reasons relating to tax considerations of the former and current owners of nine hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. These agreements require that we indemnify the owners for their tax consequences resulting from our selling the hotel or refinancing the mortgage debt during the period under the agreement. We have also agreed not to sell more than 50% of the original allocated value attributable to the former owners of a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for income tax purposes. Because the timing of these potential transactions is within our control, we believe that the likelihood of any material indemnification to be remote and therefore not material to our financial statements.

Guarantees. We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of rental payments. The aggregate amount of these guaranteed payments is approximately $40 million as of December 31, 2003.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Crestline in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Crestline, who, in turn, is indemnified by the current owner of the facility.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal payments on our debt, future minimum lease payments on our operating and capital leases and projected capital expenditures, each as of September 10, 2004 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-Term Debt Obligations(1)	$13,555	$117	$2,167	$3,406	$7,865
Capital Lease Obligations(2)	10	2	8	—	—
Operating Lease Obligations(3)	1,707	42	207	214	1,244
Purchase Obligations(4)	65	65	—	—	—

Total	$15,337	$226	$2,382	$3,620	$9,109

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate for both fixed and variable debt. For variable rate debt we have used the applicable percentage interest rate as of September 10, 2004.
(2)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants of $1 million, payable to us under non-cancelable subleases. The lease payments also include interest payable of $1 million.
(3)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of $29 million and $573 million, respectively, payable to us under non-cancelable subleases.
(4)	Our purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years and some of the current year amount reflects prior year contracts that were deferred or not completed. See “Capital Expenditures.”

Critical Accounting Policies

Our consolidated financial statements include the accounts of Host Marriott and all consolidated subsidiaries. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

•	Impairment testing. We are required by GAAP to record an impairment charge when we believe that one or more of our hotels has been impaired, whereby, future undiscounted cash flows for the hotel would be less than the net book value of the hotel. For impaired assets, we record an impairment charge when a property’s fair value less selling costs is less than its net book value. We test for impairment in several situations in accordance with SFAS 144, including when current or projected cash flows are less than historical cash flows, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, as well as whenever an asset is classified as “held for sale” or events or changes in circumstances indicate that a hotel’s net book value may not be recoverable. In the evaluation of the impairment of our hotels, we make many assumptions and estimates, including:

•	projected cash flows,

•	holding period,

•	expected useful life

•	future capital expenditures

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices

Changes in these estimates, assumptions, future changes in economic conditions or property-level results could require us to record additional impairment charges, which would be reflected in operations in the future.

•	Classification of Assets as “Held for Sale.” We classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	our Board of Directors has approved the sale (to the extent the dollar magnitude of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

•	Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income or the gain or loss on the sale of any of our hotels.

•	Valuation of Deferred Tax Assets. We have approximately $87 million, net of a valuation allowance of $9 million, in consolidated deferred tax assets as of September 10, 2004. SFAS 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for income taxes, the objectives of which are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $87 million in deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

•

Valuation of Foreign Currency and Derivative Contracts. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes accounting and reporting standards for derivative instruments. We have three interest rate swap agreements outstanding as of September 10, 2004. Our interest rate swap agreements with a fair market value of $23 million as of September 10, 2004 have been designated as fair value hedges, as described in Note 1 to our consolidated financial statements. While we intend to continue to meet the conditions for hedge accounting, if a particular interest rate swap does not qualify as highly effective, any change in the fair value of the derivative used as a hedge would be reflected in current earnings. Should any change in management strategy, or any other circumstance, cause an existing highly-effective hedge to become ineffective, the accumulated loss or gain in the value of the derivative instrument since its inception may be reclassified from the shareholders’ equity section of the balance sheet to current net income. We also have two interest rate cap agreements that are fair valued each quarter and the increase or decrease in fair value is recorded in net income. We also have several foreign currency forward exchange contracts that we previously used to hedge the mortgage loan on our Canadian properties. The hedge has been deemed ineffective for accounting purposes. See the discussion in “Quantitative and Qualitative Disclosures About Market Risk.” We estimate the fair value of all of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our existing foreign currency and derivatives is likely to fluctuate materially from year to year based on changing levels of interest and exchange rates and shortening terms to maturity.

•	Consolidation Policies. Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. We adopted the Revised FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” as of January 1, 2004. Currently, we have investments in entities that in the aggregate own 122 hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to the company and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements. For further detail on our unconsolidated entities see Note 4 to our consolidated financial statements.

Lodging Statistics

Reporting Periods for Hotel Operating Statistics and Comparable Hotel Results

The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, Inc., the manager of the majority of our properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt, report results on a monthly basis. Host REIT, as a REIT, is required by tax laws to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott International modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, the third quarter of 2004 ended on September 10, and the third quarter of 2003 ended on September 12, though both quarters reflect twelve weeks of operations. In contrast, year-to-date results as of September 10, 2004 reflect 254 days of operations, while our year-to-date results as of September 12, 2003 reflect 255 days.

In addition, for results reported by hotel managers using a monthly reporting period (approximately one-fourth of our full-service hotels), the month of operation that ends after our fiscal quarter-end is included in our results of operations in the following fiscal quarter. Accordingly, our results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August), and fourth quarter (September to December). The year-to-date 2004 operations include 244 days of operations for our monthly hotels compared to 243 days of operations for the year-to-date 2003 operations.

In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported based on the reporting cycle used by Marriott International for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of certain of our fourth quarters which are comprised of seventeen weeks, such as fiscal year 2002). This means, however, that the reporting periods we use for hotel operating statistics may differ slightly from the reporting periods used for our consolidated statements of operations for the first and fourth quarters and the full year. For the hotel operating statistics and comparable hotel results reported herein:

•	Hotel results for year-to-date 2004 reflect 36 weeks for the period from January 3, 2004 to September 10, 2004 for our Marriott-managed hotels and results from January 1, 2004 to August 31, 2004 for operations of all other hotels which report results on a monthly basis.

•	Hotel results for year-to-date 2003 reflect 36 weeks for the period from January 4, 2003 to September 12, 2003 for our Marriott-managed hotels and results from January 1, 2003 to August 31, 2003 for operations of all other hotels which report results on a monthly basis.

•	Hotel results for fiscal year 2003 reflect 52 weeks of operations for the period from January 4, 2003 to January 2, 2004 for our Marriott-managed properties and results from January 1, 2003 to December 31, 2003 for operations of all other hotels which report results on a monthly basis.

•	Hotel results for fiscal year 2002 reflect 53 weeks of operations for the period from December 29, 2001 to January 3, 2003 for our Marriott-managed hotels and results from January 1, 2002 to December 31, 2002 for operations of all other hotels which report results on a monthly basis.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as full-service properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations, for the entirety of the reporting periods being compared, and (ii) that have not sustained substantial property damage or undergone large-scale capital projects during the reporting periods being compared. Of the 112 full-service hotels that we owned on September 10, 2004, 105 have been classified as comparable hotels. The operating results of the following seven hotels that we owned as of September 10, 2004 are excluded from comparable hotel results for these periods:

•	The JW Marriott, Washington, D.C. (consolidated in our financial statements beginning in the second quarter of 2003);

•	The Hyatt Regency Maui Resort and Spa (acquired in November 2003);

•	The Memphis Marriott (construction of a 200-room expansion started in 2003 and completed in 2004);

•	The Embassy Suites Chicago Downtown-Lakefront Hotel (acquired in April 2004);

•	The Fairmont Kea Lani Maui (acquired in July 2004);

•	The Newport Beach Marriott Hotel (major renovation started in July 2004); and

•	Mountain Shadows Resort Hotel (closed in September 2004).

In addition, the operating results of the 15 hotels we disposed of in 2004 and 2003 are also not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our full-service hotel properties, they exclude results for our non-hotel properties and leased limited-service hotels.

The following table sets forth performance information for our comparable full-service hotels by geographic region as of September 10, 2004 and September 12, 2003:

Comparable by Region

	As of September 10, 2004		Year-to-date ended September 10, 2004			Year-to-date ended September 12, 2003
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	20	10,720	$148.72	75.3%	$111.95	$149.84	68.9%	$103.26	8.4%
Florida	12	7,337	164.82	73.6	121.37	161.78	70.9	114.78	5.7
Mid-Atlantic	10	6,720	178.16	77.6	138.28	171.69	73.4	125.96	9.8
Atlanta	13	5,940	141.13	68.9	97.22	136.50	66.9	91.31	6.5
North Central	13	4,923	119.33	68.6	81.82	121.38	67.4	81.78	—
South Central	7	4,816	129.73	77.0	99.83	131.40	76.9	100.99	(1.2)
DC Metro	11	4,297	151.13	73.6	111.21	144.21	71.9	103.73	7.2
New England	7	3,413	141.61	73.4	103.96	139.13	67.7	94.19	10.4
Mountain	7	2,861	103.31	63.4	65.46	100.62	64.5	64.86	0.9
International	5	1,953	120.72	72.8	87.83	113.48	63.2	71.73	22.5

All Regions	105	52,980	146.27	73.1	107.00	143.71	69.8	100.35	6.6

For 2003 and 2002, we consider 112 of our portfolio of 117 full-service hotels owned on December 31, 2003 to be comparable hotels. The operating results of the following hotels that we owned as of December 31, 2003 are excluded from comparable hotel results for these periods:

•	The New York Marriott Financial Center (substantially damaged in the September 11, 2001 terrorist attacks and re-opened in January 2002);

•	The Ritz-Carlton, Naples Golf Resort (opened in January 2002);

•	The Boston Marriott Copley Place (acquired in June 2002);

•	The JW Marriott, Washington, D.C. (consolidated in our financial statements beginning in the second quarter of 2003); and

•	The Hyatt Regency Maui Resort and Spa (acquired in November 2003).

In addition, the operating results of the eight hotels we disposed of in 2003 and the one hotel we disposed of in 2002 are also not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our full-service hotel properties, they exclude results for our non-hotel properties and leased limited-service hotels.

The following table sets forth performance information for our comparable full-service hotels by geographic region for 2003 and 2002:

Comparable by Region

	As of December 31, 2003		Year ended December 31, 2003			Year ended December 31, 2002
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR	Percentage Change in RevPAR
Pacific	22	11,526	$146.12	68.0%	$99.29	$150.77	69.3%	$104.42	(4.9)%
Florida	11	7,047	155.59	69.5	108.11	153.37	70.3	107.88	0.2
Atlanta	15	6,563	134.29	65.2	87.58	138.70	66.4	92.03	(4.8)
Mid-Atlantic	9	6,222	178.89	74.5	133.27	186.41	76.7	143.05	(6.8)
South Central	9	5,700	128.11	75.1	96.25	132.39	77.2	102.16	(5.8)
North Central	15	5,395	121.81	66.4	80.88	120.89	67.8	82.00	(1.4)
DC Metro	11	4,296	146.07	70.5	102.91	144.29	69.6	100.42	2.5
Mountain	8	3,313	103.61	61.9	64.16	107.87	64.1	69.17	(7.2)
International	6	2,552	110.95	67.9	75.33	110.03	71.0	78.09	(3.5)
New England	6	2,274	122.83	62.3	76.47	129.97	69.3	90.02	(15.1)

All Regions	112	54,888	140.86	68.8	96.85	143.60	70.4	101.07	(4.2)

Please note that the comparable properties are different for each table as set forth in our definition of comparable properties above. The following statistics are for all of our full-service properties as of September 10, 2004 and September 12, 2003, respectively. The operating statistics include the results of operations for seven hotels sold in 2004 and eight hotels sold in 2003 prior to their disposition.

All Full-Service Properties

	Year-to-date ended		Year ended December 31,
	September 10, 2004	September 12, 2003	2003	2002
Average Room Rate	$148.53	$140.23	$141.93	$143.19
Average Occupancy	73.3%	69.9%	69.1%	70.4%
RevPAR	$108.90	$98.07	$98.01	$100.74

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) Funds From Operations (FFO) per diluted unit, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Unit

We present FFO per diluted unit as a non-GAAP measure of our performance in addition to our earnings per unit (calculated in accordance with GAAP). We calculate FFO per diluted unit for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted units outstanding during such period. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per unit basis after making adjustments for the effects of dilutive securities, including the payment of preferred OP unit, in accordance with NAREIT guidelines.

We believe that FFO per diluted unit is a useful supplemental measure of our operating performance and that presentation of FFO per diluted unit, when combined with the primary GAAP presentation of earnings per unit, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, we believe that such measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted unit does not represent an amount that accrues directly to holders of our OP units. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted unit, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted unit in accordance with NAREIT guidance. In addition, although FFO per diluted unit is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted unit presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted unit should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted unit does not measure, and should not be used as a measure of, amounts that accrue directly to unitholders’ benefit.

The following table provides a reconciliation of net income (loss) available to common unitholders per unit to FFO per diluted unit (in millions, except per unit amounts):

Reconciliation of Net Loss Available to

Common Unitholders to Funds From Operations per Diluted Unit

	Year-to-date ended
	September 10, 2004			September 12, 2003
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net loss available to common unitholders	$(98)	354.4	$(.28)	$(178)	295.3	$(.60)
Adjustments:
Gain on dispositions, net	(28)	—	(.08)	(2)	—	(.01)
Cumulative effect of a change in accounting principle	—	—	—	24	—	.08
Depreciation and amortization	251	—	.71	259	—	.88
Partnership adjustments	16	—	.05	18	—	.06
Adjustments for dilutive securities:
Assuming distribution of common units granted under the comprehensive stock plan less units assumed purchased at average market price	—	2.1	—	—	2.5	(.01)

FFO per diluted unit(a)(b)(c)	$141	356.5	$.40	$121	297.8	$.40

	Year ended December 31,
	2003			2002
	Income (Loss)	Units	Per Unit Amount	Income (Loss)	Units	Per Unit Amount
Net loss available to common unitholders	$(21)	307.2	$(.07)	$(54)	289.2	$(.19)
Adjustments:
Gain on the disposition of the New York Marriott World Trade Center hotel	(56)	—	(.18)	—	—	—
Gain on dispositions, net	(9)	—	(.03)	(13)	—	(.04)
Depreciation and amortization	371	—	1.21	366	—	1.26
Partnership adjustments	24	—	.08	23	—	.08
Adjustments for dilutive securities:
Assuming distribution of common units for shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	3.5	(.02)	—	4.0	(.01)
Assuming conversion of Convertible Preferred Securities	—	—	—	32	30.9	(.01)

FFO per diluted unit(a)(b)(c)	$309	310.7	$.99	$354	324.1	$1.09

(a)	FFO per diluted unit in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include units granted under comprehensive stock plans, those preferred OP units held by minority partners, other minority interests that have the option to convert their limited partnership interest to common OP units and the convertible debt obligation to Host Marriott. No effect is shown for securities if they are anti-dilutive.
(b)	The results for the periods presented were significantly affected by several transactions, the effect of which is shown in the tables below (in millions, except per share amounts):

	Year-to-Date ended
	September 10, 2004		September 12, 2003
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Senior notes redemptions(1)	$(59)	$(59)	$(2)	$(2)
Class A preferred unit redemption(2)	(6)	(6)	—	—
Directors’ and officers’ insurance settlement(3)	—	—	7	7
Loss on foreign currency forward contracts(4)	—	—	(1)	(1)

Total	$(65)	$(65)	$4	$4

Per diluted share	$(.18)	$(.18)	$.01	$.01

	Year ended December 31,
	2003		2002
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
World Trade Center insurance gain(5)	$212	$156	$—	$—
Senior notes redemptions(1)	(35)	(35)	—	—
Directors’ and officers’ insurance settlement(3)	7	7	—	—
Loss on foreign currency forward contracts(4)	(18)	(18)	—	—

Total	$166	$110	$—	$—

Per diluted share	$.54	$.34	$—	$—

(1)	Represents call premiums and the acceleration of original issue discounts and deferred financing costs, as well as incremental interest during the call period for refinancings, included in interest expense in the consolidated statements of operations. We recognized these costs in conjunction with the prepayment of senior notes and mortgages during the periods presented.

(2)	Represents the original issuance costs for the Class A preferred units, which were required to be charged against net loss available to common stockholders in conjunction with the redemption of the Class A preferred units in the third quarter of 2004, as well as the incremental dividends from the date of issuance of the Class E preferred units to the date of redemption of the Class A preferred units.

(3)	During 2003, we recognized approximately $9.6 million of other income from the settlement of a claim that we brought against our directors’ and officers’ insurance carriers for reimbursement of defense costs and settlement payments incurred in resolving a series of related actions brought against us and Marriott International that arose from the sale of certain limited partnership units to investors prior to 1993. The effect on net loss and FFO is approximately $7 million due to income taxes on the proceeds.

(4)	During 2003, we made partial repayments of the Canadian mortgage debt, which resulted in certain of our forward currency hedge contracts being deemed ineffective for accounting purposes.

(5)	As a result of the New York Marriott World Trade Center hotel insurance settlement in the fourth quarter of 2003, we recorded a gain of approximately $212 million, which is comprised of $156 million in post-2003 business interruption proceeds and $56 million from the disposition of the hotel. See the previous discussion of non-GAAP financial measures, which describes why we exclude the $56 million gain from FFO per diluted share.

(c)	EITF 04-08 became effective in the fourth quarter of 2004 and, as a result, the Exchangeable Senior Debentures will be included as a potentially dilutive security. For year-to-date 2004, the conversion to common units of the Exchangeable Senior Debentures would be anti-dilutive. See Note 2 to our condensed consolidated financial statements for more information on EITF 04-8.

Comparable Hotel Operating Results

We present certain operating results for our full-service hotels, such as hotel revenues, expenses and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. Our comparable hotel operating results present operating results for full-service hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results

(in millions, except hotel statistics)

	Year-to-date		Year ended
	September 10, 2004	September 12, 2003	December 31, 2003	December 31, 2002
Number of hotels	105	105	112	112
Number of rooms	52,980	52,980	54,888	54,888
Percent change in Comparable Hotel RevPAR	6.6%	—	(4.2)%	—

Comparable hotel sales
Room	$1,422	$1,334	$1,937	$2,052
Food and beverage	739	700	1,061	1,091
Other	155	154	224	250

Comparable hotel sales(1)	2,316	2,188	3,222	3,393

Comparable hotel expenses
Room	360	335	490	502
Food and beverage	560	529	791	798
Other	98	94	137	142
Management fees, ground rent and other costs	795	765	1,109	1,117

Comparable hotel expenses(2)	1,813	1,723	2,527	2,559

Comparable Hotel Adjusted Operating Profit	503	465	695	834
Non-comparable hotel results, net(3)	58	13	20	(13)
Office building and limited service properties, net(4)	(1)	1	1	4
Other income	—	12	12	—
Depreciation and amortization	(250)	(247)	(359)	(351)
Corporate and other expenses	(43)	(39)	(60)	(45)

Operating Profit	$267	$205	$309	$429

(1)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows (in millions):

	Year-to-date		Year ended
	September 10, 2004	September 12, 2003	December 31, 2003	December 31, 2002
Revenues per the consolidated statements of operations	$2,540	$2,324	$3,400	$3,466
Non-comparable hotel sales	(191)	(87)	(131)	(78)
Hotel sales for the property for which we record rental income, net	31	31	46	45
Rental income for office buildings and limited service hotels	(53)	(51)	(75)	(77)
Other income	—	(12)	(12)	—
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(11)	(17)	(6)	37

Comparable hotel sales	$2,316	$2,188	$3,222	$3,393

(2)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year-to-date		Year ended
	September 10, 2004	September 12, 2003	December 31, 2003	December 31, 2002
Operating costs and expenses per the consolidated statements of operations	$2,273	$2,119	$3,091	$3,037
Non-comparable hotel expenses	(135)	(81)	(116)	(87)
Hotel expenses for the property for which we record rental income	32	36	50	48
Rent expense for office buildings and limited service hotels	(54)	(50)	(74)	(73)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(10)	(15)	(5)	30
Depreciation and amortization	(250)	(247)	(359)	(351)
Corporate and other expenses	(43)	(39)	(60)	(45)

Comparable hotel expenses	$1,813	$1,723	$2,527	$2,559

(3)	Non-comparable hotel results, net includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) the difference between comparable hotel adjusted operating profit which reflects 252 days of operations and the operating results included in the consolidated statements of operations which reflects 254 days and 255 days of operations for year-to-date 2004 and 2003, respectively.
(4)	Represents rental income less rental expense for limited service properties and office buildings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Sensitivity

The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the table presents scheduled maturities and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Weighted average interest rates are based on implied forward rates in the yield curve as of September 10, 2004. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are presented in U.S. dollar equivalents, which is our reporting currency. The interest rate swaps and caps that we have entered into are strictly to hedge interest rate risk and not for trading purposes.

	Expected Maturity Date							Fair Value
	2004	2005	2006	2007	2008	Thereafter	Total
	($ in millions)
Liabilities
Debt:
Fixed Rate	$20	$67	$574	$892	$567	$3,279	$5,399	$5,642
Average interest rate	7.4%	7.4%	7.4%	7.3%	6.8%	6.6%
Variable Rate
Variable rate mortgages	$1	$1	$140	$—	$—	$—	$142	$139
Average interest rate	4.0%	5.3%	5.9%	—%	—%	—%

Total Debt (1)							$5,541	$5,781

Interest Rate Derivatives
Interest Rate Swaps
Fixed to Variable	$—	$—	$—	$692	$—	$—	$692	$23
Average pay rate	6.6%	7.6%	8.2%	8.6%	—%
Average receive rate	9.4%	9.4%	9.4%	9.4%	—%	—%

(1)	Excludes the fair market value of the swaps which totaled approximately $23 million as of September 10, 2004.

As of September 10, 2004, approximately 85% of our debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in interest rates. We have some financial instruments that are sensitive to changes in interest rates, including our credit facility. The interest rate on our credit facility is based on a spread over LIBOR, ranging from 2.5% to 3.75%. There were no amounts outstanding on our credit facility at September 10. 2004.

We expect the proportion of fixed rate debt in our capital structure to range from 70% to 85% of our total debt, although there can be no assurances that we will be able to achieve this result on terms acceptable to us. In furtherance of this objective, we have entered into three interest rate swaps effectively converting $692 million of fixed rate payments to floating rate payments based on a spread to LIBOR.

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points on a $450 million notional amount. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swap at September 10, 2004, December 31, 2003 and December 31, 2002 was $20.8 million, $34.5 million and $40.3 million, respectively, which is included in the senior notes line item on our consolidated balance sheet.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points on a $242 million notional amount, which is equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at September 10, 2004 and December 31, 2003 was $2.3 million and $2.3 million respectively, which is included in the senior notes line item on our consolidated balance sheets.

A change in LIBOR of 100 basis points will result in a $6.9 million increase or decrease in our annual interest expense as a result of the combined $692 million in swap agreements.

In addition, on September 9, 2003, we refinanced the $95 million fixed rate mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points. The loan matures September 2005, but can be extended for up to three additional years subject to the satisfaction of certain conditions. We also have approximately $55 million of floating rate mortgage debt associated with three of our Canadian properties. See below for further information.

Exchange Rate Sensitivity

Foreign Currency Forward Exchange Agreements

The table below summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency forward exchange agreements as of September 10, 2004. The foreign currency exchange agreements that we have entered into are strictly to hedge foreign currency risk and not for trading purposes. For foreign currency forward exchange agreements, the table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates. These notional amounts generally are used to calculate the contractual payments to be exchanged under the contract.

	Expected Maturity Date					Total	Fair Value
	2004	2005	2006	2007	Thereafter
	($ in millions)
Anticipated Transactions and Related Derivatives
Foreign Currency Forward Exchange
Agreements Contract Amount	$2	$7	$57	$—	$—	$66	$(14)
Average Contractual Exchange Rate	1.57	1.57	1.57	—	—

On August 30, 2001, our Canadian subsidiaries entered into a mortgage loan pursuant to which they borrowed $96.6 million (denominated in U.S. dollars) at a variable rate of LIBOR plus 2.75%. The weighted average interest rate for this mortgage loan was 4.38%, 4.5% and 4.6%, respectively, for year-to-date September 10, 2004 and the years ended December 31, 2003 and 2002. In addition, since the mortgage loan on these Canadian properties is denominated in U.S. Dollars and the functional currency of the Canadian subsidiaries is the Canadian Dollar, the subsidiaries entered into currency forward contracts to hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments. Up until April 2003 as discussed in “Debt”, these forward exchange contracts had been designated as a cash flow hedges of the debt service payments, and the forward contracts were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. As of September 10, 2004, substantially all of the remaining forward contracts are not designated as a hedge and accordingly the change in fair value is recorded in operations each period. The fair value of the forward contracts was $(14.0) million, $(12.3) million and $3.8 million, respectively, at September 10, 2004, December 31, 2003 and December 31, 2002.

BUSINESS AND PROPERTIES

Host Marriott, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Marriott Corporation as the sole general partner. Together, with Host Marriott, we operate as a self-managed and self-administered real estate investment trust, or REIT. In addition to being the sole general partner, Host Marriott holds 93% of our partnership interests.

As of January 21, 2005, our lodging portfolio consisted of 107 upper-upscale and luxury full-service hotels containing approximately 55,000 rooms. Our portfolio is geographically diverse with hotels in most of the major metropolitan areas in 26 states, Washington, D.C., Toronto and Calgary, Canada and Mexico City, Mexico. Our locations include central business districts of major cities, near airports and resort/convention locations.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is 240-744-1000. We do not maintain an internet website, however, our filings with the Securities and Exchange Commission and other information can be found on the Host Marriott website address which is www.hostmarriott.com.

We make available free of charge, on or through Host Marriott’s Internet website, as soon as reasonably practicable after they are electronically filed or furnished to the SEC, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.

The Lodging Industry

The lodging industry in the United States consists of both private and public entities which operate in an extremely diversified market under a variety of brand names. Competition in the industry is based primarily on the level of service, quality of accommodations, location and room rates. In order to cater to a wide variety of tastes and needs, the lodging industry is broadly divided into six groups: luxury, upper-upscale, upscale, midscale (with and without food and beverage service) and economy. Most of our hotels operate in urban markets either as luxury properties under such brand names as Ritz-Carlton, Fairmont and Four Seasons or as upper-upscale properties under such brand names as Marriott, Hyatt, Westin and Hilton.

Supply and demand growth in the lodging industry and the markets in which we operate may be influenced by a number of factors, including growth of the economy, interest rates, unique local considerations and the relatively long lead time required to develop urban and resort/convention, upper-upscale and luxury hotels. Properties in the upper-upscale segment of the lodging industry benefited from a favorable imbalance between supply and demand during the early 1990’s, driven in part by low construction levels and high gross domestic product, or GDP growth. From 1998 through 2000, supply moderately outpaced demand, which caused slight declines in occupancy rates; however, the impact of the occupancy decline was more than offset by increases in the average daily rate during that period. In 2001, the weak economy was significantly affected by the September 11 terrorist attacks leading to a significant decline in demand. During 2003 and 2002 demand growth was slowed primarily due to the threat of additional terrorist acts, the war in Iraq and, in 2002, continued weakness in the economy. Demand growth began to accelerate in the first quarter of 2004 and has continued to strengthen throughout the year. We expect the rate of supply growth, which has declined significantly since 2000, to continue to be relatively low for at least the next two years due to the limited availability of development financing for new construction.

Business Strategy

Our primary business objective is to provide superior total returns to our shareholders through a combination of appreciation in net asset value per unit, growth in earnings and distributions. In order to achieve this objective we seek to:

•	maximize the value of our existing portfolio through aggressive asset management which includes working with the managers of our hotels to continue to minimize operating costs and increase revenues and by completing selective capital improvements designed to increase profitability;

•	acquire upper-upscale and luxury hotels, including hotels operated by leading management companies;

•	maintain a capital structure and liquidity profile that has an appropriate balance of debt and equity, including maintaining the amount of floating rate debt in the 15% to 30% range, and provides flexibility given the inherent volatility in the lodging industry;

•	reduce our leverage to achieve an EBITDA-to-interest coverage ratio greater than 3.0x and seek to maintain a balanced maturity schedule with an average maturity of no less than five years.

•	opportunistically dispose of non-core assets, such as older assets with significant capital needs, assets that are at a competitive risk given potential new supply or assets in slower-growth markets.

We believe we are well-qualified to pursue our business strategies. Our management team has extensive experience in acquiring and financing lodging properties. We believe that management’s industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating, financing, acquiring and opportunistically disposing of lodging properties and that this competitive advantage carries over to the work we do to improve and maintain the quality of our assets. These efforts include maximizing the value of our existing portfolio by overseeing our managers in their efforts to reduce operating costs and to increase revenues at our hotels, monitoring property and brand performance, pursuing expansion and repositioning opportunities, overseeing capital expenditure budgets and forecasts, assessing return on capital expenditure opportunities and analyzing competitive supply conditions in each of our markets.

Our acquisition strategy focuses on hotels operating as upper-upscale and luxury hotels. We continue to believe there will be opportunities to acquire these hotels at attractive multiples of cash flow and at discounts to replacement cost. Our acquisition strategy continues to focus on:

•	properties with unique locations in markets with high barriers to entry for prospective competitors, including hotels located in urban and resort/convention locations;

•	properties operated under premium brand names, such as Marriott, Ritz-Carlton, Four Seasons, Fairmont, Hilton, Hyatt and Westin;

•	larger hotels that are consistent with our portfolio objectives and may require significant investment, which narrows the competition for these acquisitions;

•	underperforming hotels whose operations can be enhanced by conversion to high quality brands and/or by upgrading or adding to the existing facilities; and

•	acquisitions through various structures, including transactions involving portfolios, single assets and through joint ventures.

From 1999 through mid-2003, our acquisitions were limited by the lack of suitable targets that complement our portfolio, inadequate returns and capital limitations due to weak investment markets. Consequently, our activity has been primarily focused on acquiring the interests of limited or joint venture partners, consolidating our ownership of assets already included in our portfolio, and as described in “Operating Structure,” purchasing the lessee interests, which were created as part of Host Marriott’s conversion to a REIT. We believe that as a result of the capital markets strengthening in 2003, suitable single asset and portfolio acquisition opportunities have become available; however, the number of competitive bidders for such opportunities has also correspondingly increased. We are interested in exploring acquisitions that can be accomplished, at least in part, through the issuance of operating partnership units of Host LP, particularly where such an acquisition would result in an overall improvement in our credit profile.

We have not acquired hotels outside of the United States in recent years due to the difficulty in identifying opportunities that meet our return criteria. However, we intend to continue to evaluate acquisition opportunities in international locations, and will pursue these only when we believe they will offer satisfactory returns after adjustments for currency and country-related risks.

Operating Structure

Our operating structure is as follows:

Host REIT manages all aspects of our business through its Board of Directors and our executive officers who are also officers of Host REIT. This includes decisions with respect to sale and purchase of hotels, the investment in these hotels and the financing of our assets.

As part of Host REIT’s conversion to a REIT, Host REIT reorganized its business and contributed its hotels and certain other assets so that they were owned by us and our subsidiaries. As a result of this reorganization, Host REIT became our sole general partner. For each share of Host REIT common stock, we have issued one unit of operating partnership interest, or OP unit, to Host REIT. When distinguishing between ourselves and Host REIT, the primary difference is the approximately 6% of the partnership interests of Host LP not held by Host REIT as of January 21, 2005.

All of our assets are owned by us or through our subsidiaries, all of which are general or limited partnerships or limited liability companies. The OP units owned by holders other than Host Marriott are redeemable at the option of the holders, generally beginning one year after the date of issuance of the holder’s

OP units. Upon redemption of an OP unit, a holder may receive cash from us in an amount equal to the market value of one share of Host Marriott’s common stock. Host Marriott has the right, however, to acquire any OP unit offered for redemption directly from the holder in exchange for one share of Host Marriott common stock, instead of a cash redemption by us.

As a REIT, certain tax laws limit the amount of “non-qualifying” income that Host REIT can earn, including income derived directly from the operation of hotels. As a result, we lease substantially all of our properties to one of our subsidiaries designated as a taxable REIT subsidiary for Federal income tax purposes or to third party lessees. The lessees enter into agreements with third party hotel operators to manage the operations of the hotels. Other assets that produce non-qualifying income may also be held in taxable REIT subsidiaries. Unlike other subsidiaries of a REIT, taxable income of a taxable REIT subsidiary is subject to Federal and state income taxes.

Lodging Properties Portfolio

Overview. Our lodging portfolio consisted primarily of 107 upper-upscale and luxury hotels containing approximately 55,000 rooms as of January 21, 2005. It is geographically diverse, with hotels in most of the major metropolitan areas in 28 states, Washington, D.C., Toronto and Calgary, Canada and Mexico City, Mexico. Our locations include central business districts of major cities, near airports and resort/convention locations where further large-scale development opportunities are limited. These hotels, because of their locations, typically benefit from significant barriers to entry by competitors. Historically, our properties in urban and resort/convention locations have had higher RevPAR (as defined herein) results than similar properties in suburban locations. Our hotels have an average of approximately 512 rooms per hotel. Fifteen of our hotels have more than 750 rooms. Our hotels typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities, the combination of which enable them to serve business, leisure and group travelers. The average age of our properties is 20 years, although many of the properties have had substantial renovations or major additions.

The following chart details our portfolio by brand as of January 21, 2005:

Brand	Number of Hotels	Rooms
Marriott	80	43,229
Ritz-Carlton	10	3,826
Hyatt	6	3,522
Four Seasons	2	608
Fairmont	1	450
Westin	1	365
Hilton	2	678
Other brands	5	2,065

	107	54,743

Our properties are operated under premium brand names such as Marriott, Ritz-Carlton, Hyatt and others, which we believe have consistently outperformed other brands in the industry. Consistent with our strategy of engaging the leading hotel management companies to operate our properties, we converted our 498-room Swissôtel Boston to the Boston Hyatt Regency on June 26, 2003 and we converted our 365-room Atlanta Swissôtel to the Westin Buckhead on January 7, 2004. We believe that the broader brand name recognition and resources of Hyatt and Starwood will help improve operations and drive increased profitability in the long term at these hotels.

To maintain the overall quality of our lodging properties we assess annually the need for refurbishments, replacements and capital improvements. Typically, room refurbishments occur at intervals of approximately seven years, based on an annual review of the condition of each property. However, the timing of refurbishments may vary based on the type of property and equipment being replaced and are generally divided into the following types: soft goods, hard goods and infrastructure. Soft goods include items such as carpeting, bed spreads, curtains and wall vinyl and may require more frequent updates to maintain brand quality standards. Hard goods include furniture such as dressers, desks, couches, restaurant chairs and tables and are generally not replaced as frequently. Infrastructure includes the physical plant of the hotel, including such items as the roof, elevators, façade, fire systems, etc., which are regularly maintained and then replaced at the end of their useful lives. The management agreements for the majority of our properties require us to escrow 5% of hotel sales for refurbishments, and on average, we spend approximately $180 million to $220 million on replacements and refurbishments of soft and hard goods. In addition to amounts escrowed under the management agreement, we will fund infrastructure improvements and, on average, spend approximately $20 million to $30 million annually. In addition to capital spending for replacement and refurbishment of the properties, we fund projects where we believe our return on investment will exceed our targeted corporate return on capital. All capital expenditure decisions, however, are based on the economic environment and our cash requirements, and as a result, we will occasionally spend less than these amounts. Based on the improving economy in 2004, we have increased spending to approximately $153 million compared to $128 million in year-to-date 2003. Similarly, in 2002 and 2003, we reduced our capital expenditures based on our assessment of the operating environment and to preserve capital. During 2002 and 2003, our capital expenditures were focused on property maintenance and improvements designed to maintain appropriate levels of quality. As a result of the commitment we have historically made to maintaining our assets, we believe that the reductions in capital expenditures during the last two years have not adversely affected the long-term value of our portfolio. As the industry continues to recover, we plan to return to our strategy of pursuing capital expenditure projects designed to enhance the value of our hotels.

Development Projects. During 2004, we completed a $15 million construction project to expand the Memphis Marriott by 200 rooms and to connect the property to the adjacent convention center. In July 2004, we commenced construction of an extensive renovation and repositioning at the Newport Beach Marriott, which is expected to cost approximately $60 million. The renovation will include the addition of a spa, 20 new luxury suites, redesigned guestrooms, a new restaurant concept and updated meeting space.

Foreign Operations. We currently own four Canadian properties and one Mexican property containing a total of 1,952 rooms. During each of 2003, 2002 and 2001, and year-to-date September 10, 2004, approximately 3%, or $120 million, of our revenues were attributed to foreign operations, while the remaining 97% were attributed to our domestic properties.

Competition. The lodging industry is highly competitive, and over the past decade there has been a proliferation of the number of brands in the lodging industry. Competition is often specific to individual markets and is based on a number of factors, including location, brand, price, guest amenities and service, as well as property condition. Our competition includes hotels operated under brands in the upper-upscale and luxury full-service segments, as well as hotels operated under upscale or other lower tier brands in many locations. Many management contracts do not have restrictions on the ability of management companies to convert, franchise or develop other hotel properties in our markets. As a result, our hotels in a given market often compete with hotels which our managers may own, invest in, manage or franchise.

We believe that our properties enjoy competitive advantages associated with their operations under the Marriott, Ritz-Carlton, Fairmont, Four Seasons, Hyatt, Westin and Hilton hotel brand systems. The national marketing programs and reservation systems of these brands, combined with the strong management systems and expertise they provide, should enable our properties to perform favorably in terms of both occupancy and room rates. Each of our managers maintains national reservation systems. Host Marriott’s website permits users to connect to the reservation systems for each of these brands to reserve rooms at our hotels. In addition, repeat guest business is enhanced by guest rewards programs offered by most of these brands.

Seasonality. Our hotel sales have traditionally experienced moderate seasonality, which varies based on the individual hotel property and the region. Additionally, hotel revenues in the fourth quarter reflect sixteen or seventeen weeks of results compared to twelve weeks for each of the first three quarters of the fiscal year. Hotel sales by quarter for the years 2001 through 2003 for our lodging properties are as follows:

Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2001	23%	26%	23%	28%
2002	22	26	23	29
2003	23	25	23	29

Average	23%	26%	23%	28%

Hotel Properties. The following table sets forth the location and number of rooms of our 107 full-service hotels as of January 21, 2005. Each hotel is operated as a Marriott brand hotel unless otherwise indicated by its name.

Location	Rooms
Arizona
Mountain Shadows Resort(3)	337
Scottsdale Suites	251
The Ritz-Carlton, Phoenix	281
Scottsdale Marriott at McDowell Mountain	270
California
Coronado Island Resort(1)	300
Costa Mesa Suites	253
Desert Springs Resort and Spa	884
Hyatt Regency, Burlingame	793
Manhattan Beach(1)	385
Marina Beach(1)	370
Newport Beach	586
Newport Beach Suites	254
Sacramento Host Airport	89
San Diego Hotel and Marina(1)(2)	1,362
San Diego Mission Valley(2)	350
San Francisco Airport	685
San Francisco Fisherman’s Wharf	285
San Francisco Moscone Center(1)	1,498
San Ramon(1)	368
Santa Clara(1)	755
The Ritz-Carlton, Marina del Rey(1)	304
The Ritz-Carlton, San Francisco	336
Colorado
Denver Sheraton Four Points(1)	475
Denver Tech Center	628
Denver West(1)	305
Connecticut
Hartford/Rocky Hill(1)	251

Location	Rooms
Florida
Fort Lauderdale Marina	579
Harbor Beach Resort(1)(2)	637
Miami Airport(1)	772
Miami Biscayne Bay(1)	601
Orlando World Center Resort	2,000
Singer Island Hilton	223
Tampa Airport(1)	296
Tampa Waterside	717
The Ritz-Carlton, Amelia Island	444
The Ritz-Carlton, Naples	463
The Ritz-Carlton, Naples Golf Resort	295
Georgia
Atlanta Marquis	1,675
Atlanta Midtown Suites(1)	254
Atlanta Perimeter(1)	400
Four Seasons, Atlanta	244
Grand Hyatt, Atlanta	438
JW Marriott Hotel at Lenox(1)	371
Westin Buckhead	365
The Ritz-Carlton, Atlanta	444
The Ritz-Carlton, Buckhead	553
Hawaii
Fairmont Kea Lani, Maui	450
Hyatt Regency, Maui	806
Illinois
Chicago/Deerfield Suites	248
Chicago/Downers Grove Suites	254
Chicago/Downtown Courtyard	337
Chicago Lakefront Embassy Suites	455
Chicago O’Hare	681
Chicago O’Hare Suites(1)	256
Swissôtel, Chicago	632
Indiana
South Bend(1)	298
Louisiana
New Orleans	1,290
Maryland
Gaithersburg/Washingtonian Center	284
Massachusetts
Boston/Newton	430
Boston Copley Place	1,139
Hyatt Regency, Boston	498
Hyatt Regency, Cambridge	469
Michigan
The Ritz-Carlton, Dearborn	308
Detroit Livonia	224

Location	Rooms
Minnesota
Minneapolis City Center	583
Minneapolis Southwest(2)	321
Missouri
Kansas City Airport(1)	382
New Hampshire
Nashua	245
New Jersey
Hanover	353
Newark Airport(1)	591
Park Ridge(1)	289
New York
Albany(2)	359
New York Financial Center	498
New York Marquis(1)	1,944
Swissôtel, The Drake	495
North Carolina
Charlotte Executive Park	297
Greensboro/Highpoint(1)	299
Raleigh Crabtree Valley	375
Research Triangle Park	225
Ohio
Dayton	399
Oregon
Portland	503
Pennsylvania
Four Seasons, Philadelphia	364
Philadelphia Convention Center (2)	1,408
Philadelphia Airport(1)	419
Tennessee
Memphis	593
Texas
Dallas Quorum(1)	548
Houston Airport(1)	565
Houston Medical Center(1)	386
JW Marriott Houston	514
San Antonio Rivercenter(1)	1,001
San Antonio Riverwalk(1)	512
Virginia
Dulles Airport(1)	368
Fairview Park	395
Hyatt Regency, Reston	518
Key Bridge(1)	583
Pentagon City Residence Inn	299
The Ritz-Carlton, Tysons Corner(1)	398
Washington Dulles Suites	253
Westfields	336

Location	Rooms
Washington
Seattle SeaTac Airport	459
Washington, D.C.
JW Marriott, Washington, D.C.	772
Washington Metro Center	456
Canada
Calgary	384
Toronto Airport(2)	424
Toronto Eaton Center(1)	459
Toronto Delta Meadowvale	374
Mexico
JW Marriott, Mexico City(2)	312

Total	54,743

(1)	The land on which this hotel is built is leased under one or more long-term lease agreements.
(2)	This property is not wholly owned by us.
(3)	On September 3, 2004, we closed this property. We are currently reviewing alternative uses of the property.

Other Real Estate Investments

In addition to our 107 full-service hotels, we maintain investments, which are not consolidated in our financial statements, in a joint venture and partnerships that in the aggregate own two full-service hotels, 120 limited-service hotels, the Tiburon Golf Club, and other investments. Typically, we manage these investments and conduct business through a combination of general and limited partnership and limited liability company interests. As of September 10, 2004, the combined balance sheet of these investments included approximately $1.2 billion in assets and $0.9 billion in debt, principally first mortgages on hotel properties, senior notes secured by the ownership interests in the partnership and mezzanine debt. All of the debt of these entities is non-recourse to us and our subsidiaries.

We also have a leasehold interest in 53 Courtyard by Marriott properties and 18 Residence Inns, which, in a series of related transactions, were sold to Hospitality Properties Trust and leased back prior to 1997. As part of our conversion to a REIT, these properties were subleased to Barceló Crestline Corporation, formerly Crestline Capital Corporation. The initial term of these leases expire between 2010 and 2012 and are renewable at our option.

For a more detailed discussion of our other real estate investments, including a summary of the outstanding debt balances of our affiliates, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Investments in Affiliates” and Notes 3 and 8 to the annual consolidated financial statements—“Investments in Affiliates” and “Leases.”

Environmental and Regulatory Matters

Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. These laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require corrective or other expenditures. In connection with our current or prior ownership or operation of hotels, we may be potentially liable for various environmental costs or liabilities. Although we are currently not aware of any material environmental claims pending or threatened against us, we can offer no assurance that a material environmental claim will not be asserted against us in the future.

Material Agreements

Substantially all of our hotels are managed and operated by third parties pursuant to management agreements with our lessee subsidiaries. The initial term of our management agreements is generally 15 to 20 years with one or more renewal terms. Our management agreements with our operators typically include the terms described below.

•	General. Under each management agreement, the manager provides comprehensive management services to the applicable lessee.

•	Operational services. The managers generally have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels, including establishing all room rates, processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by the managers’ technical and operational experts and promoting and publicizing of the hotels. The manager receives compensation in the form of a base management fee, typically 3% and calculated as a percentage of gross revenues, and an incentive management fee, typically calculated as a percentage (10% to 50%) of operating profit, up to certain limits (typically 20% of cumulative operating profit), after the owner has received a priority return on its investment in the hotel.

•	Executive supervision and management services. The managers provide all managerial and other employees for the hotels, review the operation and maintenance of the hotels, prepare reports, budgets and projections, provide other administrative and accounting support services to the hotel, such as planning and policy services, financial planning, divisional financial services, risk management services, product planning and development, employee staffing and training, corporate executive management, legislative and governmental representation and certain in-house legal services, and protect trademarks, trade-names and service marks.

•	Chain services. The management agreements require the manager to furnish chain services that are generally furnished on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services, (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than at an individual hotel. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by the manager or its affiliates.

•	Working capital and fixed asset supplies. Our management agreements typically require us to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•

Furniture, Fixtures and Equipment replacements. Under the agreements, we are required to provide to the manager all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). The management agreements generally provide that, on an annual basis, the manager will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary, which is subject to our review or approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited by the manager in an escrow account. However, for 78 of our hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account which we control, subject to maintaining a minimum balance of the greater of $29 million, or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•	Building alterations, improvements and renewals. The management agreements require the manager to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each hotel which we are required to review and approve based on their recommendations and our judgment. In addition to the foregoing, the management agreements generally provide that the manager may propose such changes, alterations and improvements to the hotel as are required, in the manager’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with the manager’s brand standards, over which we also have approval authority.

•	Sale of the hotel. Most of the management agreements limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of the manager.

•	Service marks. During the term of the management agreements, the service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the service marks, logo and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the management agreement with respect to such hotel.

•	Termination fee. While most of our management agreements are not terminable prior to their full term in connection with casualties, condemnations or the sale of hotels, we have negotiated rights to terminate management agreements in connection with the sale of Marriott-branded hotels within certain limitations, including a pool of 46 hotels, 75% of which (as measured by EBITDA) may be sold free and clear of their existing management agreements over a ten year period without the payment of a termination fee.

•	Performance Termination. Many of the management agreements provide for termination rights in the case of a manager’s failure to meet certain financial performance criteria. Similarly, certain of the management agreements condition the manager’s right to extend the term upon satisfaction of certain financial performance criteria.

Employees

On January 21, 2005, we had 189 employees, including approximately 29 employees at the Sacramento Airport Host hotel. Fourteen of our employees at the Sacramento Airport Host hotel are covered by a collective bargaining agreement that is subject to review and renewal on a regular basis. Employees at our other hotels are employed by our management companies.

Certain of our third-party managed hotels also are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. We believe that we and our managers generally have good relations with labor unions at our hotels. We and our managers have not experienced any material business interruptions as a result of labor disputes.

Certain Policies

The following is a discussion of our policies with respect to investments, financing, lending and certain other activities. Our policies with respect to these activities are determined by Host Marriott’s Board of Directors and may be amended or revised from time to time at their discretion.

Investment Policies

Investments in Real Estate or Interests in Real Estate. Our investment objectives are to:

•	achieve long-term sustainable growth in Funds From Operations per diluted unit and cash flow;

•	maximize the value of our existing portfolio through an aggressive asset management program which includes focusing on selectively improving and expanding our hotels and, when appropriate, pursuing alternate real estate uses;

•	acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets (primarily focusing on downtown hotels in core business districts in major metropolitan markets and resort/convention locations);

•	complete our current development and expansion program, and selectively develop and construct upper-upscale and luxury full-service hotels; and

•	recycle capital through opportunistic asset sales and selective dispositions of non-core assets.

We also may participate with other entities in property ownership through joint ventures, partnerships or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property.

Investments in Real Estate Mortgages. While we will emphasize equity real estate investments, we may, at our discretion, invest in mortgages and other similar interests. We do not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. In addition, we may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

Securities of, or Interests in, Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage ownership limitations and gross income and asset tests necessary for Host Marriott to qualify as a REIT, we also may invest in securities of other entities engaged in real estate activities or invest in securities of other issuers, including for the purpose of exercising control over such entities. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with our investment policies. No such investments will be made, however, unless the Board of Directors determines that the proposed investment would not cause either Host Marriott or us to be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Financing Policies

Neither our nor Host Marriott’s organizational documents contain restrictions on incurring debt. The indenture for our senior notes and our existing credit facility impose limitations on the incurrence of indebtedness. We may, from time to time, reduce our outstanding indebtedness by repurchasing a portion of such outstanding indebtedness, subject to certain restrictions contained in our partnership agreement and the terms of our outstanding indebtedness. We will, from time to time, re-evaluate our borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market conditions, market values of properties, growth and acquisition opportunities, our goals of obtaining an EBITDA-to-interest coverage ratio of

3.0x or greater and having debt consisting of 15% to 30% variable rate debt, as well as other factors. Consequently, our financing policy is subject to modification and change. We may waive or modify our borrowing policy without notice to, or vote of, the holders of any of our securities or any securities of Host Marriott.

To the extent that Host Marriott’s Board of Directors determines to seek additional capital, we may raise such capital through the contribution of the proceeds from a Host Marriott equity offering to us, OP unit offerings, debt financing or retention of cash flow or a combination of these methods. The net proceeds of all equity capital raised by Host Marriott will be contributed to us in exchange for OP Units, which will dilute the percentage ownership interest of our limited outside (or third party) partners.

In the future, we may seek to extend, expand, reduce or renew our existing credit facility, or obtain new credit facilities or lines of credit for the purpose of making acquisitions or capital improvements or providing working capital or so that Host Marriott can meet the taxable income distribution requirements for REITs under the Internal Revenue Code. We have issued in the past, and may in the future, issue securities senior to our OP units, including preferred shares and debt securities (either of which may be convertible into common shares of Host Marriott or our OP units or may be accompanied by warrants to purchase Host Marriott common shares or our OP units).

We have not established any limit on the number or amount of mortgages that may be placed on any single hotel or on our portfolio as a whole, although one of our current objectives is to reduce our reliance on secured indebtedness.

Lending Policies

We may consider offering purchase money financing in connection with the sale of a hotel where the provision of such financing will increase the value we receive for the property sold.

Policies With Respect to Other Activities

We may, but do not presently intend to, make investments other than as previously described. We and Host Marriott have authority to offer our securities, subject to Board of Director approval, and to repurchase or otherwise reacquire certain securities in the open market or otherwise and may engage in such activities in the future. We and Host Marriott also may make loans to joint ventures in which we may participate in the future to meet working capital needs. We do not, and Host Marriott does not, intend to engage in trading, underwriting, agency distribution or sale of securities of other issuers. Our policies with respect to such activities may be reviewed and modified from time to time by Host Marriott’s Board of Directors without notice to, or the vote of, the holders of any securities of ours or Host Marriott.

Legal Proceedings

We believe all of the lawsuits in which we are a defendant, including the following lawsuits, are without merit and we intend to defend vigorously against such claims; however, no assurance can be given as to the outcome of any of the lawsuits. Management believes that the final resolution of these lawsuits will not have a material adverse effect on our financial condition.

Accelerated High Yield Growth Fund, Ltd., et al. v. HMC Hotel Properties II Limited Partnership et al., C.A. No. 18254NC. This litigation represents the last in a series of cases that began in 1996 in response to a tender offer by our predecessor for interests in the Marriott Hotel Properties II Limited Partnership, or MHP II, and expanded to cover the 1998 roll-up of MHP II into Host LP as part of Host Marriott’s conversion to a REIT.

In late 2001, we reached an agreement to settle two MHP II-related class actions—one in Florida state court, the other in Delaware state court—in which we agreed to pay $12,000 per limited partnership unit of MHP II.

The settlement included all claims arising out of both the 1996 tender offer and the REIT conversion. MacKenzie Patterson Special Fund 2, L.P., or MacKenzie Patterson, elected to opt out of this settlement with respect to its limited partnership units.

On August 23, 2000, MacKenzie Patterson and 10 other unit holders (together, plaintiffs hold 28 units) filed this lawsuit in Delaware Chancery Court against us alleging breach of contract, fraud, and conversion in the MHP II roll-up. Plaintiffs allege that our acquisition of MHP II violated the partnership agreement and that the general partner breached its fiduciary duties by allowing the roll-up to occur. Plaintiffs are seeking unspecified damages. The Court has set a discovery cut-off of April 30, 2005 and has scheduled trial to begin on July 12, 2005.

Joseph S. Roth et al. v. MOHS Corporation et al, Case No. 00CH14500 (“O’Hare Suites”). On October 5, 2000, Joseph S. Roth and Robert M. Niedelman, filed a putative class action lawsuit in the Circuit Court of Cook County, Illinois, Chancery Division, against us, Marriott International, and MOHS Corporation (one of our subsidiaries and a former general partner of O’Hare Suites). On July 2, 2003, the court ruled on plaintiffs’ motion for class certification, certifying a 256-person class on plaintiffs’ contract and breach of fiduciary duty claims, but denying certification on their six tort claims (which included unjust enrichment, fraud, negligence, negligent misrepresentation, and conspiracy to defraud).

The certified class of plaintiffs consists of 256 limited partners who owned units in Mutual Benefit Marriott Chicago Suites Hotel Partners, L.P. as of the date of the roll-up of the partnership into Host LP on December 30, 1998. Plaintiffs allege that we improperly paid incentive management fees to the hotel manager in 1997 and 1998, which resulted in an inadequate appraised value for their limited partner units in connection with the acquisition of O’Hare Suites during Host Marriott’s conversion to a REIT, and have sought damages of approximately $17 million.

On June 23, 2004, we reached a preliminary agreement with plaintiffs to settle the case for $2.5 million (including attorneys’ fees). We subsequently executed a more formal settlement agreement on September 27, 2004, and the Circuit Court entered an order preliminarily approving settlement on October 13, 2004. On October 15, 2004, counsel to the class action plaintiffs mailed notice of the proposed settlement to each class member. No class members elected to opt out of the settlement. At the fairness hearing held on January 10, 2005, the Court issued the Final Order and Judgment. Any notice of appeal from the Final Order and Judgment must be filed by February 9, 2005. If no appeal is filed by that date, class counsel will distribute the settlement funds to the class members.

MANAGEMENT

The following table sets forth certain information with respect to persons who are the directors and executive officers of Host REIT, our sole general partner, as of January 1, 2005.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive or Corporate Officer of Host REIT
Richard E. Marriott Chairman of the Board Director since 1979	65	Mr. Richard E. Marriott is Chairman of the Board. He is also a Director of the Polynesian Cultural Center and is Chairman of the Board of First Media Corporation. Mr. Marriott also serves on the Federal City Council, the Board of Associates for Gallaudet University and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Christopher J. Nassetta President and Chief Executive Officer and Director since 1999	42	Mr. Nassetta is President and Chief Executive Officer. He also serves as a Director of CoStar Group, Inc., as a Trustee of Prime Group Realty Trust and as a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta joined Host REIT in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. He became President and Chief Executive Officer in May 2000. Prior to joining Host REIT, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company.

Elizabeth A. Abdoo Executive Vice President, General Counsel and Secretary	46	Elizabeth A. Abdoo joined Host REIT in June 2001 as Senior Vice President and General Counsel and became Executive Vice President in February 2003. She was elected Secretary in August 2001. Prior to joining our company, Ms. Abdoo served as Senior Vice President and Assistant General Counsel of Orbital Sciences Corporation from January 2000 to May 2001 and prior to that as Vice President and Assistant General Counsel since 1996.

Minaz Abji Executive Vice President, Asset Management	51	Minaz Abji joined Host REIT in 2003 as Executive Vice President, Asset Management. Prior to joining our company, Mr. Abji was President of Canadian Hotel Income Properties REIT, a Canadian REIT located in Vancouver, British Columbia where he began working in August 1998. Mr. Abji previously worked for Starwood Hotels and Resorts in Canada as area managing director from May to August 1998. Before that, he was with Westin from 1975 to April 1998, most recently serving as area managing director, until its acquisition by Starwood.

James F. Risoleo Executive Vice President, Acquisitions and Development	49	James F. Risoleo joined Host REIT in 1996 as Senior Vice President for Acquisitions, and he was elected Executive Vice President in 2000. He is responsible for our development, acquisition and disposition activities. Prior to joining our company, Mr. Risoleo served as Vice President of Development for Interstate Hotels Corporation, then the nation’s largest independent hotel management company. Before joining Interstate, he was Senior Vice President at Westinghouse Financial Services.

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive or Corporate Officer of Host REIT
W. Edward Walter Executive Vice President and Chief Financial Officer	49	W. Edward Walter joined Host REIT in 1996 as Senior Vice President for Acquisitions, and was elected Treasurer in 1998, Executive Vice President in 2000, Chief Operating Officer in 2001 and Chief Financial Officer in 2003. Prior to joining our company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation, a real estate firm that focused on tax-exempt real estate investments.

Richard A. Burton Senior Vice President, Taxes and General Tax Counsel	49	Richard A. Burton joined Host REIT in 1996 as Senior Vice President-Taxes and General Tax Counsel. Prior to joining our company, Mr. Burton was Senior Tax Counsel at Mobil Oil Corporation, and prior to that was with the law firm of Sutherland, Asbill & Brennan.

John A. Carnella Senior Vice President and Treasurer	40	John A. Carnella joined Host REIT in 1997 as Senior Vice President for Acquisitions. In 1998, he moved to our Treasury Department and was elected Treasurer in 2001. Prior to joining Host REIT, Mr. Carnella was an investment banker with Lazard Freres & Co. and, most recently, he served as a Senior Vice President with the investment banking division of National Westminster Bank. Mr. Carnella has resigned from Host REIT effective in February 2005. See below for more information.

Larry K. Harvey Senior Vice President and Corporate Controller	40	Larry K. Harvey joined Host REIT in February 2003 as Senior Vice President and Corporate Controller. Prior to joining our company, Mr. Harvey served as Chief Financial Officer of Barceló Crestline Corporation, formerly Crestline Capital Corporation and in various other positions with Crestline, from January 1999 to January 2003. From May of 1994 through December of 1998, he served in various accounting positions at HMC, our predecessor, and was the Vice President, Corporate Accounting prior to the spin-off of Crestline.

Pamela K. Wagoner Senior Vice President, Human Resources And Leadership Development	41	Pamela K. Wagoner joined Host REIT in October 2001 as Vice President for Human Resources and became Senior Vice President in February 2003. Prior to joining our company, Ms. Wagoner served as Vice President of Human Resources at SAVVIS Communications. From 1998 through August 2000, Ms. Wagoner was Director of Human Resources at Lucent Technologies, Inc. and prior to that was Director of Human Resources at Yurie Systems Inc., since 1996, which was acquired by Lucent.

Robert M. Baylis Director since 1996	66	Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, Covance, Inc., Gildan Activewear, Inc., and PartnerRe Ltd. He is an overseer of the University of Pennsylvania Museum and a Trustee of the Rubin Museum of Art in New York City. Mr. Bayis is a member of the Advisory Council of the Economics Department of Princeton University.

Terence C. Golden Director since 1995	60	Mr. Golden served as President and Chief Executive Officer of Host REIT from 1995 until his retirement in May 2000. He is currently Chairman of Bailey Capital Corporation. In addition, Mr. Golden is a director of Potomac Electric Power Company and The Morris and Gwendolyn Cafritz

Name and Title	Age	Business Experience Prior to Becoming a Director or Executive or Corporate Officer of Host REIT
		Foundation. He is a Member of the G2 Satellite Solutions Advisory Committee and Chairman of the Federal City Council in Washington, D.C. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company and was also co-founder and national managing partner of Trammell Crow Residential companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Ann McLaughlin Korologos Director since 1993	63	Ms. Korologos is Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York, and is Vice Chairman of the Rand Board of Trustees. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation (and its subsidiary, American Airlines), Fannie Mae, Kellogg Company, Microsoft Corporation and Harman International Industries, Inc.

Judith A. McHale Director since 2002	57	Ms. McHale has been President and Chief Executive Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel, since June 2004. She previously served as President and Chief Operating Officer of Discovery Communications from 1995 until June 2004 and served as Executive Vice President and General Counsel from 1989 to 1995. Ms. McHale is also a Director of Polo Ralph Lauren Corporation. Ms. McHale is a member of the Board of Directors of Cable in the Classroom and also serves on the boards of the Sister to Sister Everyone has a Heart Foundation, the Character Education Partnership, Vital Voices Global Partnership, the Africa Society, and Africare.

John B. Morse, Jr. Director since 2003	58	Mr. Morse has served since 1989 as Vice President, Finance and Chief Financial Officer of The Washington Post Company. He also serves as President of Washington Post Telecommunications and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. He also serves as Trustee of the College Foundation of the University of Virginia.

Effective in February 2005, John Carnella will step down as Senior Vice President and Treasurer. Subject to approval by Host REIT’s Board of Directors, Gregory Larson will become Host REIT’s new Treasurer. Mr. Larson joined Host REIT in 1994 and currently serves as Senior Vice President, Investor Relations. Mr. Larson has directed the investor relations department since 2000 and prior to that time served as a vice president in the treasury group.

Committees of the Board of Directors

The Board of Directors of Host REIT has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the website of Host REIT (http://www.hostmarriott.com). Each committee consists entirely of independent directors. Committee assignments are generally made in May after the annual meeting of stockholders by the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee. In 2003, Committee assignments were also changed following John G. Schreiber’s resignation from the Board on November 5, 2003. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board of Directors.

Audit Committee

Number of Members: three

Members: Robert M. Baylis (Chair), Terence C. Golden and John B. Morse, Jr. Anne McLaughlin Korologos and John G. Schreiber also served as members of the committee until November 2003. Each current member of the Audit Committee is, in the business judgment of the Board, independent, meets the qualifications and expertise requirements of the New York Stock Exchange, and is an “audit committee financial expert” within the meaning of SEC rules.

Functions:

•	responsible for appointing the independent auditors;

•	approves the scope of audits and other services to be performed by the independent and internal auditors;

•	reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit service could impair the independence of the independent auditors;

•	reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•	meets with the independent auditors, management representatives and internal auditors;

•	reviews interim financial statements each quarter before we file our Quarterly Report on Form 10-Q with the SEC; and

•	reviews audited financial statements each year before we file our Annual Report on Form 10-K with the SEC.

Compensation Policy Committee

Number of Members: three

Members: Ann McLaughlin Korologos (Chair), Robert M. Baylis and Judith A. McHale.

John G. Schreiber was also a member until his resignation from the Board on November 5, 2003.

Functions:

•	oversees compensation policies and plans for officers and employees;

•	reflects the compensation philosophy in structuring compensation programs;

•	approves the compensation of senior officers;

•	advises the Board on the adoption of policies that govern annual compensation and stock ownership plans;

•	reviews and approves goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•	reviews and advises Host REIT’s Board on the process used for gathering information on the compensation paid by other similar businesses;

•	reviews succession plans relating to the CEO and other senior management; and

•	reviews periodic reports from management on matters relating to personnel appointments and practices.

Nominating and Corporate Governance Committee

Number of Members: three

Members: Judith A. McHale (Chair), Ann McLaughlin Korologos and John B. Morse, Jr.

Terence C. Golden also served on the Committee until May 2003.

Functions:

•	considers candidates for election as directors;

•	makes recommendations with respect to corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•	oversees the evaluation of the Board and management;

•	fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

•	qualifications of director candidates;

•	selection of committee chairs and committee assignments.

Host REIT may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

Compensation of Directors

Directors are compensated partially in cash and partially in Host REIT common stock to align their interests with those of our stockholders. Directors who are also our employees receive no additional compensation for their service as directors.

Annual Retainer and Attendance Fees. Directors who are not also Host REIT employees receive an annual retainer fee of $35,000, as well as an attendance fee of $1,250 for attendance at any stockholders’ meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors. If the director attends more than one meeting on a given day, an attendance fee is paid for each meeting. The chair of each committee of the Board receives an additional annual retainer fee of $7,500.

Annual Stock Awards. Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors who are not also our employees receive annual awards of common stock equivalents in addition to their annual retainer and attendance fees. The number of common stock equivalents is based on the fair market value of Host REIT’s common stock on the date of the annual meeting. The annual award of common stock equivalents is equal in value to the annual retainer fee and is credited to the directors immediately following the annual meeting of stockholders. The common stock equivalents are converted into shares of Host REIT common stock only after a director stops serving on the Board. In 2004, each such award was for 2,974 common stock equivalents. The plan also permits participants to be credited with dividend equivalents that are equal in value to the dividends paid on Host REIT common stock. The Compensation Policy Committee has adopted stock ownership guidelines for non-employee directors that require all forms of equity compensation received from Host REIT, including the annual stock awards, to be retained by the non-employee director until termination of their service from the Board. Employee directors are subject to separate stock ownership guidelines applicable to corporate officers.

Deferral of Payment. Directors who are not also Host REIT employees may elect to defer payment of all or any portion of their annual retainer and attendance fees under the Executive Deferred Compensation Plan and/or Non-Employee Directors’ Deferred Stock Compensation Plan. Fees that are deferred under the Non-Employee Directors’ Deferred Stock Compensation Plan are credited as common stock equivalents, which are then converted into shares of Host REIT common stock only after a director stops serving on the Board of Directors. The common stock equivalents are credited with dividend equivalents, which are equal in value to the dividends paid on Host REIT common stock. Directors who are employees may elect to defer compensation under the Executive Deferred Compensation Plan.

Other. Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. To encourage our directors to visit and personally evaluate our properties and our largest manager, directors also receive complimentary rooms, food and beverage and other hotel services for business or personal travel when they stay at properties owned by us or managed by Marriott International, Inc. or its affiliates, and directors are reimbursed for taxes associated with the value of this perquisite.

Executive Compensation

The table below shows, for 2001 through 2003, a summary of the compensation paid to our Chief Executive Officer and to the four other most highly compensated persons serving as executive officers of Host REIT. As of January 21, 2005, compensation for fiscal year 2004 (other than salary) has not yet been determined by Host REIT’s Compensation Policy Committee. The 2004 salary paid to our Chief Executive Officer and to our four other most highly compensated executive officers is as follows: Mr. Marriott ($350,000), Mr. Nassetta ($800,000), Mr. Walter ($467,250), Mr. Risoleo ($400,000), and Mr. Abji ($375,000).

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)		LTIP Payouts ($)	All Other Compensation(3) ($)
Richard E. Marriott Chairman of the Board	2003 2002 2001	348,888 336,000 336,000	261,666 168,000 84,000	79,805 506,432 320,878	(4) (4) (4)	0 0 0		0 0 0	654,625 13,015 16,821
Christopher J. Nassetta President and Chief Executive Officer	2003 2002 2001	800,000 800,000 800,000	808,000 890,000 350,720	0 0 0		9,426,139 5,000,000 0	(5) (6)	0 0 0	63,719 34,522 47,696
W. Edward Walter Executive Vice President and Chief Financial Officer	2003 2002 2001	467,250 467,250 429,810	357,446 478,371 211,466	0 0 0		6,472,533 2,000,000 764,902	(5) (6) (7)	0 0 0	50,261 20,362 23,192
James F. Risoleo Executive Vice President, Acquisitions and Development	2003 2002 2001	379,219 365,000 346,233	500,000 367,300 163,076	0 0 0		3,077,924 400,000 399,900	(5) (6) (7)	0 0 0	35,680 15,842 13,587
Minaz Abji(8) Executive Vice President, Asset Management	2003	146,918	386,188	0		1,521,625	(5)	0	2,163

(1)	Salary amounts include base salary earned and paid in cash during the fiscal year as well as the amount of base salary deferred at the election of the named executive officer under the Executive Deferred Compensation Plan.
(2)	The bonus consists of the cash bonus earned pursuant to the performance criteria for annual incentive awards established by the Compensation Policy Committee. It was either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.

(3)	This column includes the following for 2003:

•	Matching contributions made under the Retirement and Savings Plan for each of Mr. Marriott, Mr. Nassetta, Mr. Walter and Mr. Risoleo in the amount of $6,000.

•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $9,487; Mr. Nassetta, $44,700; Mr. Walter, $22,369; Mr. Risoleo, $16,886 and Mr. Abji, $2,163.

•	For Mr. Marriott, this column also includes $639,138 which, although no cash payments were paid by Host REIT or received by Mr. Marriott, is imputed as compensation to him as a result of Host REIT’s termination and assignment of the split-dollar life insurance agreement between Host REIT and The REM Insurance Trust. See “Employment Agreements-Split Dollar Life Insurance.”

•	In connection with the long-term incentive stock awards granted for the period 2003-2005, Messrs. Nassetta, Walter and Risoleo each agreed to purchase life insurance policies and to accept funding under these policies instead of receiving any long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death. Host REIT has reimbursed each executive for the cost of each policy and the taxes payable as a result of this reimbursement as follows: Mr. Nassetta, $13,019, Mr. Walter, $21,892 and Mr. Risoleo, $12,794.

(4)	The amounts set forth in this column for Mr. Marriott include $44,158 in 2003 for complimentary rooms and other hotel services at hotels owned by us or managed by Marriott International or its affiliates when on personal travel, $194,885, and $132,150 in 2002 and 2001, respectively, for the allocation of Host REIT personnel costs for personal use, $64,185 in 2002 for personal use of Host REIT aircraft and $35,447, $245,140, and $152,110 in 2003, 2002 and 2001, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column.
(5)	In January 2003, the Compensation Policy Committee approved long-term incentive stock awards for senior management for the three years 2003-2005. These stock awards are discussed in more detail in the Compensation Policy Committee Report on Executive Compensation. They are multi-year grants that vest over a three-year period from 2003-2005 based predominately on achievement of annual performance criteria and partially on continued employment until December 31st of each year in the vesting period. Although the grants vest over three years and an executive may not ultimately earn portions of the award, we reflect the total dollar value of the award on the day it is granted. The awards granted in 2003 to Messrs. Nassetta, Walter and Risoleo are valued at $8.02 per share, the closing price of our common stock on the New York Stock Exchange on January 30, 2003, the date of grant. The award granted to Mr. Abji in 2003 is valued at $9.94 per share, which is closing price of our common stock on the New York Stock Exchange on August 11, 2003, the date of his grant.

Under these grants, twenty-five percent of the shares vest on a yearly basis over the three-year period as long as the executive continues to be employed. The remaining seventy-five percent of the shares vest based on performance criteria established by the Compensation Policy Committee: (i) twenty-five percent may be earned by satisfying an earnings-based measure (based on funds from operations per share) established each calendar year, (ii) fifty percent may be earned by satisfying a total stockholder return measure, and (iii) any shares not vested by satisfaction of these annual performance criteria may be earned at the end of the award period by satisfying a total cumulative stockholder return measure established in 2003 for the years 2003-2005. In the event the performance criteria are not satisfied, the shares are forfeited. Cash dividends will only be paid on shares of restricted stock that ultimately vest.

The total number of all restricted shares that remain subject to vesting conditions held by each named executive as of December 31, 2003 and the aggregate value of those shares were as follows: Mr. Marriott: 5,000 shares valued at $61,600; Mr. Nassetta: 981,612 shares valued at $12,093,460; Mr. Walter: 628,488 shares valued at $7,742,972; Mr. Risoleo: 281,359 shares valued at $3,466,589; and Mr. Abji: 129,327 valued at $1,593,309. All shares were valued at $12.32 per share, the closing price for Host REIT’s common stock on the New York Stock Exchange on December 31, 2003.

(6)	Equals the market value of restricted stock awards to Messrs. Nassetta, Walter, and Risoleo on August 1, 2002, the date on which the shares were granted. The shares of restricted stock were granted to these executives in recognition of the work performed in positioning and restructuring Host REIT leading up to and after the events of September 11, 2001 and the economic downturn, including the restructuring of a majority of Host REIT’s management and other corporate agreements, and to provide the executives with a strong incentive to continue to increase the value of Host REIT during their employment. One-third of the shares to each executive were vested on the date of the grant. The restrictions on the remaining two-thirds of the restricted stock lapse over time as long as the executive is employed by Host REIT (with one-third of the shares vesting in one year and the final one-third vesting two years after the date of grant). The number of shares granted were as follows: Mr. Nassetta: 476,644 shares; Mr. Walter: 190,658 shares; and Mr. Risoleo: 38,132 shares. The market value is based on the average of the high and low sale price of the common stock on August 1, 2002 of $10.49 on the New York Stock Exchange. Cash dividends on the shares of restricted stock shall be, after withholding for the payment of any taxes due on the dividends, reinvested in shares of Host REIT’s common stock.
(7)	In 2001, prior long-term incentive stock awards made to Mr. Walter and Mr. Risoleo for the period 1999-2001 (and which were amended in 2000 to extend the period covered by the program by one year to 2002) were further amended to reflect promotions to Executive Vice President and Chief Operating Officer and Executive Vice President—Acquisitions and Development, respectively. Mr. Walter and Mr. Risoleo each received additional allocations of 57,382 shares and 30,000 shares, respectively, which could be earned during 2001 and 2002 and which were reported in 2001. All shares were valued at $13.33 per share, the fair market value of Host REIT’s common stock on the New York Stock Exchange on May 17, 2001, the date the additional shares were awarded. The multi-year program covered by the grants concluded in 2002 and approximately 36% of the total shares awarded were forfeited for failure to satisfy performance criteria.
(8)	Mr. Abji joined Host REIT in August 2003. His salary reflects the portion earned from an annual salary of $375,000. His bonus includes $110,188 earned pursuant to the performance criteria for annual incentive awards established by the Compensation Policy Committee and a signing bonus of $276,000.

AGGREGATED STOCK OPTION/SAR EXERCISES AND YEAR-END VALUE

The table below sets forth, on an aggregated basis:

•	information regarding the exercise of options to purchase Host REIT common stock (and shares of common stock of Marriott International, Inc., which we have previously spun off) by each of the named executive officers listed above on the Summary Compensation Table;

•	information regarding the exercise of stock appreciation rights (SARs) in Host REIT common stock by each of the named executive officers listed above on the Summary Compensation Table; and

•	the value on December 31, 2004 of all unexercised options and SARs held by such individuals.

Messrs. Nassetta, Walter, Abji and Risoleo do not have any options to purchase stock or SARs in either Host REIT or Marriott International, Inc. Richard E. Marriott is the only executive officer who holds stock appreciation rights in our common stock. In 1998, Mr. Marriott entered into an agreement with Host REIT which canceled all of his then outstanding options to purchase our common stock and replaced them with stock appreciation rights on equivalent economic terms.

AGGREGATED STOCK OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL

YEAR-END OPTION/SAR VALUES

				Number of Shares Underlying Unexercised Options/SARs at Fiscal Year End(2) (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End(3) ($)
Name	Company (1)	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Marriott	HM	0	0	66,685	0	$1,027,826	0
	MI	0	0	122,634	0	7,138,895	0

	Total	0	0	189,319	0	$8,166,721	0

(1)	“HM” represents options to purchase Host REIT common stock or SARs in Host REIT common stock. “MI” represents options to purchase Marriott International, Inc. common stock.
(2)	The number and terms of these options reflect several adjustments made as a result of the spin-off of Marriott International in October 1993, the spin-off of Host Marriott Services Corporation in December 1995, the spin-off from Marriott International of Sodexho Marriott Services Corporation in March 1998, and Host REIT’s conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3)	These figures are based on a per share price for Host REIT common stock of $17.30 and a per share price for Marriott International, Inc. common stock of $63.27. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

(as of December 31, 2003)

Plan Category	Number of securities (in millions) to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities (in millions) remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by security holders(1)	4.5	$6.44	11.9
Equity compensation plans not approved by security holders	0	0	0

Total	4.5	$6.44	11.9

(1)	Shares indicated are the aggregate of those issuable under the Host Marriott Corporation and Host Marriott, L.P. 1997 Comprehensive Stock and Cash Incentive Plan, as amended, whereby we may award to officers and key employees (i) options to purchase Host REIT common stock, (ii) deferred shares of Host REIT common stock, and (iii) restricted shares of Host REIT common stock.

EMPLOYMENT ARRANGEMENTS

Host REIT does not maintain employment agreements with any of its executive officers. Host REIT entered into a Separation Agreement and Release with Robert Parsons effective on his resignation in May 2003. Mr. Parsons had been employed by us for over 20 years. Mr. Parsons received severance in the aggregate amount of $1,700,000. In addition, pursuant to the terms of his Restricted Stock Agreement dated August 1, 2002, Mr. Parsons received the remaining shares of restricted stock that had been granted in August 2002 in recognition of work performed in repositioning us leading up to and after the events of September 11, 2001. We also agreed to pay the cost of health benefits for a period of 18 months.

Split-Dollar Life Insurance

In December 2003, we terminated a split-dollar life insurance agreement between Host REIT and The REM Insurance Trust, a trust established by Mr. Richard E. Marriott, the Chairman of the Board. The split-dollar agreement was put in place in exchange for the termination of Mr. Marriott’s accrued interest, as of November 30, 1996, in awards of deferred bonus stock to him under the Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan. Under that split-dollar agreement, The REM Insurance Trust had acquired life insurance policies on behalf of Mr. Marriott and his wife, Nancy Marriott. We paid certain premiums on the policies, and had a right to be reimbursed for the premiums at maturity (estimated at 32 years). The remaining proceeds from the policy would go to The REM Insurance Trust.

Under the termination and release agreement among us, The REM Insurance Trust and Mr. Marriott, we terminated our responsibility to make any additional premium payments and our right to receive at maturity the premiums which we paid. In exchange, The REM Insurance Trust paid us the estimated net present value of the premiums previously paid by us, which was approximately $165,000.

Severance Plan

In 2002, the Compensation Policy Committee approved the adoption of the Host Marriott Severance Plan for members of senior management, including Messrs. Nassetta, Walter, Abji and Risoleo. Mr. Richard E. Marriott is not covered by the plan. The plan provides for the payment of severance compensation upon termination as follows:

•	Termination for Cause: an executive terminated for cause receives no severance and forfeits any unvested long-term incentive stock compensation;

•	Termination as a Result of Death or Disability: upon death or disability, an executive receives a prorated annual bonus through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under our life insurance and disability plans applicable to all employees. Messrs. Nassetta, Walter and Risoleo have each agreed to purchase life insurance policies and to accept the proceeds under these policies instead of receiving any long-term incentive stock compensation that would vest and be payable in the event of the executive’s death. We have reimbursed each executive for the cost of each policy;

•	Voluntary Termination by Executive Without Good Reason: an executive who resigns in this manner receives no severance compensation and the executive’s unvested long-term incentive stock compensation is forfeited;

•

Termination Without Cause or Voluntary Termination by Executive With Good Reason Following a Change in Control: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to three times his current base salary plus three times his average bonus. All other members of senior management covered by the plan are entitled to two times their current base salary plus two times their average bonus. All long-term incentive stock compensation vests, and we will pay for the executive’s benefits under our standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter. These provisions remain in effect for a period of one year following a change in control of Host REIT; and

•	Termination Without Cause or Voluntary Termination by Executive With Good Reason Not Following a Change in Control: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to two times his current base salary plus two times his average bonus. All other members of senior management covered by the plan are entitled to a payment equal to their current base salary plus their average annual bonus. One year’s worth of the executive’s time-based and performance-based portions (assuming achievement of target performance goals) of long-term incentive stock compensation is subject to accelerated vesting, and we will pay for the executive’s benefits under our standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter.

The plan also provides for a one-year non-compete/non-solicitation period and allows each executive a period of one year after termination to exercise any options to which the executive may be entitled due to the accelerated vesting of long-term incentive compensation.

Compensation Committee Interlocks and Insider Participation

Ms. Ann McLaughlin Korologos, Ms. Judith A. McHale and Mr. John G. Schreiber served on the Compensation Policy Committee during 2003. None of these persons was an officer or employee of Host REIT or any of its subsidiaries during 2003, or was formerly an officer or employee of Host REIT. Mr. Schreiber, who was a director and member of the Compensation Policy Committee until November 5, 2003, was affiliated with the owner of the Hyatt Regency Maui Resort and Spa, which we purchased later in November, after Mr. Schreiber’s resignation from the Board of Directors. Except for this transaction, which is described below, none of the members of the Compensation Policy Committee had any relationships with Host REIT or any of its subsidiaries requiring disclosure of interlocks or insider (employee) participation during 2003.

Acquisition of the Hyatt Regency Maui from Blackstone Real Estate Advisors, L.P.

On November 13, 2003, we closed on the acquisition of the 806-room Hyatt Regency Maui Resort and Spa. The purchase price as $321 million, or $398,000 per room, and was paid in cash. The acquisition was funded with the proceeds of Host REIT’s August 2003 and October 2003 equity offerings of 27.5 million and 23.5 million shares, respectively, resulting in net proceeds of approximately $501 million. The proceeds were contributed to us in return for 51 million operating partnership units.

The seller of the Hyatt Regency Maui is an affiliate of Blackstone Real Estate Advisors, L.P. John G. Schreiber, who, as noted above, was a director and member of the Compensation Policy Committee until November 5, 2003, is a co-founder and partner of Blackstone Real Estate Advisors, L.P., an affiliate of the Blackstone Group, L.P.

In assessing the value of the property, the Board of Directors used a discounted cash flow analysis, taking into account the hotel’s past performance, estimated future performance and anticipated capital expenditure needs. Mr. Schreiber did not participate in any of the deliberations of the Board of Directors regarding this acquisition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between Marriott International, Inc. and Host REIT

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host REIT and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of February 29, 2004, Richard E. Marriott, Host REIT’s Chairman of the Board, beneficially owned approximately 12.3% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., who was one of our directors until his retirement from our Board in May 2002, beneficially owned approximately 13.3% of the outstanding shares of common stock of Marriott International. J.W. Marriott, Jr. also serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott served as a director of Marriott International until May 2002. By reason of their ownership of such shares of common stock and their current and former positions as directors of Marriott International, they could be deemed in control of Marriott International within the meaning of the Federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. In connection with our renegotiation of our management agreements with Marriott International, we amended the distribution agreement to terminate Marriott International’s right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control.

We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement. We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

License Agreement. We entered into a license agreement with Marriott International that grants us a non-exclusive, royalty-free, worldwide license to use the Marriott mark for corporate or partnership name purposes and only in connection with our activities relating directly to our business of developing, purchasing, leasing, selling and owning hotel properties. The license is subject to certain conditions, most significantly that the majority of all hotels owned by us are managed by or operated pursuant to a franchise granted by Marriott International or its affiliates.

Administrative Services Agreements and Office Space Lease. We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space, although we continue to lease from Marriott International approximately 2,400 square feet of office space. In 2003 and through September 10, 2004, we paid Marriott International approximately $94,000 and $70,000, respectively, in rental fees for this office space.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott- and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for seven Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2003 and year-to-date September 10, 2004, we and our subsidiaries paid $140 million and $132 million, respectively, in the aggregate in management and franchise fees to Marriott International.

In addition, certain of our subsidiaries are partners in a joint venture that owned 120 Courtyard by Marriott lodging properties as of December 31, 2003. These properties are operated by a subsidiary of Marriott International under long-term agreements. Our subsidiaries are co-general partners in the joint venture partnerships. In 2003 and year-to-date September 10, 2004, those partnerships paid fees of $23.7 million and $17.8 million, respectively to Marriott International under those agreements. The partnerships also paid $15.8 million and $10.9 million, respectively, in rent to Marriott International in 2003 and year-to-date September 10, 2004 for leases of land upon which some of the partnerships’ hotels are located. On December 15, 2004, we executed an agreement to sell 85% of our interest in the joint venture for $91,872,510. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Recent Events”.

On July 25, 2002, we completed our negotiations with Marriott International to amend our management and other agreements for substantially all our Marriott and Ritz-Carlton hotels. These changes were effective as of December 29, 2001. The management contract changes include the following:

•	expanded approval rights over hotel operating budgets, capital budgets, shared service programs, and changes to certain system-wide programs;

•	a reduction in the amount of working capital requirements, and the expansion of an existing agreement that allows us to fund FF&E expenditures as incurred from one account that we control rather than depositing funds into individual escrow accounts at each hotel, which collectively increased cash available to us in July 2002 for general corporate purposes by approximately $125 million;

•	a reduction in incentive management fees payable on Marriott-managed hotels;

•	a gradual reduction in the amounts payable with respect to various centrally administered programs;

•	additional territorial restrictions for certain hotels in nine markets; and

•	clarification of existing provisions that limit our ability to sell a hotel or our company to a competitor of Marriott International.

In addition to these modifications, we expanded the pool of hotels subject to an existing agreement that allows us to sell assets unencumbered by a Marriott management agreement and provided that any such sale be without the payment of any termination fees. The revised pool included 46 assets, 75% (measured by Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA) of which may be sold over approximately a ten-year or greater period without the payment of a termination fee (22.5% (measured by EBITDA) of which can be sold unencumbered by the Marriott brand).

Acquisition Financing and Joint Venture

Marriott International has provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. One of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness at September 10, 2004 was $8 million. In 2003 and through September 10, 2004, Marriott International did not provide us with any new acquisition financing, although it is possible that Marriott International may from time to time provide this type of financing in the future.

Acquisition of the Hyatt Regency Maui from Blackstone Real Estate Advisors, L.P.

See “Compensation Committee Interlocks and Insider Participation” on page 91 for information on this transaction.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Credit Facility

We are party to a credit facility with Deutsche Bank Trust Company Americas, as Administrative Agent, and certain other agents and lenders. The credit facility was entered into as of September 10, 2004 and amended and restated our prior credit facility. The revolving loan commitment under our credit facility is $575 million. The initial scheduled maturity date of our credit facility is September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We have no amounts outstanding under the credit facility.

Amounts outstanding under the credit facility are guaranteed by substantially all of our subsidiaries representing the same subsidiaries which have guaranteed the Series M senior notes. Amounts outstanding under the credit facility are secured on an equal and ratable basis with our existing senior notes and certain other senior debt by a pledge of the equity interests of certain of our subsidiaries. The Series M senior notes will also be secured by such equity interests on an equal and ratable basis.

The revolving loan commitment under the credit facility is divided into two separate tranches: (1) a revolving facility A tranche of $385 million and (2) a revolving facility B tranche of $190 million. Amounts available for borrowing under revolving facility A vary depending on our leverage ratio which is defined as total debt to our pro forma EBITDA (as defined in the credit facility agreement), with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of revolving facility B is available for borrowing at any time that our leverage ratio does not exceed levels ranging from 7.5x to 7.0x (depending on the time period) and our unsecured interest coverage ratio equals or exceeds 1.5x.

We are subject to different financial covenants depending on whether amounts are borrowed under revolving facility A or revolving facility B, and we are permitted to convert amounts borrowed under either tranche into amounts borrowed under the other tranche. The financial covenants applicable under revolving facility A include covenants for leverage, fixed charge coverage and unsecured interest coverage. The financial covenants applicable to revolving facility B, however, are limited to leverage and unsecured interest coverage, and are set at less restrictive levels than the corresponding covenants applicable to revolving facility A. As a result of this structure, we have gained the flexibility to make and maintain borrowings in circumstances where adverse changes to our financial condition could have prohibited the maintenance of borrowings under our prior credit facility.

Senior Notes

We have six series of existing senior notes outstanding (including our Exchangeable Senior Debentures discussed below) which total approximately $2.9 billion as of September 10, 2004 (including the Series L senior notes that are being exchanged).

The indenture for our outstanding existing senior notes (other than our Series K senior notes and Series L senior notes) contains covenants and restrictions that are substantially the same as the covenants and restrictions applicable to the Series M senior notes that are summarized above in “Description of Series M Senior Notes” except that, under the covenants applicable to such existing senior notes:

•	we are not specifically permitted to incur indebtedness pursuant to clause (l) or (m) of paragraph (4) of the covenant entitled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

•	the Investments that may be made pursuant to clause (3) of the definition of “Permitted Investments” may not exceed 5% of Total Assets; and

•	we are able to make restricted payments representing preferred stock distributions only if we have a EBITDA-to-interest coverage ratio of 2.0 to 1.0, rather than 1.7 to 1.0 that is applicable to the Series M senior notes.

The covenants and restrictions under the indenture applicable to the Series K and Series L senior notes are substantially identical to those applicable to the Series M senior notes that are summarized above in “Description of Series M Senior Notes”.

Indebtedness under each series of existing senior notes is guaranteed by certain of our direct and indirect subsidiaries, representing all of our subsidiaries that will guarantee the Series M senior notes and that have guaranteed our credit facility and certain other of our indebtedness. The senior notes and respective guarantees thereof are secured on an equal and ratable basis with the credit facility and guarantees thereof and certain of our other senior indebtedness by a pledge of the equity interests of certain of our direct and indirect subsidiaries.

On March 16, 2004, we issued $500 million of 3.25% exchangeable senior debentures. The exchangeable senior debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Holders have the right to require us to repurchase the exchangeable senior debentures on April 15, 2010, April 10, 2014 and April 15, 2019 at the issue price. The exchangeable senior debentures are exchangeable into shares of Host REIT common stock at an initial rate of 54.6448 shares for each $1,000 of principal amount of the debentures, which is equivalent to an initial exchange price of $18.30 per share of Host REIT common stock. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends by Host REIT. Holders may exchange their exchangeable senior debentures prior to maturity under certain conditions including prior to April 15, 2023 at any time at which the closing sale price of Host REIT common stock is more than 120% of the exchange price per share for at least 20 of 30 trading days.

Mortgage Debt

As of September 10, 2004, we had aggregate indebtedness of approximately $2.1 billion that is secured by 31 of our hotel properties and related assets with an aggregate book value of approximately $3.6 billion. All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. Eleven of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The remaining mortgage loans generally do not have restrictive covenants that require such escrows. The impact of these covenants is discussed below.

Eight of our hotel properties secure a $581 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-through certificates, which we refer to as the CMBS Loan. The hotels securing the CMBS Loan are the New York Marriott Marquis, the San Francisco Airport Hyatt Regency, the Cambridge Hyatt Regency, the Reston Hyatt Regency, the Boston Hyatt Regency, the Drake Hotel New York, the Westin Buckhead-Atlanta and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain the excess cash from the CMBS Portfolio after payment of debt service, approximately $64 million, if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002 and will remain in effect until the CMBS Portfolio generates the necessary minimum covenant requirements or until the loan is repaid, at which point, the cash which has been escrowed will be returned to us. As of September 10, 2004, approximately $30 million of cash has been escrowed. We anticipate that additional cash of approximately $2 million will be escrowed during the fourth quarter of 2004. We do not expect cash flows from the CMBS Portfolio to be at the level required to trigger the release of the escrow until we have a significant improvement in operations.

We currently have a $55 million loan secured by three of our Canadian properties that matures in 2006. As a result of a modification to this loan, which we completed during the fourth quarter of 2003, we are required to escrow operating cash from the hotels after the payment of debt service until certain debt service coverage levels are achieved. As of September 10, 2004, approximately $3 million of cash has been escrowed. We expect cash flows from these hotels to be at the level required to trigger the release of the escrow in the first quarter of 2005.

Derivative Instruments

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points on a $450 million notional amount. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swap at September 10, 2004 was approximately $20.8 million.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points on a $242 million notional amount, which is equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at September 10, 2004 was approximately $2 million.

Convertible Debt Obligation due 2026

The obligation for the $492 million of Host REIT’s 6 3/4% Convertible Subordinated Debentures due 2026 (the “Debentures”), as of September 10, 2004 has been included on our financial statements as debt because upon the conversion to a REIT by Host Marriott, we assumed primary liability for repayment of the Debentures underlying the 6 3/4% Convertible Quarterly Income Preferred Securities (QUIPs) of the Host Marriott Financial Trust, a non-consolidated subsidiary trust of Host REIT. The common securities of the Trust were not contributed to us and therefore the Trust is not consolidated by us. Upon conversion by a Convertible Preferred Securities holder, Host REIT will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host REIT, we will issue to Host REIT the number of OP units equal to the number of shares of common stock issued by Host REIT in exchange for the Debentures.

In December 1996, the Trust issued 11 million shares of the QUIPs with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The QUIPs represent an undivided beneficial interest in the assets of the Trust. The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of the QUIPs are guaranteed by us to the extent the Trust has funds available therefor. This guarantee, when taken together with Host REIT’s obligations under the indenture pursuant to which the Debentures were issued, the Debentures, Host REIT’s obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the QUIPs) provides a full and unconditional guarantee of amounts due on the QUIPs. Proceeds from the issuance of the QUIPs were invested in the Debentures. The Trust was formed solely to issue the QUIPs and its own common securities and to invest the proceeds therefrom in the Debentures, which is its sole asset.

Each of the QUIPs and the related Debentures are convertible at the option of the holder into shares of Host REIT common stock at the rate of 3.2537 shares per QUIPs security (equivalent to a conversion price of $15.367 per share of Host REIT’s common stock). The Trust will only convert convertible Debentures pursuant to a notice of conversion by a holder of QUIPs. Since January 2002, no Convertible Preferred Securities have been converted into Host REIT’s common stock. The conversion ratio and price have been adjusted to reflect the impact of the distribution of shares of Crestline Capital Corporation common stock and Host REIT common stock in connection with the REIT conversion.

Holders of the QUIPs are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the QUIPs correspond to the interest rate and interest and other payment dates on the Debentures. Interest payments on the Debentures may be deferred for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the QUIPs. Under this circumstance, Host REIT will not be permitted to declare or pay any cash distributions with respect to debt securities that rank equal in rank with or junior to the Debentures.

Subject to certain restrictions, the QUIPs currently are redeemable at the Trust’s option upon any redemption of the Debentures. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the QUIPs are subject to mandatory redemption.

DESCRIPTION OF SERIES M SENIOR NOTES

We will issue the Series M senior notes pursuant to an indenture dated as of August 5, 1998 by and among Host Marriott, L.P., the Subsidiary Guarantors signatory thereto and The Bank of New York, as trustee, as amended or supplemented from time to time (the “Indenture”). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture, the related pledge and security agreement, dated as of June 6, 2002 as amended through the date hereof (the “Pledge Agreement”), which governs property securing, among other things, the obligations on the Series M senior notes and the registration rights agreement dated as of August 3, 2004 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors and the initial purchasers of the Series M senior notes. It does not restate those agreements in their entirety. We urge you to read the Indenture, the Registration Rights Agreement and the Pledge Agreement because they, and not this description, define your rights as holders of these Series M senior notes. You may obtain copies of the Indenture, the Registration Rights Agreement and the Pledge Agreement from Host Marriott, L.P. upon request. You can find out how to obtain these documents by looking at the section of this prospectus titled “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” For purposes of this section, references to “we,” “our,” or “us” include only Host Marriott, L.P. and its successors in accordance with the terms of the Indenture and not our subsidiaries.

General

We will initially issue $350 million aggregate principal amount of Series M senior notes. The Indenture will provide, in addition to the $350 million aggregate principal amount of Series M senior notes being issued on the Series Issue Date, for the issuance of additional Series M senior notes having identical terms and conditions to the Series M senior notes offered hereby (the “Additional Notes”), subject to compliance with the terms of the Indenture, including the covenant “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.” The aggregate principal amount of Series M senior notes and Additional Notes will be unlimited in aggregate principal amount outstanding. Any such Additional Notes would be issued on the same terms as the Series M senior notes and would constitute part of the same series of securities as the Series M senior notes and would vote together as one series on all matters with respect to the Series M senior notes. All references to Series M senior notes herein include the Additional Notes, except as stated otherwise.

The Series M senior notes will mature on August 15, 2012. Interest on the Series M senior notes will accrue at the rate of 7% per annum and will be payable every six months in arrears on February 15 and August 15, commencing on August 15, 2005. We will make each interest payment to the holders of record of the Series M senior notes on the immediately preceding February 1 and August 1.

The Series M senior notes offered hereby will be our senior, general obligations. The Series M senior notes offered hereby will be initially secured by a pledge of all the Capital Stock of certain of our subsidiaries, which Capital Stock also equally and ratably secures our obligation under the Credit Facility, the Existing Senior Notes, and certain other Indebtedness ranking on an equitable and ratable basis with the Series M senior notes. See “—Security.” The Series M senior notes offered hereby will be pari passu with all of our other existing and future unsubordinated Indebtedness (including the Existing Senior Notes) subject to the right of the Company and the Subsidiary Guarantors, in certain circumstances, to incur up to $300 million of Secured Indebtedness even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as, the proceeds are used to repay and permanently reduce Indebtedness outstanding under the Credit Facility. See “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” The Series M senior notes and the Existing Senior Notes effectively will be subordinated to this and to all other Secured Indebtedness that may be incurred under the indenture, to the extent of the value of the collateral securing such Secured Indebtedness. The Series M senior notes will rank senior to all of our subordinated obligations.

The Existing Senior Notes are, and the Series M senior notes offered hereby will be jointly and severally guaranteed on a senior basis by the Subsidiary Guarantors. The Guarantee of the Subsidiary Guarantors with respect to these senior notes, and the aforementioned pledges of equity interests, are subject to release upon satisfaction of certain conditions.

Interest on any series of senior notes issued under the Indenture is or will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Series M senior notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on, the Series M senior notes will be payable at the office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. Except as provided below, at our option payment of interest may be made by check mailed to the holders of any Series M senior notes at the addresses set forth upon our registry books; provided, however, holders of certificated Series M senior notes will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Such wire instructions, upon receipt by the trustee, will remain in effect until revoked by such holder. No service charge will be made for any registration of transfer or exchange of Series M senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until we designate otherwise our office or agency will be the corporate trust office of the trustee presently located at 101 Barclay Street, New York, New York 10286.

Guarantees

The Series M senior notes offered hereby will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by the Subsidiary Guarantors. If we default in the payment of the principal of, or premium, if any, or interest on, a guaranteed series of senior notes issued under the Indenture when and as the same shall become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, the Subsidiary Guarantors shall be required promptly to make such payment in full. The Indenture provides that the Subsidiary Guarantors will be released from their obligations as guarantors under such series of senior notes under certain circumstances. The obligations of the Subsidiary Guarantors will be limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

Each of our current and future Restricted Subsidiaries that subsequently guarantee any of our Indebtedness (the “Guaranteed Indebtedness”) (each a “Future Subsidiary Guarantor”) will be required to guarantee the Series M senior notes offered hereby and any other series of senior notes guaranteed under the Indenture. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the senior notes.

Subject to compliance with the preceding paragraph, the Indenture also provides that any guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released upon (1) the sale or other disposition of Capital Stock of the Subsidiary Guarantor, if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary, (2) the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary, (3) a Legal Defeasance or Covenant Defeasance, or (4) the unconditional and complete release of such Subsidiary Guarantor from its guarantee of all Guaranteed Indebtedness.

Since the issuance of the Series L senior notes, MDSM Finance LLC has been released as a Subsidiary Guarantor of the Series L senior notes and the Existing Senior Notes, and it will not guarantee the Series M senior notes. In addition, since the issuance of the Series L senior notes the following subsidiaries have been added as Subsidiary Guarantors of the Series L senior notes and the Existing Senior Notes and they will jointly and severally guarantee the Series M senior notes together with the other Subsidiary Guarantors: Calgary Charlotte Partnership, HMC Chicago Lakefront LLC, HMC Lenox LLC, HMC East Side LLC, HMC Kea Lani LLC and East Side Hotel Associates, L.P.

Security

Our obligation to pay the principal of, premium, if any, and interest on the Series M senior notes will be secured by a pledge of the Capital Stock of certain of our direct and indirect subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the Existing Senior Notes and certain other of our Indebtedness ranking pari passu in right of payment with the Series M senior notes, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future. The Indenture also provides that, unless otherwise provided in a supplemental indenture with respect to a series of senior notes, the Capital Stock of each Restricted Subsidiary that is subsequently pledged to secure the Credit Facility will also be pledged to secure each such series of senior notes on an equal and ratable basis with respect to the Liens securing the Credit Facility and any other pari passu Indebtedness secured by such Capital Stock, provided, however, that any shares of the Capital Stock of any Restricted Subsidiary will not be and will not be required to be pledged to secure any such series of senior notes if the pledge of or grant of a security interest in such shares is prohibited by law. Deutsche Bank Trust Company Americas (the administrative agent under the Credit Facility) currently serves as the collateral agent with respect to such stock pledge, subject to replacement in certain circumstances. So long as the Credit Facility is in effect, the lenders under the Credit Facility will have the right to direct the manner and method of enforcement of remedies with respect to the stock pledge. Any proceeds realized on a sale or disposition of collateral would be applied first to expenses of, and other obligations owed to, the collateral agent, second, pro rata to outstanding principal and interest of the secured Indebtedness, and third, pro rata to other secured obligations.

Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing the notes shall be released; provided that should the obligations of the Operating Partnership under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, the Operating Partnership must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the Series M senior notes.

Ranking

The Series M senior notes offered hereby will be our senior, general obligations, ranking, pari passu in right of payment with any of our other outstanding or future unsubordinated Indebtedness, including, without limitation, the Existing Senior Notes and our obligations under the Credit Facility. Under the terms of the Series M senior notes and our outstanding Series K senior notes, we and the Subsidiary Guarantors are permitted to incur up to $300 million of Secured Indebtedness, even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our Credit Facility. Because this Secured Indebtedness will be secured by assets that do not also secure the Series M senior notes, or the related Subsidiaries Guarantees thereof, the Series M senior notes and the related Subsidiary Guarantors thereof effectively will be subordinated to up to $300 million of borrowings under our Credit Facility that are repaid with the proceeds of such Secured Indebtedness, to the extent of the value of the assets securing such Secured Indebtedness. Under the indenture terms governing our outstanding Series B, Series E, Series G and Series I senior notes, however, we are not specifically permitted to incur the aforementioned Secured Indebtedness and, therefore, for so long as any of these series of senior notes remain outstanding, we would only be able to incur such indebtedness to the extent otherwise permitted by the covenants applicable to those series of senior notes.

The Series M senior notes offered hereby will be senior to all of our subordinated obligations. Each of the Subsidiary Guarantees of the Existing Senior Notes and any other series of guaranteed senior notes, including the Series M senior notes offered hereby, will rank, subject to the limitations described above, pari passu with all current and future unsubordinated Indebtedness, and senior to all current and future subordinated Indebtedness, of the Subsidiary Guarantors subject to the Subsidiary Guarantors’ right, in certain circumstances, to incur up to $300 million of Secured Indebtedness even while below the 2.0 to 1.0 consolidated EBITDA-to-interest expense coverage ratio, the proceeds of which must be used to repay and permanently reduce Indebtedness outstanding under the Credit Facility as described above. Holders of the Series M senior notes will be direct creditors of the Subsidiary Guarantors by virtue of such Guarantees of the Series M senior notes.

Optional Redemption

At any time prior to August 15, 2008, upon not less than 30 nor more than 60 days’ notice, we may redeem the Series M senior notes in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). Any notice to the holders of Series M senior notes of such a redemption need not set forth the redemption price of such Series M senior notes but need only set forth the calculation thereof as described in the immediately preceding sentence. The redemption price, calculated as aforesaid, should be set forth in an Officer’s Certificate delivered to the trustee no later than one Business Day prior to the redemption date.

At any time on or after August 15, 2008, upon not less than 30 days nor more than 60 days notice, we may redeem the Series M senior notes for cash at our option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing August 15 of the years indicated below, in each case together with accrued and unpaid interest, if any, thereon to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date):

Year	Percentage
2008	103.50%
2009	101.75%
2010 and thereafter	100.00%

Prior to August 15, 2007, we may redeem from time to time up to 35% of the aggregate principal amount of the Series M senior notes outstanding at a redemption price equal to 107% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date) with the Net Cash Proceeds of one or more Equity Offerings; provided, that at least 65% of the aggregate principal amount of the Series M senior notes originally issued on the Series Issue Date remain outstanding after such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated.

No sinking fund is provided for the Series M senior notes.

Notice

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Series M senior notes to be redeemed at its registered address.

Series M senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Series M senior notes called for redemption.

Certain Definitions

Set forth below are certain defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness or Disqualified Stock of a Person:

(1) existing at the time such Person becomes a Restricted Subsidiary of the Company; or

(2) assumed in connection with an Asset Acquisition and not incurred in connection with or in contemplation or anticipation of such event;

provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the Total Assets for such Person and its Restricted Subsidiaries as of any Transaction Date, as adjusted to reflect the application of the proceeds of the Incurrence of Indebtedness and issuance of Disqualified Stock on the Transaction Date.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that:

(1) a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control;

(2) the right to designate a member of the Board of a Person or a Parent of that Person will not, by itself, be deemed to constitute control; and

(3) Marriott International and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Parent or Restricted Subsidiaries.

“Asset Acquisition” means:

(1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged or consolidated into or with the Company or any of its Restricted Subsidiaries; or

(2) an acquisition by the Company or any of its Restricted Subsidiaries from any other Person that constitutes all or substantially all of a division or line of business, or one or more real estate properties, of such Person.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary (including by issuance of such Capital Stock);

(2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3) any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person which is not a Restricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the covenant of the indenture entitled “Consolidation, Merger and Sale of Assets”;

provided that “Asset Sale” shall not include:

(a) sales or other dispositions of inventory, receivables and other current assets;

(b) sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions;

(c) leases of real estate assets;

(d) Permitted Investments (other than Investments in Cash Equivalents) or Restricted Investments made in accordance with the “Limitation on Restricted Payments” covenant;

(e) any transaction comprising part of the REIT Conversion; and

(f) any transactions that, pursuant to the “Limitation of Asset Sales” covenant, are defined not to be an Asset Sale.

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the products of:

(a) the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security; and

(b) the amount of such principal (or redemption) payment;

by:

(2) the sum of all such principal (or redemption) payments.

“Blackstone Acquisition” means the acquisition by the Operating Partnership from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, of certain hotel properties, mortgage loans and other assets together with the assumption of related Indebtedness.

“Board” means:

(1) with respect to any corporation, the board of directors of such corporation or any committee of the board of directors of such corporation authorized, with respect to any particular matter, to exercise the power of the board of directors of such corporation;

(2) with respect to any partnership, any partner (including, without limitation, in the case of any partner that is a corporation, the board of directors of such corporation or any authorized committee thereof) with the authority to cause the partnership to act with respect to the matter at issue;

(3) in the case of a trust, any trustee or board of trustees with the authority to cause the trust to act with respect to the matter at issue;

(4) in the case of a limited liability company (an “LLC”), the managing member, management committee or other Person or group with the authority to cause the LLC to act with respect to the matter at issue; and

(5) with respect to any other entity, the Person or group exercising functions similar to a board of directors of a corporation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Company for which no consideration is given, or if given, consists only of the issuance of Qualified Capital Stock (or, if other consideration is given, only the value of the contribution in excess of such other consideration).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America are pledged in support thereof);

(2) time deposits, bankers acceptances and certificates of deposit and commercial paper issued by the Parent of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(3) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision or public instrumentality thereof bearing (at the time of investment therein) one of the two highest ratings obtainable from either S&P or Moody’s; and

(4) liquid investments in money market funds substantially all of the assets of which are securities of the type described in clauses (1) through (3) inclusive;

provided that the securities described in clauses (1) through (3) inclusive have a maturity of one year or less after the date of acquisition.

“Change of Control” means:

(1) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or Host REIT (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee;

(2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of

Capital Stock of the Company (or Host or Host REIT for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable;

(3) during any period of 12 consecutive months after the Issue Date (for so long as Host or Host REIT is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or Host REIT (together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Host or Host REIT, as applicable, then in office; or

(4) Host REIT ceases to be a general partner of the Operating Partnership or ceases to control the Company;

provided, however, that neither:

(x) the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host’s or Host REIT’s other Subsidiaries; nor

(y) the REIT Conversion (or any element thereof);

shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means August 5, 1998.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Company” means Host Marriott, L.P., and its successors and assigns (and, from the Issue Date to the consummation of the Merger, HMH Properties, Inc., and its successors and assigns).

“Consolidated” or “consolidated” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Non-Consolidated Restricted Entities) of such Person with those of such Person; provided that:

(1) “consolidation” will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person; and

(2) “consolidation” will include consolidation of the accounts of any Non-Consolidated Restricted Entities, whether or not such consolidation would be required or permitted under GAAP;

(it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

The terms “consolidated” and “consolidating” have correlative meanings to the foregoing.

“Consolidated Coverage Ratio” of any Person on any Transaction Date means the ratio, on a pro forma basis, of:

(1) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period, to:

(2) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person’s Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period;

provided that for purposes of such calculation:

(a) acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income-producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period;

(b) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period;

(c) the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period; and

(d) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

“Consolidated EBITDA” means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication:

(1) the sum of:

(a) Consolidated Interest Expense;

(b) provisions for taxes based on income (to the extent of such Person’s proportionate interest therein);

(c) depreciation and amortization expense (to the extent of such Person’s proportionate interest therein);

(d) any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person’s proportionate interest therein);

(e) any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person’s proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that:

1. such dividends or distributions are not included in the Consolidated Net Income of such Person for such period, and

2. the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (e), do not exceed the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined;

(f) any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (2) of this definition; and

(g) any nonrecurring expenses incurred in connection with the REIT Conversion,

minus:

(2) the sum of:

(a) all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) for such period; and

(b) any cash expenditures of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period to the extent such cash expenditures (i) did not reduce the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person for such period and (ii) were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) when reserved or accrued;

all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“Consolidated Interest Expense” of any Person means, for any period, the aggregate amount (without duplication and determined in each case on a consolidated basis) of:

(1) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, as determined (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding the amortization of fees or expenses incurred in order to consummate the sale of the notes issued under the indenture or to establish the Credit Facility), of such Person and its Consolidated Subsidiaries during such period, including:

(a) original issue discount and noncash interest payments or accruals on any Indebtedness;

(b) the interest portion of all deferred payment obligations; and

(c) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period; and

(2) dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Restricted Subsidiaries of such Person to such Person or, to the extent of such Person’s proportionate interest therein, such Person’s Restricted Subsidiaries);

provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (1) or (2)) of a Consolidated Subsidiary that is not Wholly Owned shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary.

For purposes of this definition:

(x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

(y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that:

(1) net income (or loss) of any other Person which is not a Restricted Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of such Person;

(2) the net income (or loss) of any other Person acquired by such specified Person or a Restricted Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(3) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) shall be excluded; and

(4) the net income, if positive, of any of such Person’s Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Subsidiary Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (2), (3) and (4), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication.

“Consolidated Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (including each Non-Consolidated Restricted Entity).

“Conversion Date” means December 29, 1998.

“Credit Facility” means the credit facility established pursuant to the Credit Agreement, dated as of August 5, 1998 among the Company, Host, certain other Subsidiaries party thereto, the lenders party thereto, Bankers Trust Company, as Arranger and Administrative Agent, and Wells Fargo Bank, N.A., The Bank of Nova Scotia and Credit Lyonnais New York Branch, as Co-Arrangers, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors) but excluding Indebtedness incurred under clause (l) of paragraph (4) of the covenant entitled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means except as set forth below, with respect to any Person, Capital Stock of that Person that by its terms or otherwise is:

(1) required to be redeemed on or prior to the Stated Maturity of the notes for cash or property other than Qualified Capital Stock;

(2) redeemable for cash or property other than Qualified Capital Stock at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

(3) convertible into or exchangeable mandatorily or at the option of the holder for Capital Stock referred to in clause (1) or (2) above or Indebtedness of the Company or a Restricted Subsidiary having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes at the Option of Holders upon a Change of Control Triggering Event” covenants described below.

With respect to Capital Stock of a Restricted Subsidiary only, the amount thereof issued to Persons (other than the Company or any of its Restricted Subsidiaries) in excess of such Persons’ Pro Rata Share of such Capital Stock shall be deemed to be Disqualified Stock for purposes of determining the amount of Disqualified Stock of the Company and its Restricted Subsidiaries.

Notwithstanding anything to the contrary contained in this definition:

(a) the QUIPs are not Disqualified Stock;

(b) any Capital Stock issued by the Operating Partnership to Host REIT shall not be deemed to be Disqualified Stock solely by reason of a right by Host REIT to require the Company to make a payment to it sufficient to enable Host REIT to satisfy its concurrent obligation with respect to Capital Stock of Host REIT, provided such Capital Stock of Host REIT would not constitute Disqualified Stock; and

(c) no Capital Stock shall be deemed to be Disqualified Stock as the result of the right of the holder thereof to request redemption thereof if the issuer of such Capital Stock (or the Parent of such issuer) has the right to satisfy such redemption obligations by the issuance of Qualified Capital Stock to such holder.

“E&P Distribution” means:

(1) one or more distributions to the shareholders of Host and/or Host REIT of:

(a) shares of SLC; and

(b) cash, securities or other property, with a cumulative aggregate value equal to the amount estimated in good faith by Host or Host REIT from time to time as being necessary to assure that Host and Host REIT have distributed the accumulated earnings and profits (as referenced in Section 857(a)(2)(B) of the Code) of Host as of the last day of the first taxable year for which Host REIT’s election to be taxed as a REIT is effective; and

(2) the distributions from the Operating Partnership to:

(a) Host REIT necessary to enable Host REIT to make the distributions described in clause (1; and

(b) holders of Units (other than Host REIT) required as a result of or a condition to such distributions made pursuant to clause (2)(a).

“Equity Offering” means any public or private sale of (i) Qualified Capital Stock by the Company or (ii) Capital Stock by Host REIT where the Net Cash Proceeds of such sale are contributed to the Company as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on Form S-8.

“Excluded Person” means, in the case of the Company, Host, Host REIT or any Wholly Owned Subsidiary of Host or Host REIT.

“Exempted Affiliate Transaction” means:

(1) employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company;

(2) payments of reasonable fees and expenses to the members of the Board;

(3) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company;

(4) Permitted Tax Payments;

(5) Permitted Sharing Arrangements;

(6) Procurement Contracts;

(7) Operating Agreements;

(8) Restricted Payments permitted under the “Limitation on Restricted Payments” covenant; and

(9) any and all elements of the REIT Conversion.

“Existing Senior Notes” means amounts outstanding from time to time of:

(1) the 8 3/8% Senior Notes due 2006;

(2) the 9 1/4% Senior Notes due 2007;

(3) the 9 1/2% Senior Notes due 2007;

(4) the 7 7/8% Senior Notes due 2008;

(5) the 7 1/8% Senior Notes due 2013; and

(6) the 3.25% Exchangeable Senior Debentures due 2024.

in each case not in excess of amounts outstanding immediately following the Series Issue Date of the Series M senior notes, less amounts retired from time to time.

“Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined:

(1) in good faith by the Board of the Company or the applicable Subsidiary involved in such transaction; or

(2) by an appraisal or valuation firm of national or regional standing selected by the Company or such Subsidiary, with experience in the appraisal or valuation of properties or assets of the type for which fair market value is being determined.

“Fifty Percent Venture” means a Person:

(1) in which the Company owns (directly or indirectly) at least 50% of the aggregate economic interests;

(2) in which the Company or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means; and

(3) which is not consolidated for financial reporting purposes with the Company under GAAP.

“FF&E” means furniture, fixtures and equipment, and other tangible personal property other than real property.

“Funds From Operations” for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period excluding gains or losses from debt restructurings and sales of property, plus depreciation of real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets, after adjustments for unconsolidated partnerships and joint ventures plus minority interests, if applicable (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“HMH Properties” means HMH Properties, Inc., a Delaware corporation, which was merged into the Operating Partnership on December 16, 1998.

“Host” means Host Marriott Corporation, a Delaware corporation and the indirect Parent of the Company on the Issue Date, and its successors and assigns.

“Host REIT” means Host Marriott Corporation, a Maryland corporation and the successor by merger to Host, which is the sole general partner of the Operating Partnership following the REIT Conversion, and its successors and assigns.

“Host REIT Merger” means the merger of Host with and into Host REIT, with Host REIT surviving the merger, which merger occurred on December 29, 1998.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to (including as a result of an acquisition), or become responsible for, the payment of, contingently or otherwise, such Indebtedness (including Acquired Indebtedness); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication:

(1) all liabilities and obligations, contingent or otherwise, of such Person:

(a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(b) evidenced by bonds, notes, debentures or similar instruments;

(c) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(d) evidenced by bankers’ acceptances;

(e) for the payment of money relating to a Capitalized Lease Obligation; or

(f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(2) all net obligations of such Person under Interest Swap and Hedging Obligations; and

(3) all liabilities and obligations of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary to be an Unrestricted Subsidiary or a Non-Consolidated Entity.

For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:

(1) “Investment” shall include the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary or Non-Consolidated Entity;

(2) the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary or Non-Consolidated Entity at the time that such Unrestricted Subsidiary; or Non-Consolidated Entity is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(3) any property transferred to or from an Unrestricted Subsidiary or Non-Consolidated Entity shall be valued at its fair market value at the time of such transfer.

“Investment Grade” means a rating of the notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e., currently BBB—(or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided in each case such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Issue Date” means August 5, 1998.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereinafter acquired.

“Limited Partner Note” means an unsecured note of the Operating Partnership which a limited partner of a Public Partnership elected to receive at the time of the Partnership Mergers instead of or in exchange for Units.

“Make-Whole Premium” means, with respect to any note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and premium, if any, that would be payable on such note on August 15, 2008, as set forth under “Optional Redemption,” and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date) to and including August 15, 2008, discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over (b) the principal amount of the note being redeemed.

“Marriott International” means Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Merger” means the merger of HMH Properties with and into the Operating Partnership, with the Operating Partnership as the surviving entity, which merger occurred on December 16, 1998.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1) with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of:

(a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(b) provisions for all Taxes (including Taxes of Host REIT) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole;

(c) payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold; or (II) is required to be paid as a result of such sale;

(d) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(e) any Permitted REIT Distributions related to such Asset Sale;

(provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person); and

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person).

“Net Investments” means, with respect to any referenced category or group of Investments:

(1) the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) on or subsequent to the Issue Date;

minus:

(2) the aggregate amount of any dividends, distributions, sales proceeds or other amounts received by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) in respect of such Investments on or subsequent to the Issue Date;

and, in the event that any such Investments are made, or amounts are received, in property other than cash, such amounts shall be the fair market value of such property.

“Non-Conforming Assets” means various assets (principally comprising partnership or other interests in hotels which are not leased, certain international hotels in which Host or its Subsidiaries own interests, and certain FF&E relating to hotels owned by the Operating Partnership and its Subsidiaries) which assets, if owned by the Operating Partnership, could jeopardize Host REIT’s status as a REIT.

“Non-Consolidated Entity” means a Non-Controlled Entity or a Fifty Percent Venture which is neither a Non-Consolidated Restricted Entity nor an Unrestricted Subsidiary.

“Non-Consolidated Restricted Entity” means a Non-Controlled Entity or a Fifty Percent Venture which has been designated by the Company (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Non-Controlled Entity or a Fifty Percent Venture as a Non-Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Non-Consolidated Entity.

“Non-Controlled Entity” means a taxable corporation in which the Operating Partnership owns (directly or indirectly) 90% or more of the economic interest but no more than 9.9% of the Voting Stock and whose assets consist primarily of Non-Conforming Assets.

“Offering” means the offering of the notes for sale by the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company or Subsidiary Guarantor, as applicable, by an officer of the Company or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Guarantor or Subsidiary Guarantor, as applicable.

“Old Notes” means the approximately $35 million aggregate principal amount of four series of Indebtedness of Host outstanding on the Issue Date.

“Operating Agreements” means the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the Company determines in good faith that such arrangements are fair to the Company and to such Restricted Subsidiary.

“Operating Partnership” means Host Marriott, L.P., a Delaware limited partnership.

“Parent” of any Person means a corporation which at the date of determination owns, directly or indirectly, a majority of the Voting Stock of such Person or of a Parent of such Person.

“Partnership Mergers” means the merger of one of more Subsidiaries of the Operating Partnership into one or more of the Public Partnerships.

“Paying Agent” means, until otherwise designated, the Trustee.

“Permitted Investment” means any of the following:

(1) an Investment in Cash Equivalents;

(2) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an “Acquired Person”) if, as a result of such Investments:

(a) the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company; or

(b) the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

(3) an Investment in a Person, provided that:

(a) such Person is principally engaged in a Related Business;

(b) the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person’s governing board or otherwise; and

(c) any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause (3) subsequent to the Issue Date would exceed 10% of Total Assets;

(4) Permitted Sharing Arrangement Payments;

(5) securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including the covenant “Limitation on Asset Sales” (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (2) of the first paragraph of the “Limitation on Asset Sales” covenant);

(6) Investments in the Company or in Restricted Subsidiaries of the Company;

(7) Permitted Mortgage Investments;

(8) any Investments constituting part of the REIT Conversion; and

(9) any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company’s proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (3) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company’s proportionate ownership interest therein).

“Permitted Lien” means any of the following:

(1) Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(2) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that:

(a) the underlying obligations are not overdue for a period of more than 30 days; and

(b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(3) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(4) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(5) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(6) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; and

(7) Liens securing on an equal and ratable basis the notes and any other Indebtedness.

“Permitted Mortgage Investment” means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the Company or its Restricted Subsidiaries) owning such real estate assets provided that:

(1) the Company is able to consolidate the operations of the real estate assets in its GAAP financial statements;

(2) such real estate assets are owned by a partnership, LLC or other entity which is controlled by the Company or a Restricted Subsidiary as a general partner, managing member or through similar means; or

(3) the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (1) and (2) above), determined at the time each such Investment was made, does not exceed 10% of Total Assets after giving effect to such Investment.

“Permitted REIT Distributions” means, so long as Host REIT believes in good faith after reasonable diligence that Host REIT qualifies as REIT under the Code, a declaration or payment of any dividend or the making of any distribution:

(1) to Host REIT equal to the greater of:

(A) the amount estimated by Host REIT in good faith after reasonable diligence to be necessary to permit Host REIT to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Host REIT within the meaning of Code Section 857(b)(2), determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or

(B) the amount that is estimated by Host REIT in good faith after reasonable diligence to be necessary either to maintain Host REIT’s status as a REIT under the Code for any calendar year or to enable Host REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Host REIT to its shareholders, with such distributions to be made as and when determined by Host REIT, whether during or after the end of the relevant calendar year;

in either the case of (A) or (B) if:

(a) the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company; and

(b) no Default or Event of Default shall have occurred and be continuing; and

(2) to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to Host REIT.

“Permitted REIT Payments” means, without duplication, payments to Host REIT and its Subsidiaries that hold only Qualified Assets in an amount necessary and sufficient to permit Host REIT and such Subsidiaries to pay all of their operating expenses and other general corporate expenses and liabilities (including any reasonable professional fees and expenses).

“Permitted Sharing Arrangements” means any contracts, agreements or other arrangements between the Company and/or one or more of its Subsidiaries and a Parent of the Company and/or one or more Subsidiaries of such Parent, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries in the best interests of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries and (ii) the liabilities of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

“Permitted Sharing Arrangements Payment” means payments under Permitted Sharing Arrangements.

“Permitted Tax Payments” means payment of any liability of the Company, Host, Host REIT or any of their respective Subsidiaries for Taxes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Private Partnership” means a partnership (other than a Public Partnership) or limited liability company that owns one or more full service hotels and that, prior to the REIT Conversion, was partially but not Wholly Owned by Host or one of its Subsidiaries.

“Private Partnership Acquisition” means the acquisition by the Operating Partnership or a Restricted Subsidiary thereof from unaffiliated partners of certain Private Partnerships of partnership interests in such Private Partnerships in exchange for Units or the assets of such Private Partnerships by merger or conveyance in exchange for Units.

“Procurement Contracts” means contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

“Pro Rata Share” means “PRS” where:

PRS equals CR divided by TC multiplied by OPTC

where:

CR equals the redemption value of such Capital Stock in the issuing Restricted Subsidiary held in the aggregate by the Company and its Restricted Subsidiaries,

TC equals the total contribution to the equity of the issuing Restricted Subsidiary made by the Company and its Restricted Subsidiaries, and

OPTC equals the total contribution to the equity of the issuing Restricted Subsidiary made by other Persons.

“Public Partnerships” mean, collectively:

(1) Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership (with which HMC Atlanta Merger Limited Partnership was merged);

(2) Desert Springs Marriott Limited Partnership, a Delaware limited partnership (with which HMC Desert Merger Limited Partnership was merged);

(3) Hanover Marriott Limited Partnership, a Delaware limited partnership (with which HMC Hanover Merger Limited Partnership was merged);

(4) Marriott Diversified American Hotels, L.P., a Delaware limited partnership (with which HMC Diversified Merger Limited Partnership was merged);

(5) Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (with which HMC Properties I Merger Limited Partnership was merged);

(6) Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership (with which HMC Properties II Merger Limited Partnership was merged);

(7) Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership (with which HMC Chicago Merger Limited Partnership was merged);

(8) Potomac Hotel Limited Partnership, a Delaware limited partnership (with which HMC Potomac Merger Limited Partnership was merged); and

(9) Marriott Suites Limited Partnership, a Delaware limited partnership (with which MS Merger Limited Partnership was merged);

or, as the context may require, any such entity together with its Subsidiaries, or any of such Subsidiaries.

“Qualified Assets” means:

(1) Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of Host, Host REIT and each other Parent of the Company substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company; and

(2) other assets related to corporate operations of Host, Host REIT and each other Parent of the Company which are de minimus in relation to those of Host, Host REIT and each other Parent of the Company and their Restricted Subsidiaries, taken as a whole.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of “Disqualified Stock,” also includes any Capital Stock of a Restricted Subsidiary, Host REIT or any Parent of the Company that is not Disqualified Stock.

“Qualified Exchange” means:

(1) any legal defeasance, redemption, retirement, repurchase or other acquisition of then outstanding Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock; or

(2) any exchange of Qualified Capital Stock for any then outstanding Capital Stock or Indebtedness issued on or after the Issue Date.

“QUIPS” means the 6 3/4% Convertible Preferred Securities issued by Host Marriott Financial Trust, a statutory business trust.

“QUIPs Debt” means the $567 million aggregate principal amount of 6 3/4% convertible subordinated debentures due 2026 of Host, held by Host Marriott Financial Trust, a statutory business trust.

“Rating Agencies” means (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of all of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means currently:

(1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3) the equivalent of any such category of S&P or Moody’s used in another Rating Agency.

In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (currently + and – for S&P, 1, 2 and 3 for Moody’s or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of:

(1) a Change of Control; and

(2) the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the occurrence, on or within 90 days after the earliest to occur of:

(1) a Change of Control; and

(2) the date of the first public notice of the occurrence of a Change of Control or of the intention by any Person to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), of:

(a) in the event the notes are rated by either Moody’s or S&P on the Rating Date as Investment Grade, a decrease in the rating, of the notes by either of such Rating Agencies to a rating that is below Investment Grade; or

(b) in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations with Rating Categories as well as between Rating Categories).

“Real Estate Assets” means real property and all FF&E associated or used in connection therewith.

“Reference Period” with regard to any Person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the securities or the indenture.

“Refinancing Indebtedness” means Indebtedness or Disqualified Stock:

(1) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or

(2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness or Disqualified Stock in a principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, not to exceed:

(a) the principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced; plus

(b) all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall:

(x) not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing; and

(y) be subordinated in right of payment to the rights of holders of the notes if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

“REIT Conversion” means the various transactions which were carried out in connection with Host’s conversion to a REIT, as generally described in the S-4 Registration Statement, including without limitation:

(1) the contribution to the Operating Partnership and its Subsidiaries of substantially all of the assets (excluding the assets of SLC) held by Host and its other Subsidiaries;

(2) the assumption by the Operating Partnership and/or its Subsidiaries of substantially all of the liabilities of Host and its other Subsidiaries (including, without limitation, the QUIPs Debt and the Old Notes);

(3) the Partnership Mergers;

(4) the Private Partnership Acquisitions;

(5) the issuance of Limited Partner Notes in connection with the foregoing;

(6) the Blackstone Acquisition;

(7) the contribution, prior to or substantially concurrent with the Conversion Date, to Non-Controlled Entities of Non-Conforming Assets;

(8) the leases to SLC or Subsidiaries of SLC of the hotels owned by the Operating Partnership and its Subsidiaries;

(9) the Host REIT Merger;

(10) the E&P Distribution; and

(11) such other related transactions and steps, occurring prior to or substantially concurrent with or within a reasonable time after the Conversion Date as may be reasonably necessary to complete the above transactions or otherwise to permit Host REIT to elect to be treated as a REIT for Federal income tax purposes.

“Related Business” means the businesses conducted (or proposed to be conducted) by the Company and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of the Company are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person (but without duplication):

(1) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(2) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person;

(3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness;

(4) any Restricted Investment by such Person; and

(5) the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members;

provided, however, that the term “Restricted Payment” does not include:

(a) any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock;

(b) any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries;

(c) Permitted Tax Payments;

(d) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made;

(e) the retirement of Units upon conversion of such Units to Capital Stock of Host REIT;

(f) any transactions comprising part of the REIT Conversion;

(g) any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations;

(h) Permitted REIT Payments; and

(i) payments in accordance with the existing terms of the QUIPS;

and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person’s co-obligation with respect thereto.

“Restricted Subsidiary” means any Subsidiary of the Company other than (i) an Unrestricted Subsidiary or (ii) a Non-Consolidated Entity.

“S-4 Registration Statement” means the registration statement of the Operating Partnership on Form S-4, filed with the Commission on June 2, 1998, as amended and supplemented.

“Secured Indebtedness” means any Indebtedness or Disqualified Stock secured by a Lien (other than Permitted Liens) upon the property of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries.

“Series Issue Date” means with respect to any series of Indebtedness issued under the Indenture, the date any notes of such series are first issued.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the Issue Date.

“SLC” means HMC Senior Communities, Inc., a Delaware corporation, and its successor Crestline Capital Corporation, a Maryland corporation, and its successors and assigns.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the notes or a Subsidiary Guarantee thereof, as applicable.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date;

(2) any partnership:

(a) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the Company a majority of the partnership interest; or

(b) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated;

(3) any Non-Controlled Entity; and

(4) any Fifty Percent Venture.

“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of principal, premium and interest on the notes by such Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the notes and the indenture.

“Subsidiary Guarantors” means:

(1) the current Subsidiary Guarantors identified in the following sentence; and

(2) any Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the indenture;

but in each case excluding any Persons whose guarantees have been released pursuant to the terms of the indenture.

The current Subsidiary Guarantors are:

(1) Airport Hotels LLC

(2) Host of Boston, Ltd.

(3) Host of Houston, Ltd

(4) Host of Houston 1979

(5) Chesapeake Financial Services LLC

(6) HMC Retirement Properties, L.P.

(7) HMH Marina LLC

(8) Farrell’s Ice Cream Parlour Restaurants LLC

(9) HMC Atlanta LLC

(10) HMC BCR Holdings LLC

(11) HMC Burlingame LLC

(12) HMC Capital LLC

(13) HMC Capital Resources LLC

(14) HMC Park Ridge LLC

(15) Host Park Ridge LLC

(16) HMC Suites LLC

(17) HMC Suites Limited Partnership

(18) PRM LLC

(19) Wellsford-Park Ridge HMC Hotel Limited Partnership

(20) YBG Associates LLC

(21) HMC Chicago LLC

(22) HMC Desert LLC

(23) HMC Palm Desert LLC

(24) HMC Diversified LLC

(25) HMC East Side II LLC

(26) HMC Gateway LLC

(27) HMC Grand LLC

(28) HMC Hanover LLC

(29) HMC Hartford LLC

(30) HMC Hotel Development LLC

(31) HMC HPP LLC

(32) HMC IHP Holdings LLC

(33) HMC Manhattan Beach LLC

(34) HMC Market Street LLC

(35) New Market Street LP

(36) HMC Georgia LLC

(37) HMC Mexpark LLC

(38) HMC Polanco LLC

(39) HMC NGL LLC

(40) HMC OLS I L.P.

(41) HMC OP BN LLC

(42) HMC Pacific Gateway LLC

(43) HMC PLP LLC

(44) Chesapeake Hotel Limited Partnership

(45) HMC Potomac LLC

(46) HMC Properties I LLC

(47) HMC Properties II LLC

(48) HMC SBM Two LLC

(49) HMC Seattle LLC

(50) HMC SFO LLC

(51) HMC Swiss Holdings LLC

(52) HMH General Partner Holdings LLC

(53) HMH Norfolk LLC

(54) HMH Norfolk, L.P.

(55) HMH Pentagon LLC

(56) HMH Restaurants LLC

(57) HMH Rivers LLC

(58) HMH Rivers, L.P.

(59) HMH WTC LLC

(60) Host La Jolla LLC

(61) City Center Hotel Limited Partnership

(62) Times Square LLC

(63) Ivy Street LLC

(64) Market Street Host LLC

(65) Philadelphia Airport Hotel LLC

(66) PM Financial LLC

(67) PM Financial LP

(68) HMC Property Leasing LLC

(69) HMC Host Restaurants LLC

(70) Santa Clara HMC LLC

(71) S.D. Hotels LLC

(72) Times Square GP LLC

(73) Durbin LLC

(74) HMC HT LLC

(75) HMC JWDC LLC

(76) HMC OLS I LLC

(77) HMC OLS II L.P.

(78) HMT Lessee Parent LLC

(79) HMC/Interstate Manhattan Beach, L.P.

(80) Ameliatel

(81) HMC Amelia I LLC

(82) HMC Amelia II LLC

(83) Rockledge Hotel LLC

(84) Fernwood Hotel LLC

(85) HMC Copley LLC

(86) HMC Headhouse Funding LLC

(87) Ivy Street Hopewell LLC

(88) HMC Diversified American Hotels, L.P.

(89) Potomac Hotel Limited Partnership

(90) HMC AP GP LLC

(91) HMC AP LP

(92) HMC AP Canada Company

(93) HMC Toronto Airport GP LLC

(94) HMC Toronto Airport LP

(95) HMC Toronto EC GP LLC

(96) HMC Toronto EC LP

(97) HMC Charlotte GP LLC

(98) HMC Charlotte LP

(99) HMC Charlotte (Calgary) Company

(100) Calgary Charlotte Holdings Company

(101) HMC Grace (Calgary) Company

(102) HMC Maui LLC

(103) Calgary Charlotte Partnership

(104) HMC Chicago Lakefront LLC

(105) HMC East Side LLC

(106) HMC Kea Lani LLC

(107) East Side Hotel Associates, L.P.

(108) HMC Lenox LLC

“Subsidiary Indebtedness” means, without duplication, all Unsecured Indebtedness (including Guarantees (other than Guarantees by Restricted Subsidiaries of Secured Indebtedness)) of which a Restricted Subsidiary other than a Subsidiary Guarantor is the obligor. A release of the Guarantee of a Subsidiary Guarantor which remains a Restricted Subsidiary shall be deemed to be an Incurrence of Subsidiary Indebtedness in amount equal to the Company’s proportionate interest in the Unsecured Indebtedness of such Subsidiary Guarantor.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

“Total Assets” means the sum of:

(1) Undepreciated Real Estate Assets; and

(2) all other assets (excluding intangibles) of the Company, the Subsidiary Guarantors, and their respective Restricted Subsidiaries determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Total Unencumbered Assets” as of any date means the sum of:

(1) Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2) all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Transaction Date” means, with the respect to the Incurrence of any Indebtedness or issuance of Disqualified Stock by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes, provided that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Units” means the limited partnership units of the Operating Partnership.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below. The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary); provided that:

(1) any Guarantee by the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary) of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company, the Subsidiary Guarantors or such Restricted Subsidiaries at the time of such designation;

(2) either:

(a) the Subsidiary to be so designated has total assets of $1,000 or less; or

(b) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited under the “Limitation on Restricted Payments” covenant described below; and

(3) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock” and “Limitation on Restricted Payments” covenants.

The Board of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(2) all Liens, Indebtedness and Disqualified Stock of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred, granted or issued at such time, have been permitted to be Incurred, granted or issued and shall be deemed to have been Incurred, granted or issued for all purposes of the indenture.

Any such designation by the Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness or Disqualified Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting, members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Covenants

The following covenants apply to the Series M senior notes being offered pursuant to this registration statement:

Repurchase of Notes at the Option of the Holder Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s notes pursuant to the unconditional, irrevocable offer to purchase described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”) on a date that is not more than 45 Business Days after the occurrence of such Change of Control Triggering Event (the “Change of Control Payment Date”).

On or before the Change of Control Payment Date, we will:

(1) accept for payment notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent cash sufficient to pay the Change of Control Payment (together with accrued and unpaid interest) of all notes so tendered; and

(3) deliver to the trustee notes so accepted together with an Officer’s Certificate listing the aggregate principal amount of the notes or portions thereof being purchased by us.

The Paying Agent will promptly mail to the holders of notes so accepted payment in an amount equal to the Change of Control Payment, and the trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any notes not so accepted will be promptly mailed or delivered by us to the holder thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.

The provisions of the indenture relating to a Change of Control Triggering Event may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a Change of Control Triggering Event, as defined. In addition, we may not have sufficient financial resources available to fulfill our obligation to repurchase the notes upon a Change of Control Triggering Event.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Securities Exchange Act of 1934, as amended, and the rules thereunder and all other applicable Federal and state securities laws.

Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock

(1) Except as set forth below, we will not and neither the Subsidiary Guarantors nor any of our or their respective Restricted Subsidiaries will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom:

(a) the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and our Disqualified Stock and the Disqualified Stock of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of our Adjusted Total Assets; and

(b) our Consolidated Coverage Ratio would be greater than or equal to 2.0 to 1.0, we and our Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

(2) In addition to the foregoing limitations set forth in (1) above, except as set forth below, we, the Subsidiary Guarantors and our and their Restricted Subsidiaries will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all of our outstanding Secured Indebtedness and Subsidiary Indebtedness and all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of our Adjusted Total Assets, we and our Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

(3) In addition to the limitations set forth in (1) and (2) above, we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise) determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with ours only to the extent of our proportionate interest in such Restricted Subsidiaries).

(4) Notwithstanding paragraphs (1) or (2), we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries (except as specified below) may Incur or issue each and all of the following:

(a) Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount, together with all Indebtedness Incurred pursuant to clause (l) and (m) of this paragraph (4), not to exceed $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount);

(b) Indebtedness or Disqualified Stock owed:

a) to us; or

b) to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to us or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause (b);

(c) Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (a), (b), (d), (f), (h), (l) or (m) of this paragraph) and any refinancings thereof;

(d) Indebtedness:

(i) in respect of performance, surety or appeal bonds Incurred in the ordinary course of business;

(ii) under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements:

(A) are designed solely to protect us, the Subsidiary Guarantors or any of our or their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates; and

(B) do not increase the Indebtedness of the obligor outstanding, at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or

(iii) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or any obligations of the Subsidiary Guarantors or any of our or their Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by us, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(e) our Indebtedness, to the extent the net proceeds thereof are promptly:

(i) used to purchase all of the notes tendered in a Change of Control Offer made as a result of a Change of Control; or

(ii) deposited to defease the notes as described below under “Legal Defeasance and Covenant Defeasance”;

(f) Guarantees of the notes and Guarantees of our Indebtedness or Indebtedness of any of the Subsidiary Guarantors by any of our or their respective Restricted Subsidiaries; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary;

(g) Indebtedness evidenced by the notes and the Guarantees thereof and represented by the indenture up to the amounts issued pursuant thereto as of the Issue Date;

(h) the QUIPs Debt;

(i) Limited Partner Notes; and

(j) Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion;

(k) Acquired Indebtedness assumed in connection with an Asset Acquisition if, on the date of any such Incurrence, the Consolidated Coverage Ratio of the Person or asset or assets so acquired would be greater than or equal to 2.0 to 1.0; provided however, that an acquisition within the meaning of clause (2) of the definition of “Asset Acquisition,” will be deemed to be an acquisition of a Person for purposes of determining such Consolidated Coverage Ratio;

(l) Secured Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $300 million, provided, however, that (i) the Incurrence of such Secured Indebtedness is otherwise permitted pursuant to paragraph (2) above and (ii) the proceeds of such Secured Indebtedness are used substantially concurrently to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount); provided further, however, that Indebtedness Incurred in reliance on this clause (l), together with all Indebtedness Incurred pursuant to clause (a) and (m) of this paragraph (4) does not at any time exceed an aggregate principal amount (or accreted value, if applicable), of $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount); and

(m) additional Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $100 million, provided, however, that Indebtedness Incurred in reliance on this clause (m), together with all Indebtedness Incurred pursuant to clause (a) and (l) of paragraph (4) does not at any time exceed an aggregate principal amount (or accreted value, if applicable), of $1.5 billion, less any amount repaid subsequent to the Series Issue Date as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

(5) For purposes of determining any particular amount of Indebtedness under this covenant:

(a) Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (a) of paragraph (4) of this covenant; and

(b) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness as being Incurred under only one of such clauses.

Indebtedness or Disqualified Stock of any Person that is not our Restricted Subsidiary, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes our Restricted Subsidiary (including by designation) or is merged with or into or consolidated with us or one of our Restricted Subsidiaries, shall be deemed to have been Incurred or issued at the time such Person becomes our Restricted Subsidiary or is merged with or into or consolidated with us, or one of our Restricted Subsidiaries, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

Limitation on Liens

Neither we, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Senior Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Senior Notes unless effective provision is made to secure the notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or Existing Senior Notes is secured by such Lien.

Limitation on Restricted Payments

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our or their respective Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) a Default or Event of Default shall have occurred and be continuing;

(2) we could not Incur at least $1.00 of Indebtedness under paragraph (1) of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant; or

(3) the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication:

(a) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date;

(b) 100% of the aggregate Net Cash Proceeds received by us after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary including from an issuance to a Person who is not our Subsidiary of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes or Equity Offerings to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”), and the amount of any of our Indebtedness (other than Indebtedness subordinate in right of payment to the notes) that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into our Capital Stock (other than Disqualified Stock), or otherwise received as Capital Contributions, exclusive of Capital Contributions to the extent used to redeem notes in compliance with the provisions set forth under the caption “Optional Redemption”;

(c) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any of our Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”);

(d) the fair market value of noncash tangible assets or Capital Stock (other than ours or that of the our Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock; and

(e) the fair market value of noncash tangible assets or Capital Stock (other than ours or that of our Parent) representing interests in Persons contributed as a Capital Contribution to us after the Issue Date.

Notwithstanding the foregoing, (A) for purposes of determining whether we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may make a Restricted Payment representing the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person constituting Preferred Stock, our Consolidated Coverage Ratio contemplated by clause (b) of paragraph (1) of the “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, shall be greater than or equal to 1.7 to 1 and (B) we may make Permitted REIT Distributions.

We estimate that as of September 10, 2004, the sum of the amounts referenced in clauses (a) through (e) above was approximately $4.7 billion.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors

Neither we nor the Subsidiary Guarantors will create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary Guarantor held by us or our Restricted Subsidiaries;

(2) pay any Indebtedness owed to us or any Subsidiary Guarantor;

(3) make loans or advances to us or any Subsidiary Guarantor; or

(4) transfer its property or assets to us or any Subsidiary Guarantor.

The foregoing provisions shall not prohibit any encumbrances or restrictions:

(1) imposed under the indenture as in existence immediately following the Issue Date or under the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3) existing under or by reason of applicable law;

(4) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(5) in the case of clause (4) of the first paragraph of this covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any property or assets of any Restricted Subsidiary not otherwise prohibited by the indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole;

(6) with respect solely to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(7) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us) and (c) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes; or

(8) in connection with and pursuant to permitted refinancings thereof, replacements of restrictions imposed pursuant to clause (4) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced.

Nothing contained in this covenant shall prevent us, the Subsidiary Guarantors or any of our or their respective Restricted Subsidiaries from:

(a) creating, incurring, assuming or suffering to exist any Permitted Liens or Liens not prohibited by the “Limitation on Liens” covenant; or

(b) restricting the sale or other disposition of our property or assets or property or assets of any of our Restricted Subsidiaries that secure our Indebtedness or Indebtedness of or any of our Restricted Subsidiaries in accordance with the terms of such Indebtedness or any related security document.

Limitation on Transactions with Affiliates

Neither we, the Subsidiary Guarantors, nor any of our or their respective Restricted Subsidiaries will be permitted to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any of our Affiliates or any Affiliate of any of our Restricted Subsidiaries (“Affiliate Transactions”), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to us, the Subsidiary Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions approved by a majority of our Board;

(2) the payment of reasonable and customary fees and expenses to members of our Board who are not our employees;

(3) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant or any payments specifically exempted from the definition of Restricted Payments; and

(4) Permitted REIT Payments.

Notwithstanding the foregoing, any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses (2) through (4) of the preceding paragraph:

(a) with an aggregate value in excess of $10 million must first be approved pursuant to a Board Resolution by a majority of our Board who are disinterested in the subject matter of the transaction; and

(b) with an aggregate value in excess of $25 million, will require us to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to us, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $25 million but not in excess of $50 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to us, such Subsidiary Guarantor or such Restricted Subsidiary.

Limitation on Asset Sales

We will not and the Subsidiary Guarantors will not, and neither we nor the Subsidiary Guarantors will permit any of our or their respective Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by us, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by our Board, in good faith; and

(2) at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (2) the amount of:

(a) any Indebtedness (other than Indebtedness subordinated in right of payment to the notes or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold; and

(b) any securities or other obligations received by us, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by us, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which we, any Subsidiary Guarantor or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period)

will be deemed to be cash.

In the event that the aggregate Net Cash Proceeds received by us, any Subsidiary Guarantors or such Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (such 12 consecutive month period, an “Asset Sale Period”) exceed 1% of Total Assets (determined as of the date closest to the commencement of such Asset Sale Period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Securities and Exchange Commission or provided to the trustee pursuant to the “Reports” covenant), then during the period commencing 180 days prior to the commencement of such Asset Sale Period and running through the date that is 12 months after the date Net Cash Proceeds so received exceeded 1% of Total Assets, an amount equal to the Net Cash Proceeds received during such Asset Sale Period must have been or must be:

(1) invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing an amount equal to the Net Cash Proceeds are, in fact, so invested, within an additional 180 days:

(a) fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of our Board will immediately constitute or be part of our Related Business or a Related Business of the Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction;

(b) Permitted Mortgage Investments; or

(c) a controlling interest in the Capital Stock of an entity engaged in a Related Business; provided that concurrently with an Investment specified in clause (c) of this subsection, such entity becomes a Restricted Subsidiary; or

(2) used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount).

Pending the application of any such Net Cash Proceeds as described above, we may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not or were not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute “Excess Proceeds.”

Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, we will make an offer to purchase from the holders of the notes and holders of any of our other Indebtedness ranking pari passu with the notes from time to time outstanding with similar provisions requiring us to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price in cash equal to 100% of the principal amount (or accreted value, as applicable) of the notes and such other Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that the aggregate amount of notes and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the notes to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding, and without complying with, any of the foregoing provisions:

(1) we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

(2) we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the “Consolidation, Merger and Sale of Assets” and “Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors” covenants in the indenture;

(3) we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

(4) we, the Subsidiary Guarantors and our and their respective Restricted Subsidiaries may exchange assets held by us, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that our Board has determined in good faith that the fair market value of the assets received by us are approximately equal to the fair market value of the assets exchanged by us.

No transaction listed in clauses (1) through (4) inclusive shall be deemed to be an “Asset Sale.”

Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors

No Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), unless:

(1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, pursuant to which such Person shall unconditionally and fully guarantee, on a senior basis, all of such Subsidiary Guarantor’s obligations under such Subsidiary Guarantor’s Guarantee under the indenture on the terms set forth in the indenture; and

(2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

Notwithstanding the foregoing, the Guarantee of the notes by a Subsidiary Guarantor shall be automatically released upon:

(a) The sale or other disposition of Capital Stock of such Subsidiary Guarantor if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be our Subsidiary;

(b) the consolidation or merger of any such Subsidiary Guarantor with any Person other than us or any of our Subsidiaries if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be our Subsidiary;

(c) a Legal Defeasance or Covenant Defeasance; or

(d) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

Limitation on Status as Investment Company

The indenture prohibits us and our Restricted Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended).

Covenants upon Attainment and Maintenance of an Investment Grade Rating

The covenants “—Limitation on Liens,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and other Payment Restrictions Affecting Subsidiary Guarantors,” “—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales,” will not be applicable in the event, and only for so long as, the Series M senior notes are rated Investment Grade.

Reports

Whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the trustee and to each holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request.

Events of Default

An Event of Default with respect to any series of senior notes issued under the Indenture is defined as:

(1) our failure to pay any installment of interest on the notes of that series as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) our failure to pay all or any part of the principal of, or premium, if any, on, the notes of that series when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise;

(3) our failure or the failure by any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the senior notes of that series or the Indenture with respect to that series of senior notes and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the senior notes of that series outstanding;

(4) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries;

(5) a default in (a) our Secured Indebtedness or the Secured Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) our other Indebtedness or other Indebtedness of any of our Restricted Subsidiaries with an aggregate principal amount in excess of $50 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity;

(6) final unsatisfied judgments not covered by insurance aggregating in excess of 0.5% of Total Assets, at any one time rendered against us or any of our Significant Subsidiaries and not stayed, bonded or discharged within 60 days; and

(7) any other Event of Default with respect to note of that series, which is specified in a Board Resolution, a supplemental indenture or an Officer’s Certificate, in accordance with the indenture.

The Indenture provides that if a Default occurs and is continuing, the trustee must, within 90 days after the occurrence of such default, give to the holders written notice of such default; provided that the trustee may withhold from holders of the senior notes notice of any continuing Default or Event of Default (except a Default or Events of Default relating to the payment of principal or interest on the senior notes of that series) if it determines that withholding notice is in their interest.

If an Event of Default with respect to the senior notes of any series occurs and is continuing (other than an Event of Default specified in clause (4), above, relating to us), then either the trustee or the holders of 25% in aggregate principal amount of the senior notes of that series then outstanding, by notice in writing to us (and to the trustee if given by holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (4) above relating to us occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding senior notes of such series without any declaration or other act on the part of trustee or the holders. The holders of a majority in aggregate principal amount of senior notes of any series generally are authorized to rescind such acceleration if all existing Events of Default with respect to the senior notes of such series, other than the non-payment of the principal of, premium, if any, and interest on the senior notes of that series which have become due solely by such acceleration, have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the then outstanding senior notes of a series may direct the trustee in its exercise of any trust or power with respect to such series.

The holders of a majority in aggregate principal amount of the senior notes of a series at the time outstanding may waive on behalf of all the holders any default with respect to such series, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such a supermajority with respect to such series, and except a default in the payment of principal of or interest on any senior note of that series not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding senior note of that series affected.

Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the senior notes of any series at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to such series.

Consolidation, Merger and Sale of Assets

We will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially of our property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into us, unless:

(1) either we shall be the continuing Person or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired such property and assets of ours shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations, on the notes and under the indenture;

(2) immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) we will have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of our assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every one of our rights and powers under the Indenture with the same effect as if such successor Person had been named therein as the Company and we shall be released from the obligations under the Series M senior notes and the Indenture.

Legal Defeasance and Covenant Defeasance

We may, at our option, elect to have our obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding senior notes of any series (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding senior notes of such series and Guarantees thereof, except as to:

(1) rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such senior notes when such payments are due from the trust funds;

(2) our obligations with respect to such senior notes concerning issuing temporary senior notes, registration of senior notes, mutilated, destroyed, lost or stolen senior notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trust, duties, and immunities of the trustee, and our and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect, with respect to any series of senior notes, to have our obligations and the obligations of the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the senior notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the senior notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance, with respect to any series of senior notes:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the senior notes of such series, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such senior notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such senior notes;

(2) in the case of the Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to trustee confirming that (A) we have received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to such trustee confirming that the holders of such senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred with respect to such series and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

(6) we shall have delivered to the trustee an Officer’s Certificate stating that the deposit was not made by us with the intent of preferring the holders of such senior notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(7) we shall have delivered to the trustee an Officer’s Certificate stating that the conditions precedent provided for have been complied with.

Amendments, Supplements and Waivers

The Indenture contains provisions permitting us, the Subsidiary Guarantors and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. Subject to certain limited exceptions, modifications and amendments of the Indenture or any supplemental indenture with respect to any series may be made by us, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior notes of such series (except that any amendments or supplements to the provisions relating to security interests or with respect to the Guarantees of the Subsidiary Guarantors shall require the consent of the holders of not less than 66 2/3% of the aggregate principal amount of the senior notes of such series at the time outstanding); provided that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any senior note;

(2) reduce the principal amount of, or premium, if any, or interest on, any senior note;

(3) change the place of payment of principal of, or premium, if any, or interest on, any senior note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any senior note;

(5) reduce the above-stated percentages of outstanding senior notes the consent of whose holders is necessary to modify or amend the Indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the senior notes (except a rescission of acceleration of the securities of any series and a waiver of the payment default that resulted from such acceleration);

(7) alter the provisions relating to the redemption of the senior notes at our option;

(8) reduce the percentage or aggregate principal amount of outstanding senior notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(9) make the senior notes subordinate in right of payment to any other Indebtedness.

No Personal Liability of Partners, Stockholders, Officers, Directors

No recourse for the payment of the principal of, premium, if any, or interest on any of the Series M senior notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, or the Subsidiary Guarantors in the Indenture, or in any of the Series M senior notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Series M senior notes, waives and releases all such liability.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Exchange Offer; Registration Rights

We have filed a registration statement to comply with our obligations under the registration rights agreement to register the issuance of the Series M senior notes. See “The Exchange Offer.”

In the event that (1) any law or applicable interpretations of the staff of the Commission does not permit us to effect the exchange offer or (2) if, for any other reason the exchange offer is not consummated within 260 calendar days after the initial issuance date of the Series L senior notes, we and the subsidiary guarantors will, at our and their expense, (a) as promptly as reasonably practicable file a shelf registration statement covering resales of the Series L senior notes, (b) use their reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use their reasonable best efforts to keep effective the shelf registration statement until the earlier of two years from the issue date or such shorter period ending when all Series L senior notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or when the Series L senior notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. We will, in the event of the filing of the shelf registration statement, provide to each holder of the Series L senior notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Series L senior notes. A holder of Series L senior notes that sells its Series L senior notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Series L senior notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Series L senior notes included in the shelf registration statement and to benefit from the provisions regarding any increase in interest applicable to the Series L senior notes set forth in the following paragraph.

Although we have filed a registration statement with respect to the exchange of the Series L senior notes for Series M senior notes, and we intend to file the shelf registration statement described above, to the extent required, there can be no assurance that such registration statements will be filed, or, if filed, that they will become effective. If (a) neither of the registration statements described above is filed on or before the date specified for such filing, (b) neither of such registration statements is declared effective by the Commission on or prior to the date specified for such effectiveness, (c) an exchange offer registration statement becomes effective, but we and the subsidiary guarantors fail to consummate the exchange offer within 260 days of the initial issuance date for the Series L senior notes, or (d) the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Series L senior notes during the period specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a “Registration Default”), then we and the subsidiary guarantors will pay liquidated damages to each holder of Series L senior notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Series L senior notes held by such holder. Upon a Registration Default, liquidated damages will accrue at the rate specified above until such Registration Default is cured and the amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Series L senior notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Series L senior notes (regardless of whether one or more than one Registration Default is outstanding). All accrued liquidated damages will be paid by us and the subsidiary guarantors on each interest payment date to the holders by wire transfer of immediately available funds or by mailing checks to their registered addresses if no such accounts have been specified.

Notwithstanding the foregoing, we may issue a notice that the shelf registration statement is unusable pending the announcement of a material corporate transaction and may issue any notice suspending use of the shelf registration statement required under applicable securities laws to be issued and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective does not exceed 30 days in the aggregate, then the liquidated damages payable with respect to the Series L senior notes will not be incurred as described above.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which will be made available from us upon request.

Book-Entry; Delivery; Form and Transfer

The Series M senior notes initially will be in the form of one or more registered global notes without interest coupons. Upon issuance, the global notes will be deposited with the trustee, as custodian for DTC in New York,

New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s direct participants and indirect participants (each as defined in the following section “Depository Procedures”).

Transfer of beneficial interests in any global notes will be subject to the applicable rules and procedures of DTC and its direct participants or indirect participants, which may change from time to time.

The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global notes may be exchanged for notes in certificated form in certain limited circumstances. See “Transfer of Interests in Global Notes for Certificated Notes.”

Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, called the “direct participants”, and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant, called the “Indirect Participants”. DTC may hold securities beneficially owned by other persons only through the direct participants or indirect participants and such other person’s ownership interest and transfer of ownership interest will be recorded only on the records of the direct participant and/or indirect participant and not on the records maintained by DTC.

DTC has also advised us that, pursuant to DTC’s procedures, (1) upon issuance of the Global Notes, DTC will credit the accounts of the direct participants with portions of the principal amount of the global notes, and (2) DTC will maintain records of the ownership interests of such direct participants in the global notes and the transfer of ownership interests by and between direct participants, DTC will not maintain records of the ownership interests of, or the transfer of ownership interest by and between, indirect participants or other owners of beneficial interests in the global notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests therein directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. All ownership interests in any global notes may be subject to the procedures and requirements of DTC.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to such persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Transfers of Interests in Global Notes for Certificated Notes.”

Except as described in “—Transfers of Interests in Global Notes for Certificated Notes” owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Under the terms of the Indenture, we, the subsidiary guarantors and the trustee will treat the persons in whose names the Series M senior notes are registered (including Series M senior notes represented by global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the subsidiary guarantors or the trustee or any agent of ours, the subsidiary guarantors or the trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any direct participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any global note or (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant’s respective ownership interests in the global notes as shown on DTC’s records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, us or the subsidiary guarantors. None of us, the subsidiary guarantors or the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The global notes will trade in DTC’s “Same-Day Funds Settlement System” and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds.

DTC has advised that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such direct participant or direct participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its direct participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its direct participants. See “—Transfers of Interests in Global Notes for Certificated Notes.”

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Transfers of Interests in Global Notes for Certificated Notes

An entire global note may be exchanged for definitive notes in registered, certificated form without interest coupons if (1) DTC (x) notifies us that it is unwilling or unable to continue as depository for the global notes and we thereupon fail to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes or (3) upon the request of the trustee or holders of a majority of the outstanding principal amount of notes, if there shall have occurred and be continuing a Default or an Event of Default with respect to the notes. In any such case, we will notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct participants and indirect participants and DTC identify as being the beneficial owner of the related notes.

Beneficial interests in global notes held by any direct participant or indirect participant may be exchanged for certificated notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), and to the trustee in accordance with customary DTC procedures, certificated notes delivered in exchange for any beneficial interest in any global notes will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct participants or indirect participants (in accordance with DTC’s customary procedures).

None of us, the subsidiary guarantors or the trustee will be liable for any delay by the holder of any global notes or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

Same Day Settlement and Payment

The Indenture will require that payments in respect of the Series M senior notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Operating Partnership will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material U.S. Federal income tax considerations relevant to the exchange of the Series L senior notes pursuant to this exchange offer. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Series M senior notes. This discussion does not address all of the U.S. Federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, tax-exempt organizations and persons holding the Series M senior notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with Series M senior notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Series L senior notes for the Series M senior notes pursuant to this exchange offer or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Exchange of the Series L Senior Notes for the Series M Senior Notes

The exchange of the Series L senior notes for the Series M senior notes in the exchange offer will not be treated as an “exchange” for Federal income tax purposes, because the Series M senior notes will not be considered to differ materially in kind or extent from the Series L senior notes. Accordingly, the exchange will not be a taxable event to holders for Federal income tax purposes. Moreover, the Series M senior notes will have the same tax attributes as the Series L senior notes and the same tax consequences to holders as the Series L senior notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

If you are a broker-dealer that receives Series M senior notes for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such Series M senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used in connection with resales of Series M senior notes received in exchange for Series L senior notes where such Series L senior notes were acquired as a result of market-making activities or other trading activities. To the extent any broker-dealer participates in the exchange offer and so notifies us, we have agreed that we will make this prospectus, as amended or supplemented, available to that broker-dealer for use in connection with resales, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

•	We will not receive any proceeds from any sale of Series M senior notes by broker-dealers.

•	Series M senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series M senior notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

•	Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers or any such Series M senior notes.

•	Any broker-dealer that resells Series M senior notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series M senior notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Series M senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•	The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer), subject to certain prescribed limitations, and will provide indemnification against certain liabilities, including certain liabilities that may arise under the Securities Act, to broker-dealers that make a market in the Series L senior notes and exchange Series L senior notes in the exchange offer for Series M senior notes.

By its acceptance of the exchange offer, any broker-dealer that receives Series M senior notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Series M senior notes. It also agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and has furnished copies of any amendment or supplement to this prospectus to such broker-dealer.

VALIDITY OF SECURITIES

Certain legal matters relating to the securities offered hereby were passed upon for us by Latham & Watkins LLP, Washington, D.C. and certain matters of local law relating to the validity of the guarantees under New York law are being passed upon for us by Dorsey & Whitney LLP; Bingham McCutchen LLP; Kane, Russell, Coleman & Logan, P.C.; Cox Hanson O’Reilly Matheson; Ruden, McClosky, Smith, Schuster & Russell, P.A. and Blake, Cassels & Graydon LLP as set forth in and limited by their respective opinions filed as exhibits to this registration statement.

EXPERTS

The consolidated financial statements and schedule of real estate and accumulated depreciation of Host Marriott, L.P. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, included herein have been audited and reported upon by KPMG LLP, independent registered public accounting firm. Such financial statements and schedule, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s report refers to the adoption by Host Marriott, L.P. of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 we have filed with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the Series M senior notes, you should refer to the registration statement. In this prospectus we summarize material provisions of contracts and other documents relating to the Series M senior notes. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and special reports, proxy statements and other information with the Commission. Copies of this information may be found on Host REIT’s website (http://www.hostmarriott.com). You may also read and copy any reports and other information we file with the Commission at the public reference room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0300 for further information. In addition, the Commission maintains a website (http:/www.sec.gov) that contains such reports and other information filed by us. In addition, you may inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this documents.

INDEX TO FINANCIAL STATEMENTS

The following financial information is included on the pages indicated:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

Host Marriott, L.P.:

We have audited the accompanying consolidated balance sheets of Host Marriott, L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and the financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott L.P. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The Partnership adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” in 2002.

KPMG LLP

McLean, Virginia

February 23, 2004, except as to notes 4, 11, 16, 19

and 20, which are as of July 15, 2004

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

(in millions)

	2003	2002
ASSETS
Property and equipment, net	$7,085	$7,031
Assets held for sale	73	—
Notes and other receivables	54	53
Due from managers	62	82
Investments in affiliates	74	133
Other assets	360	547
Restricted cash	116	104
Cash and cash equivalents	764	361

Total assets	$8,588	$8,311

LIABILITIES AND PARTNERS’ CAPITAL
Debt
Senior notes	$3,180	$3,247
Mortgage debt	2,205	2,289
Convertible debt obligation to Host Marriott Corporation	492	492
Other	101	102

	5,978	6,130
Accounts payable and accrued expenses	108	118
Liabilities associated with assets held for sale	2	—
Other liabilities	166	252

Total liabilities	6,254	6,500

Minority interest	89	92
Limited partnership interests of third parties at redemption value (representing 23.5 million units and 27.7 million units at December 31, 2003 and 2002, respectively)	290	245
Partners’ capital
General partner	1	1
Cumulative redeemable preferred limited partner	339	339
Limited partner	1,587	1,136
Accumulated other comprehensive income (loss)	28	(2)

Total partners’ capital	1,955	1,474

	$8,588	$8,311

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003, 2002 and 2001

(in millions, except per common unit amounts)

	2003	2002	2001
REVENUES
Rooms	$1,983	$2,040	$2,055
Food and beverage	1,081	1,082	1,047
Other	224	243	270

Total hotel sales	3,288	3,365	3,372
Rental income	100	101	136
Other income	12	—	1

Total revenues	3,400	3,466	3,509

OPERATING COSTS AND EXPENSES
Rooms	501	502	493
Food and beverage	815	802	783
Hotel departmental expenses	921	892	871
Management fees	136	154	168
Other property-level expenses	299	291	289
Depreciation and amortization	359	351	342
Corporate and other expenses	60	45	51
Lease repurchase expense	—	—	5

Total operating costs and expenses	3,091	3,037	3,002

OPERATING PROFIT	309	429	507
Interest income	11	20	36
Interest expense	(523)	(495)	(487)
Net gains on property transactions	5	5	6
Loss on foreign currency and derivative contracts	(19)	(2)	—
Minority interest expense	(4)	(8)	(15)
Equity in earnings (losses) of affiliates	(22)	(9)	3

INCOME (LOSS) BEFORE INCOME TAXES	(243)	(60)	50
Benefit from (provision for) income taxes	12	(4)	(9)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(231)	(64)	41
Income from discontinued operations	245	45	16

NET INCOME (LOSS)	14	(19)	57
Less: Distributions on preferred units	(35)	(35)	(32)

NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(21)	$(54)	$25

BASIC EARNINGS (LOSS) PER COMMON UNIT:
Continuing operations	$(.87)	$(.34)	$.03
Discontinued operations	.80	.15	.06

BASIC EARNINGS (LOSS) PER COMMON UNIT	$(.07)	$(.19)	$.09

DILUTED EARNINGS (LOSS) PER COMMON UNIT
Continuing operations	$(.87)	$(.34)	$.03
Discontinued operations	.80	.15	.06

DILUTED EARNINGS (LOSS) PER COMMON UNIT	$(.07)	$(.19)	$.09

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

AND COMPREHENSIVE INCOME

Years Ended December 31, 2003, 2002 and 2001

(in millions)

Class A, B and C Preferred Units Outstanding	Common OP Units Outstanding		Preferred Limited Partner	General Partner	Limited Partner	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)
8.1	218.8	Balance, December 31, 2000	196	1	726	(1)
—	—	Net income	—	—	57	—	$57
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	(5)	(5)
—	—	Foreign currency forward contracts	—	—	—	2	2
		Unrealized gain on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$53

	0.5	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	5	—
—	42.1	Redemptions of limited partnership interests	—	—	547	—
—	—	Distributions on OP Units	—	—	(222)	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(32)	—
6.0	—	Issuance of Preferred OP Units	143	—	—	—
—	—	Market adjustment to record Preferred OP Units and OP Units of third parties at redemption value	—	—	81		—

14.1	261.4	Balance, December 31, 2001	339	1	1,162	(5)
—	—	Net income (loss)	—	—	(19)	—	$(19)
—	—	Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	2	2
—	—	Foreign currency forward contracts	—	—	—	2	2
		Unrealized gain on HM Services common stock to net income	—	—	—	(1)	(1)

—	—	Comprehensive income					$(16)

—	0.5	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	8	—
—	1.8	Redemptions of limited partnership interests of third parties	—	—	13	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(35)	—
—	—	Market adjustment to record Preferred OP Units and OP Units of third parties at redemption value	—	—	7	—

14.1	263.7	Balance, December 31, 2002	$339	$1	$1,136	$(2)
—	—	Net income	—	—	14	—	14
		Other comprehensive income (loss):
		Foreign currency translation adjustment	—	—	—	34	34
		Foreign currency forward contracts	—	—	—	(23)	(23)
—	—	Realized loss on foreign currency forward contracts	—	—	—	18	18
—	—	Unrealized gain on HM Services common stock to net income	—	—	—	1	1

—		Comprehensive income					$44

—	1.4	Units issued to Host Marriott for the comprehensive stock and employee stock purchase plans	—	—	9	—
—	4.2	Redemptions of limited partnership interests of third parties	—	—	23	—
—	51.0	Issuances of common OP units	—	—	501	—
—	—	Distributions on Preferred Limited Partner Units	—	—	(35)	—
—	—	Market adjustment to record preferred OP Units and OP Units of third parties at redemption value	—	—	(61)	—

14.1	320.3	Balance, December 31, 2003	$339	$1	$1,587	$28

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

(in millions)

	2003	2002	2001
OPERATING ACTIVITIES
Net income (loss)	$14	$(19)	$57
Adjustments to reconcile to cash provided by operations:
Discontinued operations:
(Gains) loss on disposals	(65)	(13)	—
Depreciation	19	21	36
Depreciation and amortization	359	351	342
Amortization of deferred financing costs	17	16	22
Income taxes	(33)	4	(15)
Net gains on property transactions	(5)	(5)	(6)
Equity in (earnings) losses of affiliates	22	9	(3)
Purchase of leases	—	—	(208)
Minority interest expense	4	8	16
Return of working capital from Marriott International	—	50	—
Changes in other assets	59	16	59
Changes in other liabilities	(18)	(58)	(10)

Cash provided by operations	373	380	290

INVESTING ACTIVITIES
Proceeds from sales of assets, net	184	—	60
Disposition of World Trade Center hotel	185	—	—
Acquisitions	(324)	(117)	(63)
Capital expenditures:
Renewals and replacements	(181)	(146)	(206)
Development	(12)	(11)	(56)
Other investments	(8)	(23)	(24)
Return of escrow funds from Marriott International	—	75	—
Notes receivable collections, net	—	—	10

Cash used in investing activities	(156)	(222)	(279)

FINANCING ACTIVITIES
Issuances of debt	813	—	980
Financing costs	(16)	(8)	(12)
Debt prepayments	(1,007)	(13)	(703)
Scheduled principal repayments	(52)	(63)	(55)
Issuances of OP Units	501	1	3
Issuances of preferred OP Units	—	—	143
Distributions on common OP Units	—	—	(298)
Distributions on preferred OP Units	(35)	(35)	(28)
Distributions to minority interests	(6)	(18)	(18)
Purchase of interest rate cap	—	(3)	—
Change in restricted cash	(12)	(10)	16

Cash provided by (used in) financing activities	186	(149)	28

INCREASE IN CASH AND CASH EQUIVALENTS	403	9	39
CASH AND CASH EQUIVALENTS, beginning of year	361	352	313

CASH AND CASH EQUIVALENTS, end of year	$764	$361	$352

See Notes to Consolidated Financial Statements.

HOST MARRIOTT, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

(in millions)

Supplemental schedule of noncash investing and financing activities:

During 2003, 2002 and 2001, minority partners converted operating partnership units (“OP Units”) valued at $41 million, $21 million and $547 million, respectively, in exchange for approximately 4.2 million, 1.8 million and 42.1 million shares, respectively, of common stock in Host Marriott Corporation.

Of the 2.3 million OP Units issued during 2002, 1.1 million OP Units were issued to acquire additional interests in the partnership owning the San Diego Marriott Hotel and Marina. This transaction resulted in an increase of $10.5 million to property and equipment and equity to reflect the fair value of the interests acquired. During April 2002, in a separate transaction, our ownership percentage in the San Diego partnership increased to 90% when the minority partners in the San Diego partnership exchanged their interests for approximately 6.9 million OP Units. The transaction resulted in an increase of $56.1 million in property and equipment and a corresponding increase in minority interest liability to reflect the fair value of the interests acquired.

During January 2002, we transferred the St. Louis Marriott Pavilion to the mortgage lender. We recorded the difference between the debt extinguished, the deferred incentive management fees forgiven and the fair value of the assets surrendered of $22 million, net of tax expense of $9 million, as discontinued operations.

On June 14, 2002, we acquired the Boston Marriott Copley Place in Boston, Massachusetts for a purchase price of $214 million, including the assumption of $97 million in mortgage debt.

During June 2003, we acquired the remaining general partner interest and the preferred equity interest held by outside partners in the JW Marriott in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we began consolidating the partnership and recorded $95 million of mortgage debt secured by the hotel and property and equipment of $131 million.

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

Host Marriott, L.P., a Delaware limited partnership, or Host LP, operating through an umbrella partnership structure with Host Marriott Corporation as the sole general partner, is primarily the owner of hotel properties. Host Marriott Corporation operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries.

As of December 31, 2003, we owned, or had controlling interests in, 117 upper-upscale and luxury, full-service hotel lodging properties generally located throughout the United States, Canada and Mexico operated primarily under the Marriott, Ritz-Carlton, Four Seasons, Hyatt and Hilton brand names. Of these properties, 93 are managed or franchised by Marriott International, Inc. and its subsidiaries or Marriott International.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Host LP and our subsidiaries and controlled affiliates. We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority shareholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning of the Financial Accounting Standards Board, or FASB, Interpretation No. 46, “Consolidation of Variable Interest Entities” and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated, including the dividends and related transactions for our Class D Cumulative Redeemable Preferred Units held by one of our wholly-owned subsidiaries. In these consolidated financial statements, “we” or “Host LP” refers to Host Marriott, L.P. and its consolidated subsidiaries. “Host Marriott” refers to Host Marriott Corporation and is presented as the predecessor to Host LP since we and our subsidiaries received substantially all of the continuing operations, assets and liabilities of Host Marriott and its subsidiaries at the time of its conversion to a REIT.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting for the Impact of the September 11, 2001 Terrorist Acts

On December 3, 2003, we settled all outstanding issues related to the terrorist attacks of September 11, 2001 with our insurer, Marriott International, Inc. and the Port Authority of New York and New Jersey for the New York Marriott World Trade Center and Financial Center hotels and received net proceeds of approximately $372 million, of which $65 million was used to repay the outstanding mortgage on the World Trade Center hotel. Prior to reaching this settlement, we were obligated under our ground lease to rebuild the hotel on the site and as such recorded insurance proceeds in continuing operations. We recorded business interruption proceeds, net of expenses, of $14 million and $11 million for the World Trade Center hotel in 2003 and 2002, respectively, and a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

gain on the settlement of approximately $212 million in 2003. We now consider the World Trade Center hotel to be abandoned and the gain on disposition and related business interruption income, net of expenses, for that hotel has been reclassified to discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144) “Accounting for the Impairment or Disposal of Long-Lived Assets.” As part of the settlement, we received a right of first offer through 2023 with respect to hotel development on the World Trade Center site.

The New York Financial Center hotel was also damaged in the attacks and, as a result, we recorded business interruption proceeds, net of expenses, of approximately $3 million and $6 million in room revenues in the consolidated statement of operations in 2003 and 2002, respectively.

Earnings (Loss) Per Unit

Basic earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP Units outstanding. Diluted earnings (loss) per unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP Units outstanding plus other potentially dilutive securities. Dilutive securities may include units distributed to Host Marriott for Host Marriott common shares granted under comprehensive stock plans, preferred OP Units held by minority partners, other minority interests that have the option to convert their limited partnership interests to common OP Units and the Convertible Preferred Securities. No effect is shown for any securities that are anti-dilutive.

A reconciliation of the number of units utilized for the calculation of diluted earnings per unit follows (in millions, except per unit amounts):

	Year ended December 31,
	2003			2002			2001
	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount	Income	Units	Per Unit Amount
Net income (loss)	$14	307.2	$.05	$(19)	289.2	$(.07)	$57	282.3	$.20
Distributions on preferred OP Units	(35)	—	(.12)	(35)	—	(.12)	(32)	—	(.11)

Basic earnings (loss) available to common unitholders	(21)	307.2	(.07)	(54)	289.2	(.19)	25	282.3	.09
Assuming distribution of units to Host Marriott Corporation for Host Marriott Corporation common shares granted under the comprehensive stock plan, less shares assumed purchased at average market price	—	—	—	—	—	—	—	5.1	—
Assuming conversion of Preferred OP Units	—	—	—	—	—	—	—	—	—

Diluted earnings (loss)	$(21)	307.2	$(.07)	$(54)	289.2	$(.19)	$25	287.4	$.09

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment is recorded at cost. For newly developed properties, cost includes interest, ground rent and real estate taxes incurred during development and construction. Replacements and improvements and capital leases are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

Gains on sales of properties are recognized at the time of sale or deferred to the extent required by GAAP. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to us.

We assess impairment of our real estate properties based on whether it is probable that estimated undiscounted future cash flows from each individual property are less than its net book value. If a property is impaired, a loss is recorded for the difference between the fair value and net book value of the hotel.

We will classify a hotel as held for sale in the period in which we have made the decision to dispose of the hotel, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner. If this criteria is met, we will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease incurring depreciation. We will classify the loss, together with the related operating results, as discontinued operations on our statement of operations and classify the assets and related liabilities as held for sale on the balance sheet.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance, furniture and fixtures, as well as cash collateral and excess cash flow deposits due to mortgage debt agreement restrictions and provisions.

Minority Interest

Minority interest consists of limited partnership interests in consolidated investments that have finite lives of $86 million and $89 million, respectively, and those investments that have infinite lives of $3 million at December 31, 2003 and 2002.

Income Taxes

Host LP is not a tax paying entity. However, under the Operating Partnership agreement we are required to reimburse Host Marriott for any tax payments Host Marriott is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Marriott. As a result of our requirement to reimburse Host Marriott for these liabilities, such liabilities and related disclosures are included in our financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We account for income taxes in accordance with SFAS 109, “Accounting for Income Taxes.” These deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

Host Marriott has elected to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, is not subject to Federal income tax, provided they distribute all of their taxable income annually to their shareholders and comply with certain other requirements. In addition to paying Federal and state taxes on any retained income, Host Marriott is subject to taxes on “built-in gains” on sales of certain assets. Additionally, Host Marriott’s consolidated taxable REIT subsidiaries are subject to Federal, state and foreign income tax. The consolidated income tax provision or benefit includes, primarily, the tax provision related to the operations of the taxable REIT subsidiaries, Federal and state taxes on undistributed taxable income, and our foreign taxes, as well as each of our respective subsidiaries.

Deferred Charges

Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

Foreign Currency Translation

As of December 31, 2003, our foreign operations consist of four properties located in Canada and two properties located in Mexico, one of which was sold in January 2004. The operations of these properties are maintained in the local currency and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities of the properties are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Other Comprehensive Income (Loss)

The components of total accumulated other comprehensive income (loss) in the balance sheet are as follows (in millions):

	2003	2002
Unrealized gain on HM Services common stock	$6	$5
Foreign currency forward contracts	(1)	4
Foreign currency translation	23	(11)

Total accumulated other comprehensive income (loss)	$28	$(2)

Derivative Instruments

We have interest rate swaps and interest rate caps which are considered derivative instruments. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense, and the fair value of the derivatives is recorded on the accompanying balance sheet, with offsetting adjustments or charges recorded to the underlying debt. Otherwise the instruments are marked to market, and the gains and losses from the changes in the market value of the contracts are recorded in other income or expense. Upon early termination of an interest rate swap or cap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap or cap.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are also subject to exposure from fluctuations in foreign currencies relating to our properties located in Canada and two properties in Mexico, one of which was sold in January 2004. We have purchased currency forward contracts related to the Canadian properties, which are considered derivative instruments. Gains and losses on contracts that meet the requirements for hedge accounting are recorded on the balance sheet at fair value, with offsetting changes recorded to accumulated other comprehensive income. At December 31, 2003, these contracts do not meet the requirements for hedge accounting and are marked to market and included in other income each period. See Note 4 for further discussion of these contracts.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Accounting for Stock-Based Compensation

At December 31, 2003, Host Marriott maintained two stock-based employee compensation plans, which are described more fully in Note 9. Prior to 2002, Host Marriott accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost relating to the employee stock option plan is reflected in 2001 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. In addition, no stock-based employee compensation cost relating to the employee stock purchase plan is reflected in 2001 net income as the plan was considered non-compensatory under APB 25. Effective January 1, 2002, Host Marriott adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under Host Marriott’s employee stock option plan generally vest over four years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 and 2002 is less than that which would have been recognized if the fair value based method had been applied to these awards since the original effective date of SFAS 123. The adoption of SFAS 123 did not change the calculation of stock-based employee compensation costs for shares granted under Host Marriott’s deferred stock and restricted stock plans. The following table illustrates the effect on net income and earnings per unit if the fair value based method had been applied to all of our outstanding and unvested awards in each period.

	Year Ended December 31,
	2003	2002	2001
	(in millions, except per share amounts)
Net income (loss), as reported	$14	$(19)	$57
Add: Deferred stock and restricted stock compensation expense included in reported net income, net of related tax effects	16	5	7
Deducted: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(16)	(6)	(8)

Pro forma net income (loss)	$14	$(20)	$56

Earnings (loss) per share
Basic and diluted—as reported	$(.07)	$(.19)	$.09

Basic and diluted—pro forma	$(.07)	$(.19)	$.08

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Application of New Accounting Standards

The FASB recently issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS 150. This statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. A freestanding financial instrument is an instrument that is entered into separately and apart from any of the entity’s other financial instruments or equity transactions, or that is entered into in conjunction with some other transaction and is legally detachable and separately exercisable, such as certain put and call options. These provisions are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On October 8, 2003, the FASB issued guidance with respect to SFAS 150 that issuers whose financial statements include consolidated ventures with finite lives should reflect any minority interests in such consolidated ventures on the issuer’s financial statements as a liability on the issuer’s financial statements presented at its fair value as of the applicable balance sheet date. Under SFAS 150, any fluctuation in the fair value of the minority interest from period to period would be recorded on the issuers financial statements as interest expense for the change in the fair value of the liability. As a result of applying SFAS 150 in accordance with this guidance from the FASB, in our third quarter 2003 Form 10-Q, we recorded a loss from a cumulative effect of a change in accounting principle of $24 million. Additionally, we included in our liabilities as of September 12, 2003, minority interests with a fair value of $112 million.

On November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003, effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, we recorded a gain from a cumulative effect of a change in accounting principle of $24 million in the fourth quarter of 2003, reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives. While there is no financial statement impact, FSP 150-3 does require disclosure of the fair value of the minority interests. See Note 18 for further details.

We adopted Financial Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), in 2003. In December 2003, the FASB issued a revision to FIN 46, which we refer to as FIN 46R. There is no impact from FIN 46R on our consolidated financial statements.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform with the current year presentation.

2. Property and Equipment

Property and equipment consists of the following as of December 31:

	2003	2002
	(in millions)
Land and land improvements	$786	$695
Buildings and leasehold improvements	7,608	7,440
Furniture and equipment	1,062	1,020
Construction in progress	55	38

	9,511	9,193
Less accumulated depreciation and amortization	(2,426)	(2,162)

	$7,085	$7,031

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest cost capitalized in connection with our development and construction activities totaled $2 million in both 2003 and 2002 and $8 million in 2001.

On December 31, 2003, we classified five of our hotels as held for sale and recorded an impairment loss of $1.6 million in the fourth quarter of 2003. Three of these hotels were sold in January 2004. During 2001, we recorded impairment charges of $13 million related to three properties to reduce their carrying value to estimated fair value. One of the hotels was sold in December 2001 and the other two were sold in 2003. See Note 11.

3. Investments in Affiliates

We own investments in voting interest entities which we do not consolidate and, accordingly, are accounted for under the equity method of accounting. The debt of these affiliates is non-recourse to, and not guaranteed by, us. Investments in affiliates consists of the following:

	As of December 31, 2003
	Ownership Interests	Our Investment	Debt	Assets
	(in millions)
CBM Joint Venture LLC	50%	$54	901	120 Courtyard hotels
Tiburon Golf Ventures, L.P.	49%	20	—	36-hole golf club
Other	1%	—	—	Various

Total		$74	$901

	As of December 31, 2002
	Ownership Interests	Our Investment	Debt	Assets
	(in millions)
CBM Joint Venture LLC	50%	$76	$908	120 Courtyard hotels
JWDC Limited Partnership	55%	37	95	JW Marriott, Washington, D.C.
Tiburon Golf Ventures, L.P.	49%	20	—	36-hole golf club
Other	1%	—	—	Various

Total		$133	$1,003

CBM Joint Venture LLC is a joint venture that was formed by Rockledge Hotel Properties, Inc. (“Rockledge”) and Marriott International, that collectively owns, through two limited partnerships, 120 limited service hotels. The joint venture has approximately $901 million of debt, which is comprised of first mortgage loans secured by the properties owned by each of the two partnerships, senior notes secured by the ownership interest in one partnership and mezzanine debt. The mezzanine debt is an obligation of a subsidiary of the joint venture and the lender is an affiliate of Marriott International. None of the debt is recourse to or guaranteed by us or any of our subsidiaries. Each of the joint venture’s 120 hotels is operated by Marriott International pursuant to long-term management agreements. Rockledge, currently a consolidated, wholly owned subsidiary of ours, owns a 50% non-controlling interest in the joint venture and records the investment using the equity method. We did not receive any distributions from this investment during 2003 or 2002.

We have a 49% limited partner interest in Tiburon Golf Ventures, L.P., which owns the golf club surrounding The Ritz-Carlton, Naples Golf Resort. Cash distributions from this investment were approximately $1 million in both 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During June 2003, we acquired the remaining general partner interest and preferred equity interest held by outside partners in the JWDC Limited Partnership, which owns the JW Marriott Hotel, a 772-room hotel in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, effective June 20, 2003, we consolidated the partnership, and recorded property and equipment of $131 million and $95 million in mortgage debt.

We own minority interests in two partnerships that directly or indirectly own two hotels. The total carrying value of these partnerships is less than $500,000, and we do not have any guarantees or commitments in relation to these partnerships and all of the debt is non-recourse to us.

Our pre-tax income from affiliates for the years ended December 31 includes the following:

	2003	2002	2001
	(in millions)
Interest income from loans to affiliates	$—	$—	$4
Equity in income (losses)	(22)	(9)	3

	(22)	(9)	$7

Interest income in 2001 relates to loans to Rockledge prior to the consolidation of Rockledge on March 24, 2001.

Combined summarized balance sheet information as of December 31 for our affiliates follows:

	2003	2002
	(in millions)
Property and equipment, net	$1,021	$1,185
Other assets	131	138

Total assets	$1,152	$1,323

Debt	$901	$1,003
Other liabilities	86	69
Equity	165	251

Total liabilities and equity	$1,152	$1,323

Combined summarized operating results for our affiliates for the years ended December 31 follows:

	2003	2002	2001
	(in millions)
Total revenues	$425	$525	$653
Operating expenses:
Expenses	(316)	(367)	(433)
Depreciation and amortization	(58)	(68)	(90)

Operating profit	51	90	130
Interest expense	(94)	(108)	(124)

Net income (loss)	$(43)	(18)	$6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Debt

Debt consists of the following:

	December 31,
	2003	2002
	(in millions)
Series A senior notes, with a rate of 7 7/8% due August 2005	$—	$500
Series B senior notes, with a rate of 7 7/8% due August 2008	1,196	1,195
Series C senior notes, with a rate of 8.45% due December 2008	218	499
Series E senior notes, with a rate of 8 3/8% due February 2006	300	300
Series G senior notes, with a rate of 9 1/4% due October 2007	244	250
Series I senior notes, with a rate of 9 1/2% due January 2007	484	490
Series J senior notes, with a rate of 7 1/8% due November 2013	725	—
Senior notes, with an average rate of 9 3/4% maturing through 2012	13	13

Total senior notes	3,180	3,247

Mortgage debt (non-recourse) secured by $3.6 billion of real estate assets, with an average rate of 7.8% at December 31, 2003, maturing through February 2023	2,205	2,289

Credit facility, with a variable rate (4.6% at December 31, 2003)	—	—
Other notes, with an average rate of 7.4% at December 31, 2003, maturing through December 2017	89	89
Capital lease obligations	12	13

Total other	101	102

Convertible debt obligation to Host Marriott Corporation (See Note 5)	492	492

Total debt	$5,978	$6,130

Senior Notes

We have various series of senior notes outstanding, all of which, except for the Series J senior notes, have been issued under the same indenture. The indenture contains certain financial covenants that, in the event of a default, would prohibit us from incurring additional indebtedness. These covenants include a consolidated coverage ratio of EBITDA-to-interest expense of 2.0 to 1.0. As of December 31, 2003, we are not in compliance with the ratio which limits our ability to incur additional debt and make dividend payments except to the extent required to maintain our REIT status. The Series J indenture contains certain provisions that allow for additional flexibility to incur debt, utilize asset sale proceeds, make certain investments and pay dividends on our preferred stock. However, these provisions will only go into effect once all pre-Series J senior notes are repaid or the pre-Series J indenture has been amended to allow for these same provisions.

The outstanding senior notes balance as of December 31, 2003 and 2002 of $3,180 million and $3,247 million, respectively, include fair value adjustments for interest rate swap agreements of $36.8 million and $40.3 million, respectively, that are discussed in further detail below.

Issuances. In October 2003, we issued $725 million of 7 1/8% Series J senior notes due in 2013. The proceeds were used to redeem $429 million of our existing Series A senior notes and $282 million of our existing Series C senior notes. In February 2004, the Series J senior notes were exchanged for $725 million of 7 1/8% Series K senior notes. The terms of the Series K senior notes are substantially identical to the terms of the Series J notes, except that the Series K senior notes are registered under the Securities Act of 1933 and are, therefore, freely transferable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Repayments. During 2003, we redeemed approximately $790 million of senior notes, $711 million which were redeemed with the proceeds from the Series J senior notes. The terms of our senior notes require the payment of a call premium to holders in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of approximately $30 million on the early extinguishment of debt, which includes the payment of the call premium and the acceleration of the related deferred financing fees. The loss is included in interest expense in the accompanying statements of operations.

On September 16, 2002, we redeemed the remaining $12.6 million of 9 1/2% senior secured notes due in May 2005 at approximately 101% of par. We recorded a minimal loss on the extinguishment related to the payment of a premium and acceleration of deferred financing fees. The loss is included in interest expense in the accompanying statement of operations.

Credit Facility

Effective June 6, 2002, we entered into a credit facility with an aggregate revolving loan commitment of $400 million ($300 million of which was available initially, with the balance becoming available to the extent that our leverage ratio met a specified level). The credit facility has an initial three-year term with an option to extend for an additional year if certain conditions are met. Interest on borrowings under the credit facility is calculated based on a spread over LIBOR ranging from 2.50% to 3.75%. The rate will vary based on our leverage ratio. We are required to pay a quarterly commitment fee that will vary based on the amount of unused capacity under the credit facility. Currently, the commitment fee is .55% on an annual basis for available capacity and .2% on additional capacity. In May 2003, we renegotiated the credit facility to provide more flexibility in meeting certain tests under the covenants. The new terms of the credit facility allow us to borrow $250 million. All other terms of the credit facility remained essentially the same. As of December 31, 2003, we have not drawn on the credit facility.

In addition to the customary affirmative and negative covenants and restrictions, the credit facility contains covenants that require us to maintain leverage ratios below specified levels as well as interest, fixed charges and unsecured interest coverage ratios above specified levels. We are currently in compliance with these covenants.

Under the terms of the senior notes indenture and the credit facility, our ability to incur indebtedness is subject to restrictions and the satisfaction of various conditions, including an EBITDA-to-interest coverage ratio (as defined in the senior notes indenture) of at least 2.0 to 1.0. Based on the results of operations for the four fiscal quarters ended March 26, 2004, together with the transactions described in footnote 20, our consolidated coverage ratio is slightly above 2.0 to 1.0. However, a decrease in our operations, an increase in consolidated interest expense, or any combination thereof, could cause the ratio to again fall below 2.0 to 1.0. If that were to occur, our ability to incur indebtedness is generally limited to indebtedness specifically permitted under the credit facility and the senior notes indenture, such as borrowings under the credit facility and borrowings in connection with the refinancing of existing debt. Our failure to meet the interest coverage ratio would also restrict our ability to pay distributions on our OP Units and preferred OP Units, except to the extent necessary for Host Marriott to maintain its REIT status and other distributions permitted under the senior notes indenture.

Mortgage Debt

All of our mortgage debt is recourse solely to specific assets except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2003, we have 30 assets that are secured by mortgage debt. Eleven of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. The impact of these covenants is discussed below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Eight of our hotel properties secure a $591 million mortgage loan that is the sole asset of a trust that issued commercial mortgage pass-through certificates, which we refer to as the CMBS Loan. These hotels securing the

CMBS Loan are the New York Marriott Marquis, the San Francisco Airport Hyatt Regency, the Cambridge Hyatt Regency, the Reston Hyatt Regency, the Boston Hyatt Regency, The Drake Hotel New York, the Westin Buckhead Atlanta, and the Swissôtel Chicago, which we refer to as the CMBS Portfolio. The CMBS Loan contains a provision that requires the mortgage servicer to retain certain excess cash flow from the CMBS Portfolio after payment of debt service (approximately $64 million) if net cash flow after payment of taxes, insurance, ground rent and reserves for furniture, fixtures and equipment for the trailing twelve months declines below $96 million. This provision was triggered beginning in the third quarter of 2002 and will remain in effect until the CMBS Portfolio generates the necessary minimum cash flow for two consecutive quarters, at which point, the cash that has been escrowed will be returned to us. As of December 31, 2003, approximately $15 million of cash has been escrowed. We do not expect cash flows from the CMBS Portfolio to be at the level required to trigger the release of the escrow until we have a significant improvement in operations. Additional amounts may also be escrowed, and these amounts may be significant.

On July 12, 2002, we modified the terms of the mortgage debt secured by our four Canadian properties. Under the terms of this modification, we agreed to escrow the excess cash flow from these hotels on a retroactive basis effective December 29, 2001. In April 2003, approximately $7 million of the cash escrowed in accordance with the loan was applied to the outstanding balance of the indebtedness and approximately $2 million was released to us. In July 2003, we entered into an agreement with the lenders to modify certain covenants so that we would not be required to make additional prepayments at that time. The terms of the modification required us to provide $10 million of cash collateral and pay an additional 25 basis points of interest on the loan. On December 29, 2003, we made an additional partial repayment of approximately $33 million. In conjunction with the prepayment, one of the hotels and the $10 million was released from the collateral. The remaining loan is still subject to the escrow provisions and additional amounts will be required to be escrowed in 2004.

On September 9, 2003, we refinanced the $95 million mortgage debt secured by the JW Marriott in Washington, D.C. with an $88 million floating-rate mortgage loan with an interest rate of one-month LIBOR plus 210 basis points (3.3% at December 31, 2003). Although the loan matures in 2005, we may extend the term of the loan for three one-year periods upon satisfaction of certain conditions (we must purchase an interest rate cap to obtain the first one-year extension and the two remaining extensions are subject to certain debt service coverage levels). The loan may be prepaid beginning in May 2004, and no prepayment penalty will be assessed for any prepayments made after March 2005. We also purchased an interest rate cap, at the inception of the loan, as discussed below.

In January 2003, we prepaid $17 million of mortgage debt related to two of our Ritz-Carlton properties. We did not incur any prepayment penalties as a result of this debt extinguishment. The loss on the early extinguishment of debt related to the write-off of deferred financing fees, which was minimal, is included in interest expense in the accompanying statements of operations.

On June 14, 2002, in connection with our acquisition of the Boston Marriott Copley Place, we assumed $97 million of mortgage debt. The mortgage bears interest at a fixed rate of 8.39% and is due on June 1, 2006. Also, in January of 2002, we transferred the St. Louis Marriott Pavilion hotel to the mortgage lender. In the first quarter of 2002, we recorded the difference between the debt extinguished, the deferred incentive management fees forgiven and the fair value of the assets surrendered, net of tax, of $13 million as discontinued operations. See Note 11 for additional disclosure on the disposition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Derivative Instruments

The mortgage loan on the Canadian properties is denominated in U.S. dollars and the functional currency of the Canadian subsidiaries is the Canadian dollar. At the time of the origination of the loan, each of the subsidiaries entered into 60 separate currency forward contracts to buy U.S. dollars at a fixed price. These forward contracts hedge the currency exposure of converting Canadian dollars to U.S. dollars on a monthly basis to cover debt service payments, including the final balloon payment. These contracts had been designated as cash flow hedges of the debt service and balloon payment and were recorded at fair value on the balance sheet with offsetting changes recorded in accumulated other comprehensive income. During 2003, we prepaid approximately $40 million of the loan and terminated a foreign currency contract equal to the prepayment. As a result, the forward currency contracts were deemed ineffective for accounting purposes, and we recorded a loss on the contracts of approximately $18 million, which is included in “Loss on foreign currency and derivative contracts” in the accompanying statement of operations. We will record the increase or decrease in the fair value of the outstanding forward currency contracts in net income (loss) each period. The fair value of the contracts on December 31, 2003 and 2002 was $(12.3) million and $3.8 million, respectively. We also purchased an interest rate cap for approximately $0.4 million which caps the floating interest rate at 10.75% based on a notional amount ($48.3 million). The cap is a derivative that is marked to market and the gains and losses from changes in the market value of the cap are to be recorded in other income or expense in the current period. The fair value of the interest rate cap was $0.1 million at December 31, 2003.

On August 21, 2003, we entered into two four-year interest rate swap agreements, which mature October 2007, effectively converting our Series G senior notes to floating rate debt. Under the swaps, we receive fixed-rate payments of 9.25% and we make floating-rate payments based on six-month LIBOR plus 590 basis points (7.08% at December 31, 2003) on a $242 million notional amount, which is equal to the current amount of outstanding Series G senior notes. We have designated the interest rate swaps as fair value hedges for both financial reporting and tax purposes and the amounts paid or received under the swap agreements will be recognized over the life of the agreements as an adjustment to interest expense. Changes in the fair value of the swaps and our Series G senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swaps at December 31, 2003 was $2.3 million.

On December 20, 2001, we entered into a 5-year interest rate swap agreement, which was effective on January 15, 2002 and matures in January 2007, effectively converting our Series I senior notes to floating rate debt. Under the swap, we receive fixed-rate payments of 9.5% and pay floating-rate payments based on one-month LIBOR plus 450 basis points (5.66% at December 31, 2003) on a $450 million notional amount, which is equal to the current amount of outstanding Series I senior notes. We have designated the interest rate swap as a fair value hedge for both financial reporting and tax purposes and the amounts paid or received under the swap agreement will be recognized over the life of the agreement as an adjustment to interest expense. Changes in the fair value of the swap and the Series I senior notes are reflected in the balance sheet as offsetting changes and have no income statement effect. The fair value of the interest rate swap at December 31, 2003 and 2002 was $34.5 million and $40.3 million, respectively.

In connection with the refinancing of the mortgage debt secured by the JW Marriott, Washington, DC in September 2003, we purchased an interest rate cap with a notional amount of $88 million which caps the floating interest rate at 8.1% for the first two years of the loan. The cap represents a derivative that is marked to market and the gains and losses from changes in the market value of the cap are recorded in other income or expense in the current period. The fair value of the interest rate cap was $38,000 at December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Debt Maturities

Aggregate debt maturities at December 31, 2003 are (in millions):

2004	$86
2005	152
2006	679
2007	860
2008	1,693
Thereafter	2,463

5,933
Fair value adjustment for interest rate swaps	37
Discount on senior notes	(4)
Capital lease obligations	12

$5,978

Cash paid for interest, net of amounts capitalized, was $468 million in 2003, $449 million in 2002 and $437 million in 2001.

Deferred financing costs, which are included in other assets, amounted to $82 million and $91 million, net of accumulated amortization, as of December 31, 2003 and 2002, respectively. Amortization of deferred financing costs totaled $17 million, $16 million, and $22 million in 2003, 2002 and 2001, respectively.

Amortization of property and equipment under capital leases totaled $3 million, $3 million and $4 million in the years ended December 31, 2003, 2002 and 2001, respectively, and is included in depreciation and amortization on the accompanying statements of operations.

5. Convertible Debt Obligation to Host Marriott Corporation

The obligation for the $492 million of 6 3/4% Convertible Subordinated Debentures, or the Debentures, as of December 31, 2003 and 2002 has been included in these financial statements as our debt because upon Host Marriott’s conversion to a REIT, we assumed primary liability for repayment of the Debentures of Host Marriott underlying the Convertible Preferred Securities (defined below) of the Host Marriott Financial Trust, or the Issuer, a wholly-owned subsidiary trust of Host Marriott. The common securities of Host Marriott Financial Trust were not contributed to us and therefore Host Marriott Financial Trust is not consolidated by us. Upon conversion by a Convertible Preferred Securities holder, Host Marriott will issue shares of its common stock which will be delivered to such holder. Upon the issuance of such shares by Host Marriott, we will issue to Host Marriott the number of OP Units equal to the number of shares of common stock issued by Host Marriott in exchange for the Debentures.

In December 1996, Host Marriott Financial Trust, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities, or the Convertible Preferred Securities, with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by us to the extent the Issuer has funds available therefor. This guarantee, when taken together with our obligations under the indenture pursuant to which the Debentures were issued, the Debentures, our obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liabilities of the Issuer (other than with respect to the Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in the Debentures due December 2, 2026 issued by us. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities, or the Common Securities, and invest the proceeds there from in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of our guarantee described above; our management has concluded that such financial statements are not material to investors as the Issuer is wholly owned by Host Marriott and essentially has no independent operations.

Each of the Convertible Preferred Securities and the related debentures are convertible at the option of the holder into shares of Host Marriott common stock at the rate of 3.2537 shares per Convertible Preferred Security (equivalent to a conversion price of $15.367 per share of Host Marriott’s common stock). The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 2003 and 2002, no shares were converted to Host Marriott’s common stock. During 2001, 400 shares were converted into common stock. The conversion ratio and price have been adjusted to reflect the impact of the distribution of shares of Crestline common stock and Host Marriott common stock in connection with the REIT conversion.

Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. We may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, we will not be permitted to declare or pay any cash distributions with respect to OP Units or debt securities that rank pari passu with or junior to the Debentures.

Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer’s option upon any redemption by us of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Convertible Preferred Securities are subject to mandatory redemption.

In connection with consummation of the REIT conversion, we assumed primary liability for repayment of the Debentures underlying Host Marriott’s Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, Host Marriott will issue shares of its common stock, which will be delivered to such holder. Upon the issuance of such shares by Host Marriott, we will issue a number of OP Units to Host Marriott equal to the number of shares of Host Marriott’s common stock issued in exchange for the Debentures. There were no shares of Convertible Preferred Securities repurchased in 2003 and 2002.

6. Equity and Partner’s Capital

As of December 31, 2003 and 2002, 343.8 million and 291.4 million common OP Units, respectively, were outstanding, of which Host Marriott held 320.3 million and 263.7 million, respectively. In addition, 14.1 million preferred OP Units were outstanding as of December 31, 2003 and 2002.

Distributions. In 2003, we were under the 2.0 to 1.0 EBITDA-to-cash interest coverage ratio required under the senior notes indenture. As a result, distributions on both common and preferred OP Units were restricted to the minimum amount of distributions required to maintain Host Marriott’s REIT status. Required distributions for 2003 to enable Host Marriott to maintain its REIT status were satisfied in part by payment of distributions on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the preferred OP Units in 2003. We believe that the remaining 2003 distribution requirement to enable Host Marriott to maintain its REIT status should largely be satisfied by the payment of distributions expected to be declared on preferred OP Units in the first, second and third quarters of 2004. We may, however, also need to pay a nominal common OP Unit distribution in 2004 to the extent necessary to enable Host REIT to satisfy any remaining 2003 distribution requirement.

OP Units. During October 2003 and August 2003, Host Marriott sold 23.5 million and 27.5 million shares of its common stock, respectively, at a price to the public of $10.75 and $9.25 per share, respectively. The net proceeds from the sale were $250 million and $251 million, respectively, after payment of the underwriting discount and offering expenses. The proceeds were contributed to us in exchange for the issuance of an equivalent number of OP Units to Host Marriott.

During February 2002, Host Marriott filed a shelf registration statement for 1.1 million shares of its common stock to be issued in exchange for partnership interests held by the minority partners in the partnership that owns the San Diego Marriott Hotel and Marina. On March 15, 2002, the minority partners sold the 1.1 million Host Marriott common shares to an underwriter for resale on the open market. We did not receive any proceeds as a result of these transactions. Concurrent with the issuance of Host Marriott common shares, we issued to Host Marriott an equivalent number of OP Units. Also, in April 2002, we acquired an additional interest in the partnership through the issuance of 6.9 million OP Units to certain minority partners in exchange for their partnership interests in the San Diego Marriott Hotel and Marina.

Preferred OP Units. As of December 31, 2003, we have three classes of preferred OP Units outstanding to third parties. There are 4,160,000 units of 10% Class A preferred OP Units, which were sold in August 1999; 4,000,000 units of 10% Class B preferred OP Units, which were sold in November 1999; and 5,980,000 units of 10% Class C preferred OP Units, which were sold in March 2001. Holders of all classes of the preferred OP Units are entitled to receive cumulative cash distributions at a rate of 10% per annum of the $25.00 per unit liquidation preference and are payable quarterly in arrears. After August 3, 2004, April 29, 2005 and March 27, 2006 we have the option to redeem the Class A preferred OP Unit, Class B preferred OP Unit and Class C preferred OP Unit, respectively, for $25.00 per unit, plus accrued and unpaid distributions to the date of redemption. The preferred OP Units classes rank senior to the common OP Units. The preferred OP unitholders generally have no voting rights. Accrued preferred distributions at December 31, 2003 were $8.8 million.

7. Income Taxes

Host LP is not a tax paying entity. However, under the Operating Partnership agreement we are required to reimburse Host Marriott for any tax payments Host Marriott is required to make. Accordingly, the tax information included herein represents disclosures regarding Host Marriott. As a result of our requirement to reimburse Host Marriott for these liabilities, such liabilities and related disclosures are included in our financial statements.

In December 1998, Host Marriott restructured itself in order to qualify for treatment as a REIT effective January 1, 1999, pursuant to the U.S. Internal Revenue Code of 1986, as amended. In general, a corporation that elects REIT status and meets certain tax law requirements regarding distribution of its taxable income to its shareholders as prescribed by applicable tax laws and complies with certain other requirements (relating primarily to the nature of its assets and the sources of its revenues) is not subject to Federal income taxation on its operating income to the extent it distributes at least 90% (95% for tax years prior to 2001) of its taxable income. Required distributions for 2003 were satisfied in part by the payment of dividends on Host Marriott’s preferred shares in 2003. There were no common dividends paid in 2003 by Host Marriott. Host Marriott believes the remaining 2003 distribution requirement will largely be satisfied by the payment of dividends

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expected to be declared on its preferred shares in the first, second and third quarters of 2004. Host Marriott may also need to pay nominal common dividend in 2004 to satisfy any remaining 2003 distribution requirement. In addition to paying Federal and state taxes on any retained income, we are subject to taxes on “built-in-gains” on sales of certain assets, if any. Additionally, Host Marriott’s consolidated taxable REIT subsidiaries are subject to Federal, state and foreign income tax. The consolidated income tax provision or benefit includes, primarily, the tax provision related to the operations of the taxable REIT subsidiaries and international taxes at Host LP, as well as each of our respective subsidiaries.

Where required, deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and future reversals of existing taxable temporary differences, future projected taxable income and other factors.

Total deferred tax assets and liabilities at December 31, 2003 and December 31, 2002 were as follows:

	2003	2002
	(in millions)
Deferred tax assets	$99	$82
Less: Valuation allowance	(9)	—

Subtotal	90	82
Deferred tax liabilities	(78)	(85)

Net deferred income tax liability	$12	$(3)

The valuation allowance required under SFAS 109 primarily represents a net operating loss carryforward of a foreign affiliate (“NOL”) the benefit of which was not previously recorded, but which has been recorded under SFAS 109 as a deferred tax asset with an offsetting valuation allowance. Any subsequent reduction in the valuation allowance related to the NOL will be recorded as a reduction of income tax expense. The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of December 31, 2003 and December 31, 2002 were as follows:

	2003	2002
	(in millions)
Investment in hotel leases	$42	$57
Safe harbor lease investments	(20)	(21)
Property and equipment	(3)	(3)
Investments in affiliates	(55)	(61)
Deferred gains	9	6
Other	5	6
Net operating loss carryforwards	32	9
Alternative minimum tax credit carryforwards	2	4

Net deferred income tax asset (liability)	$12	$(3)

At December 31, 2003 we have net operating loss carryforwards of approximately $80 million which expire in 2023.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The (provision) benefit for income taxes for continuing operations consists of:

	2003	2002	2001
	(in millions)
Current—Federal	$22	$(14)	$10
—State	3	(5)	(3)
—Foreign	(5)	(6)	(4)

	20	(25)	3

Deferred—Federal	(9)	19	(9)
—State	(1)	2	(2)
—Foreign	2	—	(1)

	(8)	21	(12)

	$12	$(4)	$(9)

The (provision) benefit for income taxes including the amounts associated with discontinued operations were $9 million, $(6) million and $(8) million in 2003, 2002 and 2001, respectively.

On July 20, 2001, the United States Court of Appeals for the Fourth Circuit affirmed a lower court ruling that allowed us to carryback a 1991 specified liability loss to the tax years 1984 and 1985 resulting in a net income tax refund of $16 million. We recorded the refund as a benefit to the provision in 2001. In addition, we settled with the Internal Revenue Service (“IRS”) all other outstanding Federal income tax issues for the tax years through 1998. We made net payments to the IRS of approximately $19 million in 2001 related to these settlements.

A reconciliation of the statutory Federal tax (provision) benefit to our income tax (provision) benefit for continuing operations follows:

	2003	2002	2001
	(in millions)
Statutory Federal tax (provision) benefit	$83	$10	$(23)
Nontaxable income (loss) of REIT	(69)	(2)	8
Built-in-gain tax	—	1	—
State income taxes, net of Federal tax benefit	2	(3)	(5)
Tax contingencies	—	(4)	16
Tax on foreign source income	(4)	(6)	(5)

Income tax (provision) benefit	$12	$(4)	$(9)

Cash paid for income taxes, including IRS settlements, net of refunds received, was $21 million, $2 million and $24 million, respectively, in 2003, 2002 and 2001.

8. Leases

Hotel Leases. During 1999, 2000 and part of 2001, we leased our hotels (the “Leases”) to one or more third party lessees (the “Lessees”), primarily subsidiaries of Crestline, due to Federal income tax law restrictions on a REIT’s ability to derive revenues directly from the operation of a hotel. Effective January 1, 2001, the REIT Modernization Act amended the tax laws to permit REITs to lease hotels to a subsidiary that qualifies as a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

taxable REIT subsidiary. Accordingly, a TRS acquired the Crestline lessee entities owning the leasehold interests with respect to 116 of our full-service hotels during January 2001 and acquired the lessee entities owning the leasehold interest with respect to four of our full-service hotels from Crestline (one lease) and Wyndham (three leases) during June of 2001. As a result, our revenues reflect hotel level sales instead of rental income.

Hospitality Properties Trust Relationship. In a series of related transactions in 1995 and 1996, we sold and leased back 53 Courtyard properties and 18 Residence Inns to Hospitality Properties Trust (“HPT”). These leases, which are accounted for as operating leases and are included in the table below, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at our option. Minimum rent payments are $54 million annually for the Courtyard properties and $18 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to HPT under the terms of the leases.

In connection with Host Marriott’s conversion to a REIT, we sublet the HPT hotels (the “Subleases”) to separate sublessee subsidiaries of Crestline (the “Sublessee”), subject to the terms of the applicable HPT lease. The term of each Sublease expires simultaneously with the expiration of the initial term of the HPT lease to which it relates and automatically renews for the corresponding renewal term under the HPT lease, unless either the HPT lessee (the “Sublessor”), a wholly owned subsidiary of ours, elects not to renew the HPT lease, or the Sublessee elects not to renew the Sublease at the expiration of the initial term provided, however, that neither party can elect to terminate fewer than all of the Subleases in a particular pool of HPT hotels (one for Courtyard hotels and one for Residence Inn hotels). Rent payable by Crestline under the Sublease consists of the minimum rent payable under the HPT lease and an additional percentage rent payable to us. The percentage rent payable by the Sublessor is sufficient to cover the additional rent due under the HPT lease, with any excess being retained by the Sublessor. The rent payable under the Subleases is guaranteed by Crestline up to a maximum amount of $30 million, which is allocated between the two pools of HPT hotels.

Other Lease Information. A number of our hotels are subject to long-term ground leases, generally with multiple renewal options, all of which are accounted for as operating leases. Certain of these leases contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. We also have leases on facilities used in our former restaurant business, some of which we subsequently subleased. These leases and subleases contain one or more renewal options, generally for five or 10-year periods. Our lease activities also include leases entered into by our hotels for various types of equipment, such as computer equipment, vehicles and telephone systems. The restaurant and equipment leases are accounted for as either operating or capital leases, depending on the characteristics of the particular lease arrangement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the future minimum annual rental commitments required under non-cancelable leases for which we are the lessee as of December 31, 2003. Minimum payments for capital leases have not been reduced by aggregate minimum sublease rentals from restaurant subleases of $2 million, payable to us under non-cancelable subleases. Minimum payments for the operating leases have not been reduced by aggregate minimum sublease rentals from restaurants and HPT subleases of $27 million and $618 million, respectively, payable to us under non-cancelable subleases.

	Capital Leases	Operating Leases
	(in millions)
2004	$5	$111
2005	5	106
2006	5	103
2007	—	100
2008	—	114
Thereafter	—	1,245

Total minimum lease payments	15	$1,779

Less amount representing interest	(3)

Present value of minimum lease payments	$12

The ground lease on the New York Marriott Marquis, which was renegotiated in 1999, provides for the payment of a percentage of the hotel sales (4% in 1999 and 5% thereafter) through 2007 and an equivalent of real estate taxes on the property from 2008 through 2017, which is to be used to amortize the 1999 deferred ground rent obligation of $116 million. We have the right to purchase the land under certain circumstances for approximately $25 million, of which $4 million has already been paid. The balance of the deferred ground rent obligation was $52 million and $63 million, respectively, at December 31, 2003 and 2002 and is included in other liabilities in the accompanying consolidated balance sheets.

We remain contingently liable on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $40 million at December 31, 2003. However, management considers the likelihood of any material funding related to these leases to be remote.

Rent expense consists of:

	2003	2002	2001
	(in millions)
Minimum rentals on operating leases	$127	$120	$117
Additional rentals based on sales	13	21	32
Less: sublease rentals	(79)	(81)	(88)

	$61	$60	$61

9. Employee Stock Plans

In connection with Host Marriott’s conversion to a REIT, we assumed the employee obligations of Host Marriott. Upon the issuance of Host Marriott common stock under either of the two stock-based compensation plans described below, we will issue Host Marriott an equal number of OP Units. Accordingly, these liabilities and related disclosures are included in our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003, Host Marriott maintained two stock-based compensation plans, including the comprehensive stock plan (the “Comprehensive Plan”), whereby Host Marriott may award to participating employees (i) options to purchase Host Marriott’s common stock, (ii) deferred shares of Host Marriott’s common stock and (iii) restricted shares of Host Marriott’s common stock, and the employee stock purchase plan. At December 31, 2003, there were approximately 12 million shares of common stock reserved and available for issuance under the Comprehensive Plan.

Prior to 2002, we accounted for expense under these plans according to the provisions of Accounting Principles Board Opinion No. 25 and related interpretations. Consequently, no compensation expense was recognized for stock options issued under the Comprehensive Plan or stock issued under the employee stock purchase plan. In the third quarter of 2002, we implemented the expense recognition provisions of SFAS 123 with retroactive application to employee stock options granted on or after January 1, 2002 only. Options granted in fiscal years prior to 2002 will continue to be accounted for using the intrinsic value method as described in APB 25. As a result of the change in accounting method, we now record compensation expense for employee stock options based on the fair value of the options at the date of grant. We also record compensation expense for shares issued under Host Marriott’s employee stock purchase plan. The implementation of SFAS 123 had no effect on the calculation of compensation expense for shares granted under Host Marriott deferred stock and restricted stock plans. For additional information on the effects of this change in accounting method, see Note 1.

Employee Stock Options. Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of Host Marriott common stock on the date of grant. Non-qualified options generally expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International distribution in 1993, we issued an equivalent number of Marriott International options and adjusted the exercise prices of its options then outstanding based on the relative trading prices of shares of the common stock of the two companies.

In connection with the Host Marriott Services (“HM Services”) spin-off in 1995, outstanding options held by our current and former employees were redenominated in both Host Marriott and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. Pursuant to the distribution agreement between Host Marriott and HM Services, we originally had the right to receive up to 1.4 million shares of HM Services’ common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. On August 27, 1999, Autogrill Acquisition Co., a wholly owned subsidiary of Autogrill SpA of Italy, acquired HM Services. Since HM Services is no longer publicly traded, all future payments to us will be made in cash, as HM Services has indicated that the receivable will not be settled in Autogrill SpA stock. As of December 31, 2003 and 2002, the receivable balance was approximately $6.1 million and $5.4 million, respectively, which is included in other assets in the accompanying consolidated balance sheets.

For purposes of the following disclosures required by SFAS 123, the fair value of each stock option granted has been estimated on the date of grant using an option-pricing model. There were no stock options granted in 2003. The following weighted average assumptions were used for grants issued during 2002 and 2001, respectively: risk-free interest rates of 3.8% and 5.2%, volatility of 36% and 37%, expected lives of 15 and 12 years; and dividend yield of 6.0% and 9.1%. The weighted average fair value per option granted during the year was $1.41 in 2002 and $1.09 in 2001. As a result of the implementation of SFAS 123, we recorded compensation expense of $274,000 and $47,000, respectively, for 2003 and 2002, which represents the expense for stock options granted as of January 1, 2002 only.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of Host Marriott’s stock option plans that have been approved by its stockholders for 2003, 2002 and 2001 follows. Host Marriott does not have stock option plans that have not been approved by Host Marriott’s stockholders.

	2003		2002		2001
	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
Balance, at beginning of year	5.4	$6	4.9	$6	4.2	$5
Granted	—	—	.9	8	1.4	8
Exercised	(.6)	6	(.2)	4	(.6)	4
Forfeited/expired	(.3)	9	(.2)	9	(.1)	8

Balance, at end of year	4.5	6	5.4	6	4.9	6

Options exercisable at year-end	3.2		3.3		2.9

The following table summarizes information about stock options at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares (in millions)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares (in millions)	Weighted Average Exercise Price
$ 1 – 3	1.6	3	$2	1.6	$2
4 – 6.2		5	6.2		6
7 – 9	1.9	13	8.9		8
10 – 12.8		12	11.5		11
13 – 19	—	9	18	—	18

	4.5			3.2

Deferred Stock. Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. We accrue compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 2003, 2002 and 2001, 45,000, 23,000 and 24,000 shares, respectively, were granted under this plan. The compensation cost that has been charged against income for deferred stock was not material for all periods presented. The weighted average fair value per share granted during each year was $8.00 in 2003, $9.95 in 2002 and $12.66 in 2001. The implementation of SFAS 123 had no impact on the calculation of compensation expense for the deferred stock incentive plan.

Restricted Stock. From time to time Host Marriott awards restricted stock shares under the Comprehensive Plan to officers and key executives to be distributed over the next three years in annual installments based on continued employment and the attainment of certain performance criteria. We recognize compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of Host Marriott common stock. In 2003, 2002 and 2001, 3,183,000, 906,000 and 167,000 shares, respectively, of restricted stock plan shares were granted to certain key employees under these terms and conditions. Approximately 1,069,000 and 623,000 shares, respectively, were forfeited in 2002 and 2001. No

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares were forfeited in 2003. We recorded compensation expense of $15.0 million, $5.2 million and $7.6 million, respectively, in 2003, 2002 and 2001 related to these awards. The weighted average grant date fair value per share granted during each year was $8.82 in 2003, $10.49 in 2002 and $12.91 in 2001. Under these awards 3,475,000 shares were outstanding at December 31, 2003.

Employee Stock Purchase Plan. Under the terms of Host Marriott’s employee stock purchase plan, eligible employees may purchase Host Marriott common stock through payroll deductions at 90% of the lower of market value at the beginning or market value at the end of the plan year, which runs from February 1 through January 31. As a result of the implementation of SFAS 123 during 2002, we now record compensation expense for the employee stock purchase plan based on the fair value of the employees’ purchase rights, which is estimated using an option-pricing model with the following assumptions for 2003 and 2002, respectively: Risk-free interest rate of 1.3% and 2.2%, volatility of 36% and 37%, expected life of one year, and dividend yield of 0% for both years. For the 2003 and 2002 plan years, approximately 21,000 and 48,000 shares, respectively, were issued. The weighted average fair value of those purchase rights granted in 2003 and 2002 was $2.20 and $2.35, respectively. The compensation expense reflected in net income was not material for all periods presented.

Stock Appreciation Rights. In 1998, 568,408 stock appreciation rights (“SARs”) were issued under the Comprehensive Plan to certain directors as a replacement for previously issued options that were cancelled during the year. The conversion to SARs was completed in order to comply with ownership limits applicable to us upon conversion to a REIT. The SARs are fully vested and the grant prices range from $1.20 to $2.71. In 2003, 2002 and 2001, we recognized compensation (income) expense for outstanding SARs as a result of fluctuations in the market price of our common stock of $1.6 million, $.8 million and $(1.2) million, respectively. As of December 31, 2003, approximately 439,000 SARs were outstanding.

10. Profit Sharing and Postemployment Benefit Plans

We contribute to defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The discretionary amount to be matched by us is determined annually by Host Marriott’s Board of Directors. We provide medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material for the three years ended December 31, 2003.

11. Discontinued Operations

Assets Held For Sale. During December 2003, we entered into a definitive, binding agreement to sell five hotels. We sold three of these properties in January 2004. We have reclassified the assets and liabilities relating to these hotels as held for sale in our consolidated balance sheet as of December 31, 2003. The following table sets forth the balance sheet detail of these hotels (in millions):

Property and equipment, net	$72
Other assets	1

Total assets	$73

Other liabilities	$2

Total liabilities	$2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The operations of these hotels have been classified as discontinued operations on the statements of operations for all years presented. The following table summarizes the revenues and income (loss) before taxes of the hotels that have been classified as held for sale as of December 31, 2003 (in millions):

	2003	2002	2001
Revenues	$42	$44	$46
Income before taxes	1	4	7

Dispositions. We disposed of eight hotels and abandoned one hotel (World Trade Center hotel—see Note 1 for more detail) in 2003 and disposed of one hotel in 2002 that require their operations and the related gains (losses) to be reclassified to discontinued operations in the statements of operations for all years presented. We also sold two additional hotels in 2004 and have reclassified their results to discontinued operations. The following table summarizes the revenues, income (loss) before taxes, and the gain (loss) on disposal, net of tax, of these hotels as of December 31, 2003 (in millions).

	2003	2002	2001
Revenues(1)	$270	$170	$217
Income (loss) before taxes	182	30	(9)
Gain on disposal, net of tax	65	13	—

(1)	Revenues in 2003 include business interruption proceeds of $173 million related to the World Trade Center hotel settlement. See Note 1 for additional information.

12. Acquisitions

On November 13, 2003, we acquired the 806-room Hyatt Regency Maui Resort and Spa for $321 million.

During June 2003, we acquired the remaining general partner interest and preferred equity interest held by outside partners in the 772-room JW Marriott, Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we consolidated the partnership, and recorded property and equipment of $131 million and $95 million in mortgage debt on June 20, 2003.

During 2002, we acquired 80% of the outstanding minority interest in the partnership that owns the San Diego Marriott Marina and Hotel in exchange for 8 million OP Units, which resulted in an increase to property and equipment of $66.6 million to reflect the fair value of the interest acquired. As a result of the acquisition, we now own approximately 90% of the interests in the partnership that owns the hotel. We did not receive any proceeds as a result of these transactions.

On June 14, 2002, we acquired the 1,139-room Boston Marriott Copley Place for $214 million, including the assumption of $97 million in mortgage debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments are shown below:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Financial assets
Notes receivable	$54	$54	$53	$53
Financial liabilities
Senior notes (excluding fair value of swaps)	3,143	3,318	3,207	3,221
Mortgage debt and other, net of capital leases	2,294	2,225	2,378	2,492
Other financial instruments
Convertible Debt Obligation to Host Marriott	492	501	492	368

Notes receivable and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. Senior notes and the Convertible Debt Obligation to Host Marriott are valued based on quoted market prices. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

14. Marriott International Distribution and Relationship with Marriott International

We have entered into various agreements with Marriott International (formerly a wholly owned subsidiary, the common stock of which was distributed to Host Marriott’s shareholders on October 8, 1993) including the management of the majority of our hotels including franchised properties; financing for joint ventures including the acquisition in 1996 of two full-service properties in Mexico City, Mexico, for which Marriott International provided $29 million of debt financing and $28 million in preferred equity and the 2000 acquisition of two partnerships owning 120 limited-service hotels for a combined $372 million plus interest and legal fees (see Note 3) and certain limited administrative services.

On July 25, 2002, we completed negotiations with Marriott International in connection with changes to the management and other agreements for substantially all of our Marriott and Ritz-Carlton managed hotels. The changes were effective as of December 29, 2001. The management contract changes include providing us with additional approval rights over hotel operating budgets, capital budgets, shared service programs, and changes to certain system wide programs; reducing the amount of working capital requirements, and expanding an existing agreement that allows us to fund furniture, fixtures and equipment expenditures from one account controlled by us, which collectively increased cash available to us for general corporate purposes at that time by $125 million; reducing incentive management fees payable on certain Marriott managed hotels; reducing the amount we pay related to frequent guest programs; gradually reducing the amounts payable with respect to various centrally administered programs; and providing additional territorial restrictions for certain hotels in eight markets.

In addition to these modifications, we have expanded the pool of hotels subject to an existing agreement that allows us to sell assets unencumbered by a Marriott management agreement without the payment of termination fees. The revised pool includes 46 assets, 75% (measured by EBITDA) of which may be sold over approximately a ten year or greater period without the payment of a termination fee (22.5% (measured by EBITDA) of which may be sold unencumbered by the Marriott brand).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with these negotiations, we have amended Host Marriott’s distribution agreement and stockholder rights plan to terminate Marriott International’s right to purchase up to 20% of each class of Host Marriott’s outstanding voting shares upon certain changes of control and clarified existing provisions in the management agreements that limit our ability to sell a hotel or our entire company to a competitor of Marriott International.

In 2003, 2002 and 2001, the TRS paid Marriott International $136 million, $144 million and $162 million, respectively, in hotel management fees and $4 million, $5 million and $6 million, respectively, in franchise fees. In 2002 and 2001, we paid Marriott International $1 million and $2 million, respectively, for certain administrative services and office space.

15. Hotel Management Agreements

Of our hotels, 87 are subject to management agreements under which Marriott International or one of their subsidiaries manages the hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The agreements generally provide for payment of base management fees that are generally three percent of sales and incentive management fees generally equal to 20% to 50% of operating profit (as defined in the agreements) over a priority return (as defined) to us, with total incentive management fees not to exceed 20% of cumulative operating profit, or 20% of current year operating profit. In the event of early termination of the agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. We have the option to terminate certain management agreements if specified performance or extension thresholds are not satisfied. A single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement. Certain consolidated partnerships with a total of eight properties operate under a single agreement, cancellation of which would affect all the properties in these partnerships.

Pursuant to the terms of the agreements, Marriott International furnishes the hotels with certain chain services which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are required to be allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries on a fair and equitable basis. In addition, our hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

We are obligated to provide the manager with sufficient funds, generally 5% of revenue, to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels’ property and improvements. Under certain circumstances, we will be required to establish escrow accounts for such purposes under terms outlined in the agreements. To the extent we are not required to fund such amounts into escrow accounts, we remain liable to make such fundings in the future.

We have franchise agreements with Marriott International for two hotels. Pursuant to these franchise agreements, we generally pay a franchise fee based on a percentage of room sales and food and beverage sales, as well as certain other fees for advertising and reservations. Franchise fees for room sales are approximately six percent of sales, while fees for food and beverage sales are approximately three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We hold management agreements with The Ritz-Carlton Hotel Company, LLC (“Ritz-Carlton”), a wholly-owned subsidiary of Marriott International, to manage ten of our hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to five percent of sales and incentive management fees, if any, are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

We also hold management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 15 of our hotels. These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party or, in some cases, the hotel management company of up to an additional one to 15 years. The agreements generally provide for payment of base management fees equal to one to four percent of sales. Fourteen of the fifteen agreements also provide for incentive management fees generally equal to 10 to 25 percent of available cash flow, operating profit, or net operating income, as defined in the agreements.

16. Geographic and Business Segment Information

We consider each one of our full-service hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our non-full-service hotel activities (primarily our limited-service leased hotels and office buildings) are immaterial. Accordingly, we report one business segment, hotel ownership. Our foreign operations consist of four properties located in Canada and two properties located in Mexico, one of which was sold in January 2004. There were no intercompany sales between us and the foreign properties. The following table presents revenues and long-lived assets for each of the geographical areas in which we operate (in millions):

	2003		2002		2001
	Revenues	Long-lived Assets	Revenues	Long-lived Assets	Revenues	Long-lived Assets
United States	$3,307	$6,907	$3,371	$6,857	$3,415	$6,812
Canada	70	107	71	96	74	102
Mexico	23	71	24	78	20	85

Total	$3,400	$7,085	$3,466	$7,031	$3,509	$6,999

17. Guarantees

We have certain guarantees which consist of commitments we have made to third parties for leases or debt that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The guarantees are listed below:

•	We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of rental payments. The aggregate amount of the guaranteed payments is approximately $40 million as of December 31, 2003.

•	In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We spun-off the partnership as part of Crestline in the REIT conversion, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Crestline, who, in turn, is indemnified by the current owner of the facility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	We are required to maintain a letter of credit for $2.9 million to guarantee payment of certain expenses related to the mortgage for Hanover Marriott which is owned by one of our wholly-owned subsidiaries. Our mortgage lender is the beneficiary under the letter of credit which expires in April 2004.

•	On November 20, 2003, we sold the Jacksonville Marriott and the associated ground lease was assigned to the purchaser. We are contingently liable under the ground lease for amounts not to exceed $2.25 million. However, the purchaser of the hotel has indemnified us against any payment on the ground lease. Further, if we pay the maximum amount of $2.25 million, the landlord would be required to deed the land to us.

18. Mandatorily Redeemable Non-controlling Interests of All Entities

We consolidate five partnerships, the Philadelphia Market Street HMC Limited Partnership, or Market Street; the Pacific Gateway, Ltd, or San Diego; the Lauderdale Beach Association or LBA; the Marriott Mexico City Partnership, or Mexico; and the East Side Hotel Associates, L.P., or East Side, with minority interest holders that have finite lives. The partnerships have lives ranging from 77 to 100 years and terminate between 2061 and 2097.

As of December 31, 2003, the minority interest holders in Market Street and San Diego had settlement alternatives in which they could be issued 367,909 and 1,616,000 OP Units, respectively, based on their ownership percentages of 1.58% and 10.03%, respectively, as stipulated in their partnership agreements. At December 31, 2003, the OP Units were valued at $4.5 million and $19.9 million, respectively, for Market Street and San Diego. LBA, East Side, and Mexico do not have any settlement alternatives. At December 31, 2003, the fair values of the minority interests in these partnerships were approximately $114 million.

19. Supplemental Guarantor And Non-Guarantor Information

All of our subsidiaries guarantee our senior notes, except those owning 35 of the Company’s full-service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is our wholly owned subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following condensed combined consolidating financial information sets forth the financial position as of December 31, 2003 and 2002 and results of operations and cash flows for the three years ended December 31, 2003 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Combined Consolidating Balance Sheets

(in millions)

December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$938	$2,606	$3,541	$—	$7,085
Assets held for sale	38	35	—	—	73
Notes and other receivables	678	32	100	(756)	54
Due from manager	(5)	—	68	(1)	62
Investments in affiliates	2,743	1,905	80	(4,654)	74
Rent receivable	—	9	31	(40)	—
Other assets	238	19	224	(121)	360
Restricted cash	4	3	109	—	116
Cash and cash equivalents	621	2	141	—	764

Total assets	$5,255	$4,611	$4,294	$(5,572)	$8,588

Debt	$2,976	$1,464	$2,208	$(670)	$5,978
Other liabilities	29	125	365	(243)	276

Total liabilities	3,005	1,589	2,573	(913)	6,254
Minority interests	—	—	89	—	89
Limited partner interest of third parties at redemption value	290	—	—	—	290
Partners’ capital	1,960	3,022	1,632	(4,659)	1,955

Total liabilities and partners’ capital	$5,255	$4,611	$4,294	$(5,572)	$8,588

December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,070	$2,460	$3,501	$—	$7,031
Notes and other receivables	730	34	106	(817)	53
Due from manager	(7)	9	80	—	82
Investments in affiliates	2,707	1,908	101	(4,583)	133
Rent receivable	—	23	34	(57)	—
Other assets	242	175	260	(130)	547
Restricted cash	2	4	98	—	104
Cash and cash equivalents	159	2	200	—	361

Total assets	$4,903	$4,615	$4,380	$(5,587)	$8,311

Debt	$3,044	$1,554	$2,263	$(731)	$6,130
Other liabilities	140	132	371	(273)	370

Total liabilities	3,184	1,686	2,634	(1,004)	6,500
Minority interests	—	—	92	—	92
Limited partner interest of third parties at redemption value	245	—	—	—	245
Partners’ capital	1,474	2,929	1,654	(4,583)	1,474

Total liabilities and partners’ capital	$4,903	$4,615	$4,380	$(5,587)	$8,311

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Operations

(in millions)

Year Ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$149	$317	$3,340	$(406)	$3,400
Depreciation and amortization	(56)	(125)	(178)	—	(359)
Hotel operating expenses	—	—	(2,373)	—	(2,373)
Property-level expenses	(46)	(80)	(173)	—	(299)
Rental expense	—	—	(406)	406	—
Minority interest	—	—	(4)	—	(4)
Corporate and other expenses	(5)	(21)	(34)	—	(60)
Interest income	42	14	8	(53)	11
Interest expense	(241)	(132)	(203)	53	(523)
Net gains on property transactions	—	1	4	—	5
Equity in earnings (losses) of affiliates	153	(4)	(24)	(147)	(22)
Loss on foreign currency and derivative contracts	—	—	(19)	—	(19)

Income (loss) from continuing operations before taxes	(4)	(30)	(62)	(147)	(243)
Benefit (provision) for income taxes	(4)	—	16	—	12

INCOME (LOSS) FROM CONTINUING OPERATIONS	(8)	(30)	(46)	(147)	(231)
Loss from discontinued operations	22	214	9	—	245

NET INCOME (LOSS)	$14	$184	$(37)	$(147)	$14

Year Ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$170	$338	$3,408	$(450)	$3,466
Depreciation and amortization	(58)	(114)	(179)	—	(351)
Hotel operating expenses	—	—	(2,350)	—	(2,350)
Property-level expenses	(56)	(62)	(173)	—	(291)
Rental expenses	—	—	(450)	450	—
Minority interest	—	—	(8)	—	(8)
Corporate and other expenses	(2)	(17)	(26)	—	(45)
Interest income	47	8	11	(46)	20
Interest expense	(215)	(133)	(193)	46	(495)
Net gains on property transactions	1	—	4	—	5
Equity in earnings (losses) of affiliates	77	78	(14)	(150)	(9)
Loss on foreign currency and derivative contracts	—	—	(2)	—	(2)

Income (loss) from continuing operations before taxes	(36)	98	28	(150)	(60)
Benefit (provision) for income taxes	6	—	(10)	—	(4)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(30)	98	18	(150)	(64)
Income (loss) from discontinued operations	11	(17)	51	—	45

NET INCOME (LOSS)	$(19)	$81	$69	$(150)	$(19)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Operations

(in millions)

Year Ended December 31, 2001

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$187	$366	$3,425	$(469)	$3,509
Depreciation and amortization	(59)	(108)	(175)	—	(342)
Hotel operating expenses	—	—	(2,315)	—	(2,315)
Property-level expenses	(56)	(61)	(172)	—	(289)
Rental expense	—	—	(469)	469	—
Minority interest	—	—	(15)	—	(15)
Corporate and other expenses	(19)	(13)	(19)	—	(51)
Interest income	54	13	17	(48)	36
Interest expense	(211)	(135)	(189)	48	(487)
Net gains (losses) on property transactions	13	(12)	5	—	6
Equity in earnings (losses) of affiliates	125	87	(9)	(200)	3
Lease repurchase expense	—	—	(5)	—	(5)

Income (loss) from continuing operations before taxes	34	137	79	(200)	50
Benefit for income taxes	23	—	(32)	—	(9)

INCOME (LOSS) FROM CONTINUING OPERATIONS	57	137	47	(200)	41
Gain (loss) from discontinued operations	—	(27)	43	—	16

NET INCOME (LOSS)	$57	$110	$90	$(200)	$57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$(90)	$265	$198	$373

INVESTING ACTIVITIES
Proceeds from sales of assets, net	75	109	—	184
Disposition of World Trade Center hotel	—	185	—	185
Acquisitions	—	(321)	(3)	(324)
Capital expenditures	(39)	(82)	(80)	(201)

Cash from (used in) investing activities	36	(109)	(83)	(156)

FINANCING ACTIVITIES
Issuance of debt	725	—	88	813
Financing costs	(14)	—	(2)	(16)
Debt prepayments	(790)	(82)	(135)	(1,007)
Repayment of debt	—	(8)	(44)	(52)
Issuance of OP Units	501	—	—	501
Distributions on preferred limited partner units	(35)	—	—	(35)
Distributions to minority interests	—	—	(6)	(6)
Transfer to/from Parent	141	(66)	(75)	—
Other	(12)	—	—	(12)

Cash (used in) from financing activities	516	(156)	(174)	186

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	462	—	(59)	403
CASH AND CASH EQUIVALENTS, beginning of year	159	2	200	361

CASH AND CASH EQUIVALENTS, end of year	$621	$2	$141	$764

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2002

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$(96)	$149	$327	$380

INVESTING ACTIVITIES
Acquisitions	—	(117)	—	(117)
Capital expenditures	(27)	(63)	(90)	(180)
Return of escrow funds from Marriott International	12	26	37	75

Cash used in investing activities	(15)	(154)	(53)	(222)

FINANCING ACTIVITIES
Financing costs	(8)	—	—	(8)
Debt prepayments	(13)	—	—	(13)
Repayment of debt	(15)	(6)	(42)	(63)
Issuance of OP Units	1	—	—	1
Distributions on preferred limited partner units	(35)	—	—	(35)
Distributions to minority interests	—	—	(18)	(18)
Purchase of interest rate cap	(3)	—	—	(3)
Transfer to/from Parent	129	10	(139)	—
Other	(10)	—	—	(10)

Cash from (used in) financing activities	46	4	(199)	(149)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(65)	(1)	75	9
CASH AND CASH EQUIVALENTS, beginning of year	224	3	125	352

CASH AND CASH EQUIVALENTS, end of year	$159	$2	$200	$361

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental Condensed Combined Consolidating Statements of Cash Flows

(in millions)

Year Ended December 31, 2001

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash from (used in) operations	$(38)	$(52)	$380	$290

INVESTING ACTIVITIES
Proceeds from sales of assets	45	15	—	60
Capital expenditures	(55)	(123)	(108)	(286)
Acquisitions	(63)	—	—	(63)
Other	7	—	3	10

Cash used in investing activities	(66)	(108)	(105)	(279)

FINANCING ACTIVITIES
Issuance of debt	875	—	105	980
Financing costs	(9)	—	(3)	(12)
Debt prepayments	(575)	(105)	(23)	(703)
Repayment of debt	(9)	(5)	(41)	(55)
Issuance of OP Units	3	—	—	3
Issuance of preferred limited partner units	143	—	—	143
Distributions on common and preferred limited partner units	(326)	—	—	(326)
Distributions to minority interests	—	—	(18)	(18)
Transfer to/from Parent	8	245	(253)	—
Changes in restricted cash	16	—	—	16

Cash from (used in) financing activities	126	135	(233)	28

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22	(25)	42	39
CASH AND CASH EQUIVALENTS, beginning of year	202	28	83	313

CASH AND CASH EQUIVALENTS, end of year	$224	$3	$125	$352

20. Subsequent Events

We sold six hotels during the first quarter of 2004, (the Atlanta Marriott Northwest, the Detroit Romulus Marriott, the Detroit Marriott Southfield, the Atlanta Marriott Norcross, the Fullerton Marriott and the Mexico City Airport Marriott) for net proceeds of $95 million. All of these hotels, except the Mexico City Airport hotel, were classified as held for sale as of December 31, 2003. On May 11, 2004, we sold the Dallas/Ft. Worth Marriott for net proceeds of $59 million. In accordance with SFAS 144, we have reclassified the results of operations to reflect the results of these hotels as discontinued operations.

We prepaid $82 million of mortgage debt on four of our properties in the first quarter of 2004. The prepayment of this debt was made with proceeds from the sale of assets.

On January 30, 2004, we redeemed $218 million of our 8.45% Series C senior notes, which were scheduled to mature in 2008. The terms of the debt required that we pay the holders a premium (4.2% based on the date of redemption), in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss of $12 million on the early extinguishment of debt which includes the premium and the acceleration of the related deferred financing costs and original issue discount. The loss is included in interest expense in the accompanying consolidated statement of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures. Net proceeds were $484 million including underwriting fees and expenses and original issue discount. The Exchangeable Senior Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year beginning on April 15, 2004. We can redeem for cash all, or part of, the Exchangeable Senior Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. Holders have the right to require us to repurchase the Exchangeable Senior Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. The Exchangeable Senior Debentures are exchangeable into shares of Host Marriott common stock at an initial rate of 54.6448 shares for each $1,000 of principal amount of the debentures, which is equivalent to an initial exchange price of $18.30 per share of Host Marriott common stock. The exchange rate may be adjusted under certain circumstances, including the payment of common dividends by Host Marriott Corporation. Holders may exchange their Exchangeable Senior Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of Host Marriott common stock is more than 120% of the exchange price per share, or $21.96, for at least 20 of 30 trading days. The Exchangeable Senior Debentures and the Host Marriott common stock issuable upon exchange of the debentures have not been registered under the Securities Act and may not be offered or sold except to qualified institutional buyers, as defined. Host Marriott has agreed to file a shelf registration statement with respect to the resales of the Host Marriott common stock issuable upon exchange of the debentures.

On April 15, 2004, we used the net proceeds from the issuance of the Exchangeable Senior Debentures and available cash to redeem $494 million of our 7 7/8% Series B senior notes, which were scheduled to mature in 2008. On May 3, 2004, we redeemed an additional $65 million of the Series B senior notes with proceeds from the sale of assets. The terms of the senior notes required that we pay the holders a premium (3.985% based on the date of redemption), in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss in the second quarter of 2004 of approximately $30 million on the early extinguishment of debt, which includes the premium and the acceleration of the related deferred financing costs and was included in interest expense on our consolidated statement of operations year-to-date period ended June 18, 2004.

On April 27, 2004, we purchased the 455-room Chicago Embassy Suites, Downtown-Lakefront, for approximately $89 million. On May 26, 2004, Host Marriott completed the sale of 4 million shares of 8 7/8% Class E redeemable preferred stock for net proceeds of approximately $97 million. Host Marriott then gave us the proceeds, and in return we issued to Host Marriott an equal number of Class E preferred units. On June 29, 2004, the underwriters exercised their option and purchased an additional 34,300 units for net proceeds of approximately $1 million. Holders of the Class E preferred units are entitled to receive cumulative cash distributions at a rate of 8 7/8% per annum of the $25 per unit liquidation preference. Distributions are payable quarterly in arrears, commencing July 15, 2004. On or after June 2, 2009, we have the option to redeem the Class E preferred units for $25 per unit, plus accrued and unpaid distributions to the date of redemption. The Class E preferred units ranks senior to the common OP units and the authorized Series A Junior Participating preferred units, and on a parity with all other classes of preferred units. The preferred unitholders generally have no voting rights.

The proceeds from the issuance of the Class E preferred units, along with available cash, will be used to redeem the Class A preferred units. On July 1, 2004, we announced that we will redeem all 4,160,000 units of Class A preferred units on August 3, 2004.

On June 14, 2004, Host Marriott completed the sale of 25 million shares of common stock for net proceeds of approximately $301 million, after payment of the underwriter discount and offering expenses. The proceeds were given to us, and we in return issued Host Marriott an equal number of common OP units.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the improvements in operations and the transactions discussed herein, our EBITDA to interest coverage ratio, as defined in the senior notes indenture and credit facility, is slightly above 2.0 to 1.0. Accordingly, we are no longer restricted from making payments on our common and preferred OP units. See the discussion in Note 4.

21. Quarterly Financial Data (unaudited)

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per share amounts)
Revenues	$770	$828	$726	$1,076	$3,400
Income (loss) from continuing operations	(39)	(22)	(78)	(92)	(231)
Income from discontinued operations	1	6	5	233	245
Cumulative effect of a change in accounting principle(1)	—	—	(24)	24	—
Net income (loss)	(38)	(16)	(97)	165	14
Net income (loss) available to common unitholders	(47)	(25)	(106)	157	(21)
Basic earnings (loss) per common unit:
Continuing operations	(.16)	(.10)	(.29)	(.35)	(.87)
Discontinued operations	—	.02	.02	.75	.80
Cumulative effect of a change in accounting principle(1)	—	—	(.08)	.07	—
Net income (loss)	(.16)	(.08)	(.35)	.47	(.07)
Diluted earnings (loss) per common unit:
Continuing operations	(.16)	(.10)	(.29)	(.35)	(.87)
Discontinued operations	—	.02	.02	.75	.80
Cumulative effect of a change in accounting principle(1)	—	—	(.08)	.07	—
Net income (loss)	(.16)	(.08)	(.35)	.47	(.07)

(1)	See the discussion of the cumulative effect of a change in accounting principle in Note 1, “Application of New Accounting Standards.”

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(in millions, except per share amounts)
Revenues	$752	$869	$734	$1,111	$3,466
Income (loss) from continuing operations	(16)	20	(54)	(14)	(64)
Income from discontinued operations	17	6	12	10	45
Net income (loss)	1	26	(42)	(4)	(19)
Net income (loss) available to common unitholders	(8)	17	(51)	(12)	(54)
Basic earnings (loss) per common unit:
Continuing operations	(.10)	.04	(.22)	(.08)	(.34)
Discontinued operations	.07	.02	.05	.04	.15
Net income (loss)	(.03)	.06	(.17)	(.04)	(.19)
Diluted earnings (loss) per common unit:
Continuing operations	(.10)	.04	(.22)	(.08)	(.34)
Discontinued operations	.07	.02	.05	.04	.15
Net income (loss)	(.03)	.06	(.17)	(.04)	(.19)

The sum of the basic and diluted earnings (loss) per common unit for the four quarters in all years presented differs from the annual earnings per unit due to the required method of computing the weighted average number of units in the respective periods.

CONDENSED CONSOLIDATED BALANCE SHEET

September 10, 2004

(unaudited, in millions)

Property and equipment, net	$7,393
Notes and other receivables	54
Due from managers	64
Investments in affiliates	61
Deferred financing costs, net	75
Furniture, fixtures and equipment replacement fund	149
Other	125
Restricted cash	126
Cash and cash equivalents	317

Total assets	$8,364

Debt
Senior notes, including $491 million, net of discount, of Exchangeable Senior Debentures	$2,893
Mortgage debt	2,080
Convertible debt obligation to Host Marriott	492
Other	99

Total debt	5,564
Accounts payable and accrued expenses	134
Liabilities associated with assets held for sale	—
Other	141

Total liabilities	5,839

Minority interest.	87
Limited partnership interests of third parties at redemption value (representing 22.1 million units)	305

Partner’s Capital
General partner	1
Cumulative redeemable preferred limited partner units (liquidation preference $350 million	337
Limited partner	1,767
Accumulated other comprehensive income	28

Total partner’s capital	2,133

Total liabilities and partners’ capital	$8,364

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year-to-Date Ended September 10, 2004 and September 12, 2003

(unaudited, in millions, except per unit amounts)

	Year-to-date ended
	September 10, 2004	September 12, 2003
REVENUES
Rooms	$1,519	$1,371
Food and beverage	780	716
Other	167	154

Total hotel sales	2,466	2,241
Rental income	74	71
Other income	—	12

Total revenues	2,540	2,324

EXPENSES
Rooms	381	345
Food and beverage	594	544
Hotel departmental expenses	693	635
Management fees	101	94
Other property-level expenses	211	215
Depreciation and amortization	250	247
Corporate expenses	43	39

Total expenses	2,273	2,119

OPERATING PROFIT	267	205
Interest income	8	7
Interest expense	(357)	(347)
Net gains on property transactions	10	4
Loss on foreign currency and derivative contracts	(2)	(2)
Minority interest expense	(3)	(3)
Equity in losses of affiliates	(12)	(13)

LOSS BEFORE INCOME TAXES	(89)	(149)
Benefit for income taxes	2	10

LOSS FROM CONTINUING OPERATIONS	(87)	(139)
Income from discontinued operations.	21	12

LOSS BEFORE CUMULATIVE CHANGE IN ACCOUNTING PRINCIPLE	(66)	(127)
Cumulative effect of adoption of SFAS No. 150	—	(24)

NET LOSS	(66)	(151)
Less: Distributions on preferred units	(28)	(27)
Issuance costs of redeemed Class A preferred units	(4)	—

NET LOSS AVAILABLE TO COMMON UNITHOLDERS	$(98)	$(178)

BASIC AND DILUTED LOSS PER COMMON UNIT
Continuing operations	$(.34)	$(.56)
Discontinued operations	.06	.04
Cumulative effect of a change in accounting principle	—	(.08)

BASIC AND DILUTED LOSS PER COMMON UNIT	$(.28)	$(.60)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-Date Ended September 10, 2004 and September 12, 2003

(unaudited, in millions)

	September 10, 2004	September 12, 2003
OPERATING ACTIVITIES
Net loss	$(66)	$(151)
Adjustments to reconcile to cash provided by operations:
Depreciation and amortization	250	247
Cumulative effect of a change in accounting principle	—	24
Discontinued operations:
Gain on dispositions	(20)	—
Depreciation	1	13
Amortization of deferred financing costs	22	12
Income taxes	(10)	(31)
Net gains on property transactions	(3)	(4)
Equity in losses of affiliates	12	13
Minority interest expense	3	3
Changes in other assets	(5)	9
Changes in other liabilities	9	19

Cash provided by operations	193	154

INVESTING ACTIVITIES
Acquisitions	(474)	(3)
Deposits for hotel acquisitions	(3)	—
Proceeds from sale of assets, net	155	92
Distribution from equity investments	1	3
Capital expenditures:
Renewals and replacements	(142)	(115)
Development	(9)	(7)
Other investments	(2)	(6)

Cash used in investing activities	(474)	(36)

FINANCING ACTIVITIES
Issuance of debt, net of financing costs financing costs	822	85
Issuance of OP units	301	251
Issuance of Class E preferred units	98	—
Redemption of Class A preferred units	(104)	—
Scheduled principal repayments	(43)	(37)
Debt prepayments	(1,196)	(198)
Distributions on preferred units	(29)	(27)
Distributions to minority interests	(5)	(5)
Change in restricted cash	(10)	(1)

Cash provided by (used in) financing activities	(166)	68

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(447)	186
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	764	361

CASH AND CASH EQUIVALENTS, END OF PERIOD	$317	$547

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

Year-to-Date Ended September 10, 2004 and September 12, 2003

(unaudited, in millions)

Supplemental disclosure of noncash investing and financing activities:

Through year-to-date September 10, 2004 and year-to-date September 12, 2003, Host Marriott issued approximately 1.4 million shares and 3.5 million shares, respectively, of common stock upon the conversion of operating partnership units of Host Marriott, L.P. held by minority partners valued at approximately $17.6 million and $33.3 million, respectively.

During June 2003, we acquired the remaining general partner interest and the preferred equity interest held by outside partners in the JW Marriott in Washington, D.C. for approximately $3 million. We also became the sole limited partner after the partnership foreclosed on a note receivable from the other limited partner. As a result, we began consolidating the partnership and recorded $95 million of mortgage debt secured by the hotel and property and equipment of $131 million.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization

Host Marriott, L.P., a Delaware limited partnership, or Host LP, operating through an umbrella partnership structure with Host Marriott Corporation, or Host Marriott, as the sole general partner, is primarily the owner of hotel properties. Host Marriott operates as a self-managed and self-administered real estate investment trust, or REIT, with its operations conducted solely through us and our subsidiaries. As of September 10, 2004, Host Marriott owned approximately 94% of the partnership interests, which are referred to as OP units.

2. Summary of Significant Accounting Policies

We have condensed or omitted certain information and footnote disclosures normally included in financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, in the accompanying unaudited condensed consolidated financial statements. We believe the disclosures made are adequate to prevent the information presented from being misleading. However, the unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included herein and as amended from time to time in other filings with the Securities and Exchange Commission.

In our opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly our financial position as of September 10, 2004 and the results of our operations and cash flow for the year-to-date ended September 10, 2004 and September 12, 2003. Interim results are not necessarily indicative of full year performance because of the impact of seasonal and short-term variations.

Certain reclassifications have been made to the prior period financial statements to conform to the current presentation.

Reporting Periods

The results we report in our consolidated statement of operations are based on results reported to us by our hotel managers. These hotel managers use different reporting periods. Marriott International, Inc., the manager of the majority of our properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt, report results on a monthly basis. In addition, Host Marriott, as a REIT, is required by tax laws to report results on the calendar year. As a result, we elected to adopt the reporting period used by Marriott International modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott International but our fourth quarter ends on December 31.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, the third quarter of 2004 ended on September 10 and the third quarter of 2003 ended on September 12, though both quarters reflect twelve weeks of operations. In contrast, year-to-date results as of September 10, 2004 reflect 254 days of operations, while our year-to-date results as of September 12, 2003 reflect 255 days.

In addition, for results reported by hotel managers using a monthly reporting period (approximately one-fourth of our full-service hotels), the month of operation that ends after our fiscal quarter-end is included in our results of operations in the following fiscal quarter. Accordingly, our results of operations include results

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August), and fourth quarter (September to December). The year-to-date 2004 operations include 244 days for our monthly hotels compared to 243 days of operations for the year-to-date 2003 operations (because there were 29 days in February 2004).

Principles of Consolidation

We consolidate entities (in the absence of other factors determining control) when we own over 50% of the voting shares of another company or, in the case of partnership investments, when we own a majority of the general partnership interest. The control factors we consider include the ability of minority stockholders or other partners to participate in or block management decisions. Additionally, if we determine that we are an owner in a variable interest entity within the meaning of the Financial Accounting Standards Board, or FASB, Revised Interpretation No. 46, “Consolidation of Variable Interest Entities” and that our variable interest will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both, then we will consolidate the entity. All material intercompany transactions and balances have been eliminated.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, insurance as well as cash collateral and excess cash flow deposits which are the result of mortgage debt agreement restrictions and provisions.

Furniture, Fixtures and Equipment Replacement Fund

We maintain a furniture, fixtures and equipment replacement fund for renewal and replacement capital expenditures at certain hotels, which is generally funded with approximately 5% of property revenues.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Accounting for Stock-based Compensation

Host Marriott maintains two stock-based employee compensation plans. Prior to 2002, Host Marriott accounted for those plans in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Effective January 1, 2002, Host Marriott adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and applied it prospectively to all employee awards granted, modified or settled after January 1, 2002. The following table illustrates the effect on net income (loss) and earnings (loss) per common unit if the fair value based method had been applied to all of the outstanding and unvested awards in each period.

	Year-to-date ended
	September 10, 2004	September 12, 2003

	(in millions, except per unit amounts)
Net loss, as reported	$(66)	$(151)
Add: Total stock-based employee compensation expense included in reported net income (loss), net of related tax effects	14	9
Deducted: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(14)	(9)

Pro forma net loss	(66)	(151)
Distributions on preferred units	(28)	(27)
Issuance costs of redeemed Class A preferred units	(4)	—

Pro forma net income (loss) available to common unitholders	$(98)	$(178)

Loss per share
Basic and diluted—as reported	$(.28)	$(.60)

Basic and diluted—pro forma	$(.28)	$(.60)

Application of Accounting Standards

On September 30, 2004, the Emerging Issues Task Force, or EITF, confirmed their tentative conclusion on EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” EITF 04-8 requires contingently convertible debt instruments to be included in diluted earnings per share, if dilutive, regardless of whether a market price contingency for the conversion of the debt into common shares or any other contingent factor has been met. Prior to this consensus, such instruments were excluded from the calculation until one or more of the contingencies were met. EITF 04-8 is effective for reporting periods ending after December 15, 2004, and does require restatement of prior period earnings per unit amounts.

As a result, we will include the common units that are convertible from our Exchangeable Senior Debentures issued in March of this year, if dilutive, in our earnings (loss) per unit. As of the third quarter, the Exchangeable Senior Debentures were anti-dilutive for the year-to-date ended September 10, 2004.

Cumulative Effect of Change in Accounting Principle

The FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” or SFAS No. 150, which was effective for interim periods beginning after June 15, 2003.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

This statement required issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Previously, many such instruments had been classified as equity. As a result of further discussion by the FASB on October 8, 2003, it was determined that any minority partners’ interest in consolidated partnerships with finite lives specified in the related partnership agreement should be reclassified as a liability and presented at its fair value as of the date of the balance sheet unless the interests are convertible into equity of the parent. The effect of this change is shown on our statements of operations as a cumulative effect of a change in accounting principle.

We adopted SFAS No. 150 on June 21, 2003 and recorded a loss of $24 million as a cumulative effect of change in accounting principle in the third quarter. Subsequently, on November 7, 2003, the FASB issued a FASB Staff Position (FSP) 150-3 indefinitely deferring the application of a portion of SFAS 150 with respect to minority interests in consolidated ventures entered into prior to November 5, 2003, effectively reversing its guidance of October 8, 2003. In accordance with the FSP 150-3, we recorded a gain from a cumulative effect of a change in accounting principle of $24 million in the fourth quarter of 2003, reversing the impact of our adoption of SFAS 150 with respect to consolidated ventures with finite lives.

3. Earnings (Loss) per Common Unit

Basic earnings (loss) per common unit is computed by dividing net income (loss) available to common OP unitholders by the weighted average number of common OP units outstanding. Diluted earnings (loss) per common unit is computed by dividing net income (loss) available to common OP unitholders as adjusted for potentially dilutive securities, by the weighted average number of common OP units outstanding plus potentially dilutive securities. Dilutive securities may include units distributed to Host Marriott for Host Marriott common shares granted under comprehensive stock plans, preferred OP units held by minority partners and other minority interests that have the option to convert their interests to common OP units and the Convertible Subordinated Debentures. No effect is shown for securities if they are anti-dilutive.

	Year-to-date ended
	September 10, 2004			September 12, 2003
	(in millions, except per share amounts)
	Income/ (loss)	Units	Per Unit Amount	Income/ (loss)	Units	Per Unit Amount
Net loss	$(66)	354.4	$(.19)	$(151)	295.3	$(.51)
Distributions on preferred units	(28)	—	(.08)	(27)	—	(.09)
Issuance costs of redeemed Class A preferred units (1)	(4)	—	(.01)	—	—	—

Basic and diluted loss	$(98)	354.4	$(.28)	$(178)	295.3	$(.60)

(1)	Represents the original issuance costs associated with the Class A preferred units. For further detail see Note 5.

4. Debt

On September 10, 2004, we entered into an amended and restated credit facility (the “Credit Facility”) with Deutsche Bank Trust Company Americas, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other lenders. The Credit Facility replaces our prior credit facility and provides aggregate revolving loan commitments in the amount of $575 million with an option to increase the amount of the facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the Credit Facility, commits to be a lender for such amount. The Credit Facility also includes subcommitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to our Canadian subsidiaries in

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Canadian Dollars in an aggregate amount of $150 million. The Credit Facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. Interest on borrowings under the Credit Facility will be calculated based on a spread over LIBOR ranging from 2.00% to 3.75%. The rate will vary based on our leverage ratio. We are required to pay a quarterly commitment fee that will vary based on the amount of unused capacity under the Credit Facility. Currently, the commitment fee is .55% on an annual basis. As of September 10, 2004, we have not drawn on the Credit Facility.

On August 4, 2004, we issued $350 million of 7% Series L senior notes and received net proceeds of $345 million after discounts, underwriting fees and expenses. The Series L senior notes mature on August 15, 2012 and are equal in right of payment with all of our other senior indebtedness. Interest is payable semiannually in arrears on February 15 and August 15 of each year beginning on February 15, 2005.

On September 2, 2004, we used the net proceeds from the issuance of the Series L senior notes and available cash to redeem $336 million of our 7 7/8% Series B senior notes, which were scheduled to mature in 2008. The terms of the senior notes required that we pay the holders a premium (2.657% based on the date of redemption), in exchange for the right to retire this debt in advance of its maturity date. We recorded a loss on the retirement of our Series B senior notes, which has been included in interest expense on our consolidated statement of operations, in the third quarter of approximately $12.9 million on the early extinguishment of debt, which includes the premium and the acceleration of the related discount and deferred financing costs.

5. Preferred OP Unit Redemption

On August 3, 2004, we used the net proceeds from the issuance of the Class E preferred units along with available cash to redeem all 4.16 million units of the outstanding 10% Class A preferred units at a redemption price of $25.00 per unit plus distributions accrued to that date. On July 31, 2003, the Securities and Exchange Commission (“SEC”) issued a clarification of Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” Topic D-42 provides, among other things, that any excess of the fair value of the consideration transferred to the holders of preferred units redeemed over the carrying amount of the preferred unit should be subtracted from net earnings to determine net earnings available to common unitholders in the calculation of earnings per unit. The SEC’s clarification of the guidance in Topic D-42 provides that the carrying amount of the preferred unit should be reduced by the related original issuance costs.

When we redeemed the Class A preferred units, the fair value (which was equal to the redemption price and par value) exceeded the carrying value of the preferred units by approximately $4 million. The $4 million represented the original issuance costs. Accordingly, this amount has been reflected in the determination of net loss available to common unitholders for the purpose of calculating our basic and diluted earnings (loss) per unit.

6. OP Unit Distributions

On September 8, 2004, Host Marriott’s Board of Directors declared a cash distribution of $0.05 per unit for our OP units. The distribution will be paid on December 20, 2004 to unitholders of record as of November 30, 2004.

In addition, on September 8, 2004, Host Marriott’s Board of Directors declared a quarterly distribution of $0.625 per unit for our Class B and C preferred units and a distribution of $0.5546875 for our Class E preferred units. The third quarter distributions were paid on October 15, 2004 to unitholders of record as of September 30, 2004. Also, on August 3, 2004, we paid $0.125 per unit of Class A preferred units for distributions accrued from July 15, 2004 to their redemption date of August 3, 2004.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

7. Geographic Information

We consider each one of our full-service hotels to be an operating segment, none of which meets the threshold for a reportable segment. We also allocate resources and assess operating performance based on individual hotels. All of our non-full-service hotel activities (primarily our limited-service leased hotels and office buildings) are immaterial. Accordingly, we report one business segment, hotel ownership. As of September 10, 2004, our foreign operations consist of four properties located in Canada and one property located in Mexico. There were no intercompany sales between our domestic properties and our foreign properties. The following table presents revenues for each of the geographical areas in which we operate:

	Year-to-date ended
	September 10, 2004	September 12, 2003
	(in millions)
United States	$2,466	$2,251
Canada	57	43
Mexico	17	30

Total revenue	$2,540	$2,324

8. Comprehensive Income (Loss)

Our other comprehensive income (loss) consists of unrealized gains and losses on foreign currency translation adjustments, changes in the fair value of the currency forward contracts and the receipt of cash from HMS Host Corporation, or HM Services, subsequent to the exercise of the options held by certain former and current employees of Marriott International, pursuant to our distribution agreement with HM Services.

	Year-to-date ended
	September 10, 2004	September 12, 2003
	(in millions)
Net loss	$(66)	$(151)
Other comprehensive income (loss)	—	9

Comprehensive loss	$(66)	$(142)

9. Dispositions

We sold seven hotels during the first two quarters of 2004, (the Atlanta Marriott Northwest, the Detroit Romulus Marriott, the Detroit Marriott Southfield, the Atlanta Marriott Norcross, the Fullerton Marriott, the Mexico City Airport Marriott and Dallas/Fort Worth Airport Marriott) for net proceeds of approximately $155 million. The following table summarizes the revenues, income before taxes, and the gain on disposal, net of tax, of the hotels which have been reclassified to discontinued operations in the consolidated statements of operations for the periods presented, including the operations of eight additional hotels through the date of their disposition in 2003.

	Year-to-date ended
	September 10, 2004	September 12, 2003
	(in millions)
Revenues	$16	$120
Income before taxes	2	12
Gain (loss) on disposals, net of tax	20	—
Net income (loss)	21	12

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

10. Acquisitions

On July 15, 2004, we acquired the 450-suite Fairmont Kea Lani Maui for approximately $355 million. The effect of the purchase of the hotel has been deemed not significant and, therefore, no pro forma statements of operations have been presented. During the quarter, we also purchased a retail building adjacent to one of our hotels and the land under the JW Marriott Hotel Lenox in Atlanta, which we previously leased, for a combined total of approximately $30 million.

11. Subsequent Event

On September 22, 2004, we acquired the 270-suite Scottsdale Marriott at McDowell Mountains for a purchase price of approximately $58 million, including the assumption of approximately $34 million of mortgage debt on the hotel.

12. Supplemental Guarantor and Non-Guarantor Subsidiary Information

All of our subsidiaries guarantee our senior notes except those owning 62 of the full-service hotels and HMH HPT RIBM LLC and HMH HPT CBM LLC, the lessees of the Residence Inn and Courtyard properties, respectively. The separate financial statements of each guaranteeing subsidiary (each, a “Guarantor Subsidiary”) are not presented because we have concluded that such financial statements are not material to investors. The guarantee of each Guarantor Subsidiary is full and unconditional and joint and several and each Guarantor Subsidiary is wholly owned.

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

The following condensed combined consolidating information sets forth the financial position as of September 10, 2004, results of operations for the year-to-date ended September 10, 2004 and September 12, 2003 and cash flows year-to-date ended September 10, 2004 and September 12, 2003 of the parent, Guarantor Subsidiaries and the Non-Guarantor Subsidiaries:

Supplemental Condensed Combined Consolidating Balance Sheet

(in millions)

September 10, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Property and equipment, net	$1,273	$2,750	$3,370	$—	$7,393
Notes and other receivables	642	35	97	(720)	54
Due from managers	—	—	64	—	64
Investments in affiliate	2,693	1,823	66	(4,521)	61
Rent receivable	(5)	17	73	(85)	—
Deferred financing costs, net	52	2	21	—	75
Furniture, fixtures and equipment replacement fund	28	31	90	—	149
Other	163	12	71	(121)	125
Restricted cash	4	6	116	—	126
Cash and cash equivalents	199	9	109	—	317

Total assets	$5,049	$4,685	$4,077	$(5,447)	$8,364

Debt	$2,691	$1,467	$2,041	$(635)	$5,564
Other liabilities	77	187	463	(452)	275

Total liabilities	2,768	1,654	2,504	(1,087)	5,839
Minority interests	3	—	84	—	87
Limited partner interest of third parties at redemption value	305	—	—	—	305
Partner’s capital	1,973	3,031	1,489	(4,360)	2,133

Total liabilities and partner’s capital	$5,049	$4,685	$4,077	$(5,447)	$8,364

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Supplemental Condensed Combined Statements of Operations

(in millions)

Year-to-date ended September 10, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$56	$200	$2,485	$(201)	$2,540
Depreciation and amortization	(38)	(98)	(114)	—	(250)
Hotel operating expenses	(45)	—	(1,724)	—	(1,769)
Other property-level expenses	(31)	(64)	(116)	—	(211)
Rental expense	—	—	(362)	362	—
Interest expense	(167)	(91)	(130)	31	(357)
Interest income	25	11	3	(31)	8
Corporate and other expenses	(9)	(15)	(19)	—	(43)
Net gains on property transactions	—	—	10	—	10
Loss on foreign currency and derivative contracts	—	(1)	(1)	—	(2)
Minority interest expense	(1)	—	(2)	—	(3)
Equity in earnings (losses) of affiliates	(29)	(44)	(14)	75	(12)

Income (loss) before income taxes	(239)	(102)	16	236	(89)
Benefit (provision) for income taxes	(6)	—	8	—	2

INCOME (LOSS) FROM CONTINUING OPERATIONS	(245)	(102)	24	236	(87)
Income from discontinued operations	18	3	—	—	21

NET INCOME (LOSS)	$(227)	$(99)	$24	$236	$(66)

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Supplemental Condensed Combined Statements of Operations

(in millions)

Year-to-date ended September 12, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES	$69	$187	$2,258	$(190)	$2,324
Depreciation and amortization	(31)	(93)	(123)	—	(247)
Hotel operating expenses	—	—	(1,618)	—	(1,618)
Other property-level expenses	(37)	(62)	(116)	—	(215)
Rental expense	—	—	(352)	352	—
Interest expense	(179)	(98)	(108)	38	(347)
Interest income	29	12	4	(38)	7
Corporate and other expenses	(8)	(13)	(18)	—	(39)
Net gains on property transactions	—	1	3	—	4
Loss on foreign currency and derivative contracts	(2)	—	—	—	(2)
Minority interest expense	—	—	(3)	—	(3)
Equity in losses of affiliates	(136)	(76)	(14)	213	(13)

Loss before income taxes	(295)	(142)	(87)	375	(149)
Benefit for income taxes	—	—	10	—	10

LOSS FROM CONTINUING OPERATIONS	(295)	(142)	(77)	375	(139)
Income from discontinued operations	6	5	1	—	12

LOSS BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	(289)	(137)	(76)	375	(127)
Cumulative effect of adoption of SFAS No. 150	(24)	—	—	—	(24)

NET LOSS	$(313)	$(137)	$(76)	$375	$(151)

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Supplemental Condensed Combined Statements of Cash Flows

(in millions)

Year-to-date September 10, 2004

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$69	$41	$83	$193

INVESTING ACTIVITIES
Acquisitions	—	(474)	—	(474)
Deposits for hotel acquisitions	(3)	—	—	(3)
Proceeds from sale of assets, net	93	35	27	155
Distributions received from equity investments	—	1	—	1
Capital expenditures	(43)	(46)	(64)	(153)

Cash provided by (used in) investing activities	47	(484)	(37)	(474)

FINANCING ACTIVITIES
Issuance of debt, net of financing costs	822	—	—	822
Issuance of OP units	301	—	—	301
Issuance of preferred units	98	—	—	98
Redemption of preferred units	(104)	—	—	(104)
Scheduled principal repayments	(1)	(8)	(34)	(43)
Debt prepayments	(1,113)	(45)	(38)	(1,196)
Distributions on preferred units	29	—	—	29
Distributions to minority interests	—	—	(5)	(5)
Change in restricted cash	12	7	(29)	(10)
Transfers to/from Parent	(463)	477	(14)	—

Cash provided by (used in) financing activities	(419)	431	(120)	(108)

DECREASE IN CASH AND CASH EQUIVALENTS	$(303)	$(12)	$(74)	$(389)

Notes to Condensed Consolidated Financial Statements—(Continued)

(Unaudited)

Supplemental Condensed Combined Statements of Cash Flows

(in millions)

Year-to-date September 12, 2003

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
OPERATING ACTIVITIES
Cash provided by operations	$21	$66	$67	$154

INVESTING ACTIVITIES
Acquisitions	—	—	(3)	(3)
Proceeds from sale of assets, net	16	76	—	92
Distributions received from equity investments	—	1	2	3
Capital expenditures	(16)	(53)	(59)	(128)

Cash provided by (used in) investing activities	—	24	(60)	(36)

FINANCING ACTIVITIES
Issuance of debt, net of financing costs	—	—	85	85
Issuance of OP units	251	—	—	251
Scheduled principal repayments	—	(6)	(31)	(37)
Debt prepayments	(174)	(24)	—	(198)
Distributions on preferred units	(27)	—	—	(27)
Distributions to minority interests	—	—	(5)	(5)
Change in restricted cash	11	(5)	(7)	(1)
Transfers to/from Parent	105	(53)	(52)	—

Cash provided by (used in) financing activities	166	(88)	(10)	68

INCREASE IN CASH AND CASH EQUIVALENTS	$187	$2	$(3)	$186

PROSPECTUS

Host Marriott, L.P.

Offer to Exchange

up to

$350,000,000

of

7% Series M Senior Notes due

2012, which have been

registered under the

Securities Act

for up to

$350,000,000

of outstanding

7% Series L Senior Notes

due 2012

January 26, 2005